Exhibit (a)(1)(H)
AMENDED AND RESTATED OFFER TO PURCHASE FOR CASH

All Outstanding Common Shares
and
All Outstanding American Depositary Shares, each representing one Common Share, of

Olink Holding AB (publ)
at
$26.00 per Common Share or ADS
by
Orion Acquisition AB
a direct, wholly owned subsidiary of
Thermo Fisher Scientific Inc.
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 6:00 P.M., NEW YORK
TIME, ON NOVEMBER 30, 2023, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.
Orion Acquisition AB, Reg. No. 559452-7433, a private limited liability company organized under the laws of Sweden (“Buyer”) and a direct, wholly owned subsidiary of Thermo Fisher Scientific Inc., a Delaware corporation (“Parent”), hereby offers to purchase all of the outstanding common shares, quota value SEK 2.431906612623020 per share (the “Shares”), and all of the outstanding American Depositary Shares, each representing one Share (the “ADSs” and, together with the Shares, the “Offer Securities”) of Olink Holding AB (publ), a public limited liability company organized under the laws of Sweden (“Olink” or the “Company”), upon the terms and subject to the conditions set forth in this Amended and Restated Offer to Purchase, dated November 30, 2023 (this “Offer to Purchase”) and in the related Letter of Transmittal for ADSs (the “ADS Letter of Transmittal”) and Acceptance Form for Shares (the “Acceptance Form for Shares” which, together with this Offer to Purchase, the ADS Letter of Transmittal and other related materials, as each may be amended or supplemented from time to time, collectively constitute the “Offer”). On November 2, 2023, a name change of Buyer from Goldcup 33985 AB to Orion Acquisition AB was registered at the Swedish Companies Registration Office.
The Offer is being made pursuant to the Purchase Agreement, dated as of October 17, 2023 (as it may be amended from time to time, the “Purchase Agreement”), by and between Parent and Olink. Parent was incorporated in 1956, and shares of its common stock are listed on the New York Stock Exchange under the symbol “TMO”. Olink was founded in 2016, and ADSs representing its Shares are listed on the NASDAQ Global Market (“Nasdaq”) under the symbol “OLK”.
The Offer Consideration for each outstanding Share and ADS validly tendered in accordance with the terms and conditions of the Offer is $26.00 per Share (that is not represented by an ADS) or $26.00 per ADS, as applicable, in cash (the “Offer Consideration”).
For the avoidance of doubt, holders of ADSs who validly tender their ADSs in accordance with the terms and conditions of the Offer will not be entitled to any consideration for their ADSs (including the Shares underlying such ADSs) other than the Offer Consideration, and such Shares underlying the ADSs will not be entitled to any additional consideration.
The initial acceptance period for the Offer (the “Offer Period”) will commence on October 31, 2023 and expire at 6:00 p.m., New York time, on November 30, 2023, unless the Offer Period is extended (the end of the Offer Period, as extended, the “Expiration Time”). If any of the conditions to Closing (as defined below) (including the Regulatory Condition (as defined below)) is not satisfied as of the Expiration Time (other than the Minimum Tender Condition (as defined below)), the Buyer is required under the Purchase Agreement to continually extend the Offer to permit such conditions to be satisfied. If all conditions to Closing, other than the Minimum Tender Condition (as defined
i

below) or the Offer Condition in paragraph 2(d) of Annex I of the Purchase Agreement, are satisfied, Olink may require Buyer to make no more than three extensions to permit the satisfaction of the Minimum Tender Condition. However, in no event will Buyer be required to extend the Offer to a date later than the Outside Date (as defined below), as such Outside Date may be extended pursuant to the terms of the Purchase Agreement as described in more detail in Section 1—“Terms of the Offer”. Buyer may, or may be required pursuant to the Purchase Agreement to, extend the Offer Period in other circumstances, as described in more detail in Section 1—“Terms of the Offer”.
The completion of the Offer is subject to the satisfaction of the conditions described below and under Section 16—“Conditions to the Offer” of this Offer to Purchase. The Offer is not subject to a financing condition. Buyer reserves the right to waive any or all of the conditions to completion of the Offer, subject to compliance with applicable law.
If the Offer is consummated and all Offer Securities validly tendered and not properly withdrawn have been transferred to Buyer (the time at which Buyer pays (by delivery of funds to the Tender Agents (as defined below)) for all Offer Securities validly tendered and not properly withdrawn, the “Closing”, and the date of each such transfer, a “Closing Date”), and Buyer has acquired more than 90% of all outstanding Offer Securities, Parent and Buyer will effectuate, or cause to be effectuated, the commencement and consummation by Buyer of compulsory redemption proceedings to redeem the remaining outstanding Shares in accordance with the Swedish Companies Act (such proceedings, the “Compulsory Redemption”).
As part of the transaction, Knilo InvestCo AS, Olink’s largest shareholder (the “Majority Owner”) (whose sole shareholder, indirectly through intermediary funds and coinvestment entities, is Summa Equity AB), certain members of the board of directors of Olink (the “Olink Board”) and its management and certain other Olink shareholders, in the aggregate holding approximately 66% of the outstanding Offer Securities as of October 17, 2023, have entered into a tender and support agreement (the “Support Agreement”) with Parent pursuant to which such shareholders have agreed, among other things, subject to the terms and conditions of the Support Agreement, to tender their Shares or ADSs, as applicable, into the tender offer. In addition, the Support Agreement requires the Majority Owner to take all actions reasonably requested by Parent to effect its right to cause the shareholders party to that certain Shareholder Agreement, dated as of March 24, 2021, by and among the Majority Owner, Olink and certain other shareholders (the “Shareholder Agreement”), to transfer their Offer Securities to Buyer in accordance with the terms of such agreement (the “Drag-Along”). Pursuant to the Support Agreement, Parent has the right to elect that a Supporting Shareholder (as defined below) withdraw the Shares and ADSs held by such Supporting Shareholder from the Offer (a “Parent Withdrawal Election”) and transfer such Shares and ADSs held by it directly to Buyer at a fixed price of $26.00 per Share or ADS, subject to the terms and conditions of the Support Agreement. Regardless of whether the Offer is consummated, Parent may, but is not required to, (i) exercise the Parent Withdrawal Election at any time prior to the expiration of the Offer and (ii) deliver a notice to each Supporting Shareholder within fifteen (15) days following the Expiration Time or termination of the Offer notifying such Supporting Shareholder that Parent is exercising Parent’s right to purchase such Supporting Shareholder’s Shares or ADSs pursuant to the Support Agreement (the “Purchase Notice”). Any such exercise by Parent of its right to cause the transfer of such Shares and ADSs directly to Buyer outside of the Offer pursuant to the Support Agreement during the pendency of the Offer is subject to compliance with Rule 14e-5(b)(12) of the Exchange Act and would not change the Offer Consideration paid for Offer Securities validly tendered and not properly withdrawn in the Offer. The Support Agreement survives the termination of the Purchase Agreement in certain circumstances, including if the Purchase Agreement is terminated by Olink to enter into a definitive agreement with respect to a Superior Proposal (as defined in Section 12—“Transaction Agreements—The Purchase Agreement”) or by Parent in the event of a change in the Olink Board’s recommendation for the Offer in accordance with the Purchase Agreement. The terms of the Support Agreement are described in more detail in Section 12—“The Transaction Agreement—The Support Agreement” in this Offer to Purchase. Additionally, Olink’s chief executive officer, Jon Heimer, acting in his capacity as a shareholder of Olink holding approximately 2.4% of outstanding Offer Securities as of October 17, 2023, has entered into a transfer restriction agreement (the “Transfer Restriction Agreement”) pursuant to which he has agreed, among other things, not to directly or indirectly offer, transfer or sell his Shares, except pursuant to the Offer or in other limited circumstances as described in such agreement. Mr. Heimer is party to the Shareholder Agreement and the Offer Securities he holds are subject to the Drag-Along. The terms of the Transfer Restriction Agreement are described in more detail in Section 12—“The Transaction Agreement—The Transfer Restriction Agreement” in this Offer to Purchase.

The obligation of Buyer to accept for payment, or, subject to any applicable rules and regulations of the Securities and Exchange Commission (“SEC”), including Rule 14e-l(c) under the Securities Exchange Act of 1934 (the “Exchange Act”) (relating to Buyer’s obligation to pay for or return tendered Offer Securities promptly after the termination or withdrawal of the Offer) pay for, Offer Securities validly tendered (and not properly withdrawn) pursuant to the Offer is conditioned upon, among other things, (i) there having been validly tendered in accordance with the terms of the Offer, and not properly withdrawn, a number of Offer Securities that, together with the Offer Securities then owned by Buyer or its affiliates and the Offer Securities that will be transferred to Buyer pursuant to the Support Agreement at the Offer closing, represents at least one Share more than 90% of the issued and outstanding Shares (excluding any Shares held in treasury by Olink or owned by any of Olink’s subsidiaries) immediately prior to the Expiration Time (the “Minimum Tender Condition”), provided that Buyer has the right, but not the obligation, to waive or change the Minimum Tender Condition to a percentage that is no lower than 51% of the issued and outstanding Shares (excluding any Shares held in treasury by Olink or owned by any of Olink’s subsidiaries); (ii) the expiration of the waiting period (and any extension thereof) under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, and the receipt of other required approvals and clearances under the applicable antitrust laws and certain foreign investment laws, as described in more detail in Section 16—“Conditions to the Offer”; (iii) the absence of any judgment, injunction, rule, order or decree (whether temporary, preliminary or permanent) entered, enacted, promulgated, enforced or issued by any court or Governmental Body (as defined in in the section of the Offer to Purchase entitled “Summary Term Sheet”) of competent jurisdiction or voluntary timing agreement with a Governmental Body, in each case, that is then in effect that prohibits, renders illegal or enjoins, the consummation of the Offer or imposes a Remedy Action (as defined in Section 12—“Transaction Agreements—The Purchase Agreement”) that is not a Permitted Remedy Action (as defined in Section 12—“Transaction Agreements—The Purchase Agreement”) under the Purchase Agreement, or any pending action by any applicable Governmental Body that challenges or seeks to make illegal, prohibits or otherwise prevents the consummation of the Offer or the acquisition of Offer Securities by Parent or Buyer under any applicable antitrust and foreign investment laws or to impose a Remedy Action that is not a Permitted Remedy Action; (iv) the compliance and performance of Olink in all material respects with all of its agreements and covenants required to be performed or complied with by it under the Purchase Agreement on or before the time Buyer accepts Offer Securities for purchase pursuant to the Offer, as applicable; (v) the accuracy of representations and warranties made by Olink in the Purchase Agreement, subject to the materiality and other qualifications set forth in the Purchase Agreement, as described in more detail in Section 16—“Conditions to the Offer”; (vi) the absence, since the date of the Purchase Agreement, of a change, effect, event, inaccuracy, occurrence or other matter that has had a Company Material Adverse Effect (as defined in the Purchase Agreement and as described in more detail in Section 12—“The Transaction Agreements—The Purchase Agreement), which is ongoing as of the Expiration Time; and (vii) the Purchase Agreement has not been terminated pursuant to its terms. The conditions to the Offer are described in more detail in Section 16—“Conditions to the Offer” in this Offer to Purchase.
After careful consideration, the Olink Board, among the members of the Olink Board present at such meeting, has unanimously (i) determined that, on the terms and subject to the conditions set forth in the Purchase Agreement, the Purchase Agreement and the transactions pursuant to the Purchase Agreement are in the best interests of Olink and its shareholders, (ii) approved the terms and conditions of the Purchase Agreement and the transactions pursuant to the Purchase Agreement, the execution and delivery of the Purchase Agreement, the performance of Olink’s obligations under the Purchase Agreement and the consummation of the transactions pursuant to the Purchase Agreement, (iii) resolved, on the terms and subject to the conditions set forth in the Purchase Agreement, to support the Offer and recommend acceptance of the Offer by Olink's shareholders and (iv) authorized the treatment of Olink’s equity awards (the “Equity Award Treatment”) as set forth in the Purchase Agreement.
THE MEMBERS OF THE OLINK BOARD PRESENT AT SUCH MEETING UNANIMOUSLY RECOMMEND THAT YOU TENDER ALL OF YOUR OFFER SECURITIES TO BUYER PURSUANT TO THE OFFER.
The information on these front pages should be read in conjunction with, and is qualified in its entirety by, the more detailed information in this Offer to Purchase, in particular Section 1—“Terms of the Offer”. You should carefully read this entire Offer to Purchase, the Acceptance Form for Shares and if you hold ADSs, the related ADS Letter of Transmittal before deciding whether to tender your Shares and ADSs in the Offer.
To the extent permissible under Rule 14e-5 of the Exchange Act and any other applicable law or regulation, Buyer and its respective affiliates and brokers (acting as agents) may from time to time make certain purchases of, or arrangements to purchase, directly or indirectly, Offer Securities or any securities that are immediately convertible into, exchangeable for, or exercisable for, Offer Securities outside of the United States, other than pursuant to the Offer, before, during or after the period during which the Offer remains open for acceptance. These purchases may occur either in the open market at prevailing prices, in private transactions at negotiated prices or pursuant to the Support Agreement in the event Parent determines it is necessary to exercise its related rights thereunder to purchase Offer Securities at a fixed price of $26.00 per share or ADS, in each case, outside of the United States. This information will be disclosed in the U.S. through the Schedule TO or any amendment thereto filed with the SEC, and available for free at the SEC’s website at www.sec.gov.
THIS OFFER IS BEING MADE TO ALL HOLDERS OF OFFER SECURITIES. THIS OFFER TO PURCHASE AND RELATED MATERIALS, INCLUDING THE ADS LETTER OF TRANSMITTAL AND ACCEPTANCE FORM FOR SHARES, WILL NOT AND MAY NOT BE DISTRIBUTED, FORWARDED OR TRANSMITTED INTO OR FROM ANY JURISDICTION WHERE PROHIBITED BY APPLICABLE LAW BY ANY MEANS WHATSOEVER INCLUDING, WITHOUT LIMITATION, MAIL, FACSIMILE TRANSMISSION, E-MAIL OR TELEPHONE. THE OFFER CANNOT BE ACCEPTED BY ANY SUCH USE, MEANS OR INSTRUMENTALITY OR FROM WITHIN ANY JURISDICTION WHERE PROHIBITED BY LAW.
THE OFFER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR THE COMPULSORY REDEMPTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE OR RELATED MATERIALS, INCLUDING THE ADS LETTER OF TRANSMITTAL AND ACCEPTANCE FORM FOR SHARES. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND A CRIMINAL OFFENSE.
This Offer to Purchase hereby amends and restates the Offer to Purchase, dated October 31, 2023, and filed with the SEC on such date (the “Original Offer to Purchase”). Except as otherwise set forth in this Offer to Purchase, the terms and conditions set forth in the Original Offer to Purchase are applicable in all respects to the Offer. Where the information in the Original Offer to Purchase is in conflict with or is supplemented or replaced by information in this Offer to Purchase, the information provided in this Offer to Purchase governs.
November 30, 2023

FOR HOLDERS OF SHARES
If you desire to tender all or any portion of your Shares to Buyer pursuant to the Offer, you should either (a) as a nominee, custodian or directly registered shareholder, submit a properly completed and duly executed Acceptance Form for Shares to DNB Markets, a part of DNB Bank ASA, Sweden Branch, which is the tender agent and paying agent for the Offer with respect to the Shares (the “Share Tender Agent”) in accordance with its instructions and within the time limit set by the Share Tender Agent, which may be prior to the expiry of the Offer Period, or (b) as a nominee registered shareholder with a bank or nominee, follow the instructions by your bank or nominee for accepting the Offer and request that your broker, dealer, commercial bank, trust company, custodian or nominee effect the transaction for you. If you hold your Shares at a broker, dealer, commercial bank, trust company, custodian or other nominee, you must contact that institution in order to tender such Shares to Buyer pursuant to the Offer. Please note that the Offer must be accepted separately for each book-entry account. The Acceptance Form for Shares shall be submitted by directly registered shareholders in Euroclear and nominees to the Share Tender Agent so that it is received on or prior to the Expiration Time, subject to and in accordance with the instructions of the relevant account operator. See the procedures described in Section 3—“Procedures for Accepting the Offer and Tendering Offer Securities” for further information.
Questions and requests for assistance regarding the Offer or any of the terms thereof with respect to Shares and for additional copies of this Offer to Purchase, the ADS Letter of Transmittal, the Acceptance Form for Shares (including the instructions attached thereto) and other tender offer materials may be directed to Georgeson LLC, as information agent for the Offer (the “Information Agent”), at +1 866 821 2550 (U.S. toll-free), +1 781 222 0033 (outside U.S. & Canada) and +46 846 007 389 (Sweden) and via email at olink@georgeson.com. Copies of these materials may also be obtained at the website maintained by the SEC at www.sec.gov. You may contact your account operator, broker, dealer, commercial bank, trust company, custodian or other nominee for assistance.
FOR HOLDERS OF ADSs
If you are a registered holder of certificated ADSs evidenced by American Depositary Receipts (“ADRs”), you must properly complete and duly execute the enclosed ADS Letter of Transmittal, which is also available from the Information Agent, and all other documents required by the ADS Letter of Transmittal, and you should timely submit these documents bearing your original signature, together with your ADRs evidencing the ADSs that you wish to tender to the The Bank of New York Mellon, which is the tender agent for the Offer with respect to the ADSs (the “ADS Tender Agent”, and together with the Share Tender Agent, the “Tender Agents” and each a “Tender Agent”), at the address set forth on the back cover of this Offer to Purchase, such that the ADS Tender Agent receives these documents before the Expiration Time. Note that, in some circumstances, your signature on the ADS Letter of Transmittal or the signature of an endorser of the tendered ADRs must be guaranteed under the Securities Transfer Agents Medallion Program (STAMP), the NYSE Medallion Signature Program (SEMP) or the Stock Exchange Medallion Program (a signature guarantee of that kind, a “Medallion Guarantee”).
If you are a registered holder of uncertificated ADSs on the books of The Bank of New York Mellon, as depositary with respect to the ADS program (the “ADS Depositary”), you must properly complete and duly execute the enclosed ADS Letter of Transmittal, which is also available from the Information Agent, and deliver it bearing your original signature, together with all other documents required by the ADS Letter of Transmittal to the ADS Tender Agent, at the address set forth on the back cover of this Offer to Purchase, such that the ADS Tender Agent receives these documents before the Expiration Time. Note that, in some circumstances, your signature on the ADS Letter of Transmittal must be guaranteed by a Medallion Guarantee.
If you hold ADSs through a broker, dealer, commercial bank, trust company or other securities intermediary, you must contact such securities intermediary and have such securities intermediary tender your ADSs on your behalf through The Depository Trust Company (“DTC”). In order for a book-entry transfer to constitute a valid tender of your ADSs in the Offer, the ADSs must be tendered by your securities intermediary before the Expiration Time. Further, before the Expiration Time, the ADS Tender Agent must receive (a) a confirmation of such tender of the ADSs and (b) a message transmitted by DTC which forms part of a book-entry confirmation and states that DTC has received an express acknowledgment from the participant tendering the ADSs that are the subject of such book-entry confirmation stating that such participant has received, and agrees to be bound by, the terms of this Offer to Purchase and the ADS Letter of Transmittal, and that Buyer may enforce such agreement against such participant. DTC, participants in DTC and other securities intermediaries are likely to establish cut-off times and dates that are earlier than the Expiration Time for receipt of instructions to tender ADSs. Note that if your ADSs are held through a broker, dealer, commercial bank, trust company or other securities intermediary and such securities intermediary tenders your
v

ADSs as instructed by you, your securities intermediary may charge you a transaction or service fee. Holders of ADSs will bear any fees and expenses charged by the ADS Depositary under the ADS deposit agreement. You should consult your securities intermediary to determine the cut-off time and date applicable to you, and whether you will be charged any transaction or service fee.
Questions and requests for assistance regarding the Offer or any of the terms thereof with respect to ADSs and for additional copies of this Offer to Purchase, the ADS Letter of Transmittal, the Acceptance Form for Shares (including the instructions attached thereto) and other tender offer materials may be directed to Georgeson LLC at +1 866 821 2550 (U.S. toll-free), +1 781 222 0033 (outside U.S. & Canada) and +46 846 007 389 (Sweden) and via email at olink@georgeson.com. Copies of these materials may also be obtained at the website maintained by the SEC at www.sec.gov. You may contact your broker, dealer, commercial bank, trust company or other nominee for assistance.
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This Offer to Purchase will be available at the offices of Parent at 168 Third Avenue, Waltham, Massachusetts 02451 and at www.sec.gov.

FORWARD-LOOKING STATEMENTS
This Offer to Purchase includes “forward-looking statements”, including statements about the expected timing and completion of the Offer, and language indicating trends. Words such as “believes”, “anticipates”, “plans”, “expects”, “seeks”, “estimates”, and similar expressions are intended to identify forward-looking statements, but other statements that are not historical facts may also be deemed to be forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by forward-looking statements include risks and uncertainties relating to: the COVID-19 pandemic, the need to develop new products and adapt to significant technological change; implementation of strategies for improving growth; general economic conditions and related uncertainties; dependence on customers’ capital spending policies and government funding policies; the effect of economic and political conditions and exchange rate fluctuations on international operations; use and protection of intellectual property; the effect of changes in governmental regulations; any natural disaster, public health crisis or other catastrophic event; and the effect of laws and regulations governing government contracts, as well as the possibility that expected benefits related to recent or pending acquisitions, including the Offer and the other transactions contemplated by the Purchase Agreement, may not materialize as expected; the Offer and the other transactions contemplated by the Purchase Agreement not being timely completed, if completed at all; regulatory approvals required for the transaction not being timely obtained, if obtained at all, or being obtained subject to conditions; prior to the completion of the transaction, Olink’s business experiencing disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with employees, customers, licensees, other business partners or governmental entities; difficulty retaining key employees; the outcome of any legal proceedings related to the Offer and the other transactions contemplated by the Purchase Agreement; and the parties being unable to successfully implement integration strategies or to achieve expected synergies and operating efficiencies within the expected time frames or at all.
Additional important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in Parent’s Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q, which are on file with the SEC and available in the “Investors” section of Parent’s website, ir.thermofisher.com, under the heading “SEC Filings”, and in any subsequent documents Parent files or furnishes with the SEC, and in Olink’s Annual Report on Form 20-F and subsequent interim reports on Form 6-K, which are on file with the SEC and available in the “Investor Relations” section of Olink’s website, investors.olink.com/investor-relations, under the heading “SEC Filings”, and in any subsequent documents Olink files or furnishes with the SEC. While Parent or Olink may elect to update forward-looking statements at some point in the future, Parent and Olink specifically disclaim any obligation to do so, even if estimates change and, therefore, you should not rely on these forward-looking statements as representing either Parent’s or Olink’s views as of any date subsequent to today.

PERSONS RESPONSIBLE FOR THE OFFER TO PURCHASE
Buyer
Orion Acquisition AB
Address: Phadia AB, Rapsgatan 7P, Box 6460, 751 37 Uppsala, Sweden
The Board of Directors of Buyer
Anthony H. Smith
Bram Monster
Petrus van der Zande
The Executive Management of Buyer
N/A
Parent
Thermo Fisher Scientific Inc.
Address: 168 Third Avenue, Waltham, Massachusetts 02451 U.S.A.
The Board of Directors of the Parent
Marc N. Casper
Scott M. Sperling
Nelson J. Chai
Ruby R. Chandy
C. Martin Harris, MD
Tyler Jacks, PhD
Jennifer M. Johnson
R. Alexandra (Alex) Keith
James C. Mullen
Lars R. Sørensen
Debora L. Spar
Dion J. Weisler
The Executive Management of the Parent
Marc N. Casper
Stephen Williamson
Michel Lagarde
Gianluca Pettiti
Michael A. Boxer
Lisa P. Britt
Joseph R. Holmes

STATEMENT BY BUYER AND PARENT
This Offer to Purchase has been prepared by Parent and Buyer pursuant to the Exchange Act and rules and regulations promulgated thereunder for purposes of the Offer set out herein.
Each of Parent and Buyer represents that, to the best of its knowledge and understanding, the information contained in this Offer to Purchase is accurate and complete and no information has been omitted that is likely to affect the assessment of the merits of the Offer.
All information concerning Olink presented in this Offer to Purchase has been extracted from, and has been provided exclusively based upon, publicly available information. Consequently, Buyer does not accept any responsibility for such information, except for the accurate restatement of such information herein.
Waltham, MA, November 30, 2023
Thermo Fisher Scientific Inc.
ADVISORS AND SERVICE PROVIDERS OF PARENT AND BUYER
Legal advisors to Parent and Buyer in connection with the Offer
As to U.S. law: Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Ave. New York, NY 10019	As to Swedish law: Advokatfirman Vinge KB Smålandsgatan 20 SE-111 46 Stockholm, Sweden
Information Agent
Georgeson LLC
1290 Avenue of the Americas, 9th Floor
New York, NY 10104

Shareholders, Banks and Brokers May Call Toll-Free:
+1 866 821 2550
Outside U.S. & Canada
+1 781 222 0033
Sweden
+46 846 007 389
Email: olink@georgeson.com
Share Tender Agent
DNB Markets, a part of DNB Bank ASA, Sweden Branch
Regeringsgatan 59, 105 88
Stockholm, Sweden
ADS Tender Agent
The Bank of New York Mellon
Depositary Receipts
240 Greenwich Street
New York, New York 10286

IMPORTANT
If you desire to tender all or any portion of your Shares to Buyer pursuant to the Offer, you should either (a) as a nominee, custodian or directly registered shareholder, submit a properly completed and duly executed Acceptance Form for Shares to DNB Markets, a part of DNB Bank ASA, Sweden Branch, which is the tender agent and paying agent for the Offer with respect to the Shares (the “Share Tender Agent”) in accordance with its instructions and within the time limit set by the Share Tender Agent, which may be prior to the expiry of the Offer Period, or (b) as a nominee registered shareholder with a bank or nominee, follow the instructions by your bank or nominee for accepting the Offer and request that your broker, dealer, commercial bank, trust company, custodian or nominee effect the transaction for you. If you hold your Shares at a broker, dealer, commercial bank, trust company, custodian or other nominee, you must contact that institution in order to tender such Shares to Buyer pursuant to the Offer. Please note that the Offer must be accepted separately for each book-entry account. The Acceptance Form for Shares shall be submitted to the Share Tender Agent so that it is received on or prior to the Expiration Time, subject to and in accordance with the instructions of the relevant account operator. See the procedures described in Section 3—“Procedures for Accepting the Offer and Tendering Offer Securities” for further information.
If your shares are pledged, the pledgee may need to approve your acceptance of the Offer
If you are a registered holder of certificated ADSs evidenced by American Depositary Receipts (“ADRs”), you must properly complete and duly execute the enclosed ADS Letter of Transmittal, which is also available from the Information Agent, and all other documents required by the ADS Letter of Transmittal, and you should timely submit these documents bearing your original signature, together with your ADRs evidencing the ADSs that you wish to tender to the ADS Tender Agent, at the address set forth on the back cover of this Offer to Purchase, such that the ADS Tender Agent receives these documents before the Expiration Time. Note that, in some circumstances, your signature on the ADS Letter of Transmittal or the signature of an endorser of the tendered ADRs must be guaranteed under the Securities Transfer Agents Medallion Program (STAMP), the NYSE Medallion Signature Program (SEMP) or the Stock Exchange Medallion Program (a signature guarantee of that kind, a “Medallion Guarantee”).
If you are a registered holder of uncertificated ADSs on the books of the ADS Depositary, you must properly complete and duly execute the enclosed ADS Letter of Transmittal, which is also available from the Information Agent, and deliver it bearing your original signature, together with all other documents required by the ADS Letter of Transmittal to the ADS Tender Agent, at the address set forth on the back cover of this Offer to Purchase, such that the ADS Tender Agent receives these documents before the Expiration Time. Note that, in some circumstances, your signature on the ADS Letter of Transmittal must be guaranteed by a Medallion Guarantee.
If you hold ADSs through a broker, dealer, commercial bank, trust company or other securities intermediary, you must contact such securities intermediary and have such securities intermediary tender your ADSs on your behalf through DTC. In order for a book-entry transfer to constitute a valid tender of your ADSs in the Offer, the ADSs must be tendered by your securities intermediary before the Expiration Time. Further, before the Expiration Time, the ADS Tender Agent must receive (a) a confirmation of such tender of the ADSs and (b) a message transmitted by DTC which forms part of a book-entry confirmation and states that DTC has received an express acknowledgment from the participant tendering the ADSs that are the subject of such book-entry confirmation stating that such participant has received, and agrees to be bound by, the terms of this Offer to Purchase and the ADS Letter of Transmittal, and that Buyer may enforce such agreement against such participant. DTC, participants in DTC and other securities intermediaries are likely to establish cut-off times and dates that are earlier than the Expiration Time for receipt of instructions to tender ADSs. Note that if your ADSs are held through a broker, dealer, commercial bank, trust company or other securities intermediary and such securities intermediary tenders your ADSs as instructed by you, your securities intermediary may charge you a transaction or service fee. Holders of ADSs will bear any fees and expenses charged by the ADS Depositary under the ADS deposit agreement. You should consult your securities intermediary to determine the cut-off time and date applicable to you, and whether you will be charged any transaction or service fee.
THE ADS LETTER OF TRANSMITTAL, THE ACCEPTANCE FORM FOR SHARES, THE ADRs AND ANY OTHER REQUIRED DOCUMENTS MUST BE RECEIVED BY THE ADS TENDER AGENT OR THE SHARE TENDER AGENT, AS APPLICABLE, AT ONE OF ITS ADDRESSES SET FORTH ON THE BACK COVER OF THIS OFFER TO PURCHASE BEFORE THE EXPIRATION TIME.
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Questions and requests for assistance regarding the Offer or any of the terms thereof with respect to Offer Securities and for additional copies of this Offer to Purchase, the ADS Letter of Transmittal, the Acceptance Form for Shares (including the instructions attached thereto) and other tender offer materials may be directed to Georgeson LLC at +1 866 821 2550 (U.S. toll-free), +1 781 222 0033 (outside U.S. & Canada) and +46 846 007 389 (Sweden) and via email at olink@georgeson.com. Copies of these materials may also be obtained at the website maintained by the SEC at www.sec.gov. You may contact your broker, dealer, commercial bank, trust company or other nominee for assistance.
THIS OFFER TO PURCHASE AND THE RELATED ADS LETTER OF TRANSMITTAL AND ACCEPTANCE FORM FOR SHARES CONTAIN IMPORTANT INFORMATION AND YOU SHOULD READ ALL APPLICABLE DOCUMENTS CAREFULLY AND IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.
The Information Agent for the Offer is:

1290 Avenue of the Americas, 9th Floor
New York, NY 10104

Shareholders, Banks and Brokers
Call Toll Free:
+1 866 821 2550

Outside U.S. & Canada:
+1 781 222 0033

Sweden:
+46 846 007 389

Email: olink@georgeson.com

SUMMARY TERM SHEET
The information contained in this summary term sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in the remainder of this Amended and Restated Offer to Purchase (this “Offer to Purchase”), the ADS Letter of Transmittal, the Acceptance Form for Shares and other related materials (the Offer to Purchase, the ADS Letter of Transmittal, the Acceptance Form for Shares and such other related materials, as each may be amended or supplemented from time to time, collectively constitute the “Offer”). You are urged to read carefully this Offer to Purchase, the ADS Letter of Transmittal, the Acceptance Form for Shares and other related materials in their entirety. Thermo Fisher Scientific Inc. (“Parent”) and Orion Acquisition AB (“Buyer”) have included cross-references in this summary term sheet to other sections of this Offer to Purchase where you will find more complete descriptions of the topics mentioned below. Questions or requests for assistance may be directed to the call service of Georgeson LLC (the “Information Agent”) at the address and telephone number available on the back cover of this Offer to Purchase, as applicable. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to “we”, “our” or “us” refer to Parent and Buyer (as defined below). The information concerning Olink Holding AB (publ) (“Olink” or the “Company”) contained in this summary term sheet and elsewhere in this Offer to Purchase has been provided to Parent and Buyer by Olink or has been taken from or is based upon publicly available documents or records of Olink on file with the SEC or other public sources as of the date hereof. Parent and Buyer have not independently verified the accuracy and completeness of such information.
Securities Sought
Subject to certain conditions, including the satisfaction or waiver of the Minimum Tender Condition (as described herein) on the terms and conditions set forth in the Purchase Agreement, all outstanding Shares, quota value SEK 2.431906612623020 per share (the “Shares”), and all of the outstanding American Depositary Shares, each representing one Share (the “ADSs” and, together with the Shares, the “Offer Securities”), of Olink.

Price Offered Per Share and Per ADS	$26.00 per Share (that is not represented by an ADS) or $26.00 per ADS, as applicable, in cash.

Scheduled Expiration of Offer
Expiration of the Offer will occur at 6:00 p.m., New York time, on November 30, 2023, unless the Offer is extended or earlier terminated in accordance with the Purchase Agreement. Acceptance and payment for the Offer Securities is expected to occur on or about December 5, 2023, unless the Offer is extended pursuant to the terms of the Purchase Agreement. See Section 1—“Terms of the Offer”. If any of the conditions to Closing (including the Regulatory Condition (as defined below)) is not satisfied as of the Expiration Time (other than the Minimum Tender Condition), the Buyer is required under the Purchase Agreement to continually extend the Offer to permit such conditions to be satisfied, though in no event will the Buyer be required to extend the Offer to a date later than the Outside Date, as such Outside Date may be extended pursuant to the terms of the Purchase Agreement as described in more detail in Section 1—“Terms of the Offer”. Buyer may, or may be required pursuant to the Purchase Agreement to, extend the Offer Period in other circumstances, as described in more detail in Section 1—“Terms of the Offer”.

Buyer
Orion Acquisition AB, Reg. No. 559452-7433, a private limited liability company organized under the laws of Sweden and a direct, wholly owned subsidiary of Parent. On November 2, 2023, a name change of Buyer from Goldcup 33985 AB to Orion Acquisition AB was registered at the Swedish Companies Registration Office.

Olink Board Recommendation
The Olink Board, among the members of the Olink Board present at such meeting, has unanimously (i) determined that, on the terms and subject to the conditions set forth in the Purchase Agreement, the Purchase Agreement and the transactions pursuant to the Purchase Agreement are in the best interests of Olink and its shareholders, (ii) approved the terms and conditions of the Purchase Agreement and the transactions pursuant to the Purchase Agreement, the execution and delivery of the Purchase Agreement, the performance of Olink’s obligations under the Purchase Agreement and the consummation of the transactions pursuant to the Purchase Agreement, (iii) resolved, on the terms and subject to the conditions set forth in the Purchase Agreement, to support the Offer and recommend acceptance of the Offer by Olink's shareholders and (iv) authorized the treatment of Olink’s equity awards as set forth in the Purchase Agreement.

Who is offering to buy my Offer Securities?
Buyer, a direct, wholly owned subsidiary of Parent, is offering to purchase for cash all of the outstanding Offer Securities of Olink. Buyer is a private limited liability company organized under the laws of Sweden that was acquired for the sole purpose of making the Offer, beginning the process by which Buyer will acquire Olink and perform ancillary activities in connection with the Offer, and has conducted no business activities other than those related to the structuring and negotiation of the Offer. See the “Introduction” to this Offer to Purchase and Section 9—“Certain Information Concerning Parent and Buyer”.
How many Offer Securities are you seeking to purchase in the Offer?
We are offering to purchase all of the outstanding Offer Securities of Olink on the terms and subject to the conditions set forth in this Offer to Purchase. In this Offer to Purchase, we use the term “Offer” to refer to this tender offer.
See the “Introduction” to this Offer to Purchase and Section 1—“Terms of the Offer”.
Why are you making the Offer?
We are making the Offer because we want to acquire all outstanding equity interests of Olink. If the Offer is consummated such that the number of Offer Securities validly tendered (and not properly withdrawn) prior to the time that the Offer expires, together with (i) the Offer Securities then owned by Parent or its subsidiaries and (ii) the Offer Securities that will be transferred at the Closing to Buyer pursuant to the Support Agreement, represents at least one Share more than 90% of the total number of Shares outstanding at the time of the expiration of the Offer (the “Minimum Tender Condition”), Parent and Buyer intend to effectuate and cause to be effectuated, the commencement and consummation by Buyer of the procedures (including the appointment of arbitrators and the composition of an arbitration tribunal) set out in Chapter 22 of the Swedish Companies Act for the compulsory redemption of any outstanding Shares (the “Compulsory Redemption”) to accommodate 100% ownership in Olink by Buyer. If the Minimum Tender Condition is satisfied and was not previously reduced in accordance with the Purchase Agreement and after the time at which Buyer pays (by delivery of funds to the Tender Agents for the Offer) for all Offer Securities validly tendered and not properly withdrawn pursuant to the Offer as of the Acceptance Time (as defined below), Olink will be a direct, wholly owned subsidiary of Buyer and an indirect, wholly owned subsidiary of Parent. After the Closing (as defined below), if the Minimum Tender Condition is satisfied and was not previously reduced in accordance with the Purchase Agreement, we intend to cause the ADSs to be delisted from the NASDAQ Global Market and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
See Section 13—“Purpose of the Offer; Plans for Olink”.
How much are you offering to pay and what is the form of payment? Will I have to pay any fees or commissions?
We are offering to pay $26.00 per Share (that is not represented by an ADS) or $26.00 per ADS, as applicable, each in cash, without interest and subject to any applicable withholding taxes. If you are the record owner of your

Offer Securities and you directly tender your Offer Securities to us in the Offer, you will not have to pay brokerage fees, commissions or similar expenses. If you own your Offer Securities through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker or other nominee may charge you a fee for doing so. Holders of ADSs will bear any fees and expenses charged by the ADS Depositary under the ADS deposit agreement. You should consult your securities intermediary to determine the cut-off time and date applicable to you, and whether you will be charged any transaction or service fee.
See the “Introduction”, Section 1—“Terms of the Offer” and Section 2—“Acceptance for Payment and Payment for Offer Securities”.
Will there be any currency exchange effects on payment?
The Offer Consideration is in U.S. dollars. If you hold your Shares through a directly registered Euroclear account, you will receive the payment to the cash account that is linked to your securities account. If the receiving cash account is a normal SEK account or is otherwise not eligible to receive funds in U.S. dollars, the cash consideration will be subject to an automatic currency exchange from USD to the applicable currency. If you wish to receive the cash consideration in U.S. dollars and avoid the automatic currency exchange you must have a USD-eligible account with the same bank through which you hold your Shares and contact the Share Tender Agent with details related to your USD-eligible account. Please contact the Share Tender Agent at emissioner@dnb.se or +46 8 473 45 50. For further information, you may also contact the Information Agent at +1 866 821 2550 (U.S. toll-free), +1 781 222 0033 (outside U.S. & Canada) and +46 846 007 389 (Sweden) and via email at olink@georgeson.com.
Is there an agreement governing the Offer?
Yes. Parent and Olink have entered into a Purchase Agreement, dated as of October 17, 2023 (as it may be amended from time to time, the “Purchase Agreement”). The Purchase Agreement provides, among other things, for the terms and conditions of the Offer.
See Section 12—“The Transaction Agreements—The Purchase Agreement” and Section 16—“Conditions to the Offer”.
What are the classes and amounts of securities sought in the Offer?
We are offering to purchase all outstanding Shares at a purchase price of $26.00 per Share (that is not represented by an ADS) and all of the outstanding ADSs at a purchase price of $26.00 per ADS, each in cash, without interest and subject to any applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase.
See the “Introduction” to this Offer to Purchase and Section 1—“Terms of the Offer”.
Will you have the financial resources to make payment?
Yes. Neither the consummation of the Offer nor Compulsory Redemption is subject to any financing or funding condition. The total amount of funds estimated to be required by Buyer to consummate the Offer and purchase all outstanding Offer Securities in the Offer and to fund payments in respect of certain outstanding Olink Options and Olink RSUs (each as defined below) is approximately $3,239 million, excluding related fees and expenses. Parent and Buyer anticipate funding such cash requirements using Parent’s available cash on hand and may, in Parent’s sole discretion, draw down upon Parent’s existing debt facilities or enter into new debt arrangements.
See Section 10—“Source and Amount of Funds”.
Is your financial condition relevant to my decision to tender my Offer Securities pursuant to the Offer?
No. We do not think our financial condition is relevant to your decision whether to tender Offer Securities and accept the Offer because:
•	the Offer is being made for all issued and outstanding Offer Securities solely for cash;
•	the Offer is not subject to any financing or funding condition;

•	as of the Closing, Parent will have cash on hand or other sources of immediately available funds sufficient to purchase all Offer Securities tendered pursuant to the Offer; and
•
if upon consummation of the Offer, we acquire more than 90% of the outstanding Offer Securities, we will acquire all remaining Offer Securities for the same cash price in the Compulsory Redemption as was paid in the Offer (subject to the Arbitral Tribunal (as defined below) proceedings discussed in Section 17—“Certain Legal Matters; Regulatory Approvals—Compulsory Redemption”), subject to limited exceptions for Offer Securities held by Parent or us or any other direct or indirect, wholly owned subsidiary of Parent, Offer Securities held by Olink or Offer Securities transferred to Buyer pursuant to the Support Agreement, and Parent will have cash on hand or other sources of immediately available funds sufficient to pay for all such Offer Securities.

See Section 10—“Source and Amount of Funds”.
How long do I have to decide whether to tender my Shares pursuant to the Offer?
You will have until 6:00 p.m., New York time, on November 30, 2023, unless we extend the Offer pursuant to the Purchase Agreement or the Offer is earlier terminated pursuant to, and in accordance with, the Purchase Agreement. If you hold Offer Securities registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should be aware that such institutions may establish their own earlier deadline for tendering Offer Securities in the Offer. Please give your broker, dealer, commercial bank, trust company or other nominee instructions with sufficient time to permit such nominee to tender your Offer Securities by the Expiration Time.
The time of acceptance for payment of all Offer Securities validly tendered (and not properly withdrawn) in the Offer pursuant to and subject to the conditions of the Offer is referred to as the “Acceptance Time”. The time at which Buyer pays (by delivery of funds to the Tender Agents for the Offer) for all Offer Securities validly tendered and not properly withdrawn pursuant to the Offer as of the Acceptance Time is referred to as the “Closing”. The date on which the Closing occurs is referred to as the “Closing Date”.
See Section 1—“Terms of the Offer” and Section 3—“Procedures for Accepting the Offer and Tendering Offer Securities”.
Can the Offer be extended and under what circumstances?
Yes. The Offer and the Expiration Time can, and in certain circumstances, must, be extended beyond the initial Expiration Time in accordance with the Purchase Agreement. Any such extensions to the Offer will comply with Rule 14e-1 of the Exchange Act. We have agreed in the Purchase Agreement that Buyer shall extend the Offer for the minimum period as required by any rule, regulation, interpretation or position of the SEC, the staff thereof, or The NASDAQ Global Market (“Nasdaq”), as applicable to the Offer. Additionally, to the extent that any conditions to Closing (including the Regulatory Condition (as defined below)), other than the Minimum Tender Condition, have not been met as of the then-scheduled Expiration Time, Buyer is required under the Purchase Agreement to continually extend the Offer to permit such conditions to be satisfied. If all conditions to Closing other than the Minimum Tender Condition are satisfied, the Buyer may continually extend the Offer, and the Company may require Buyer to make up to three extensions, to permit the satisfaction of the Minimum Tender Condition. However, in no event will Buyer be required to extend the Offer to a date later than the Outside Date, as such Outside Date may be extended pursuant to the terms of the Purchase Agreement as described in more detail in Section 1—“Terms of the Offer”. Buyer may also extend the Offer to such other date and time as may be mutually agreed by Parent and Olink in writing. Applicable Swedish law does not impose any limits on the duration of the Offer (including with respect to the number or duration of any extensions with respect thereto).
How will I be notified if the Offer is extended?
If we extend the Offer, we will inform The Bank of New York Mellon, which is the ADS Tender Agent for the Offer with respect to ADSs, and DNB Markets, a part of DNB Bank ASA, Sweden Branch which is the Share Tender Agent for the Offer with respect to Shares, and will make a public announcement of the extension no later than 9:00 a.m., New York time, on the next business day after the previously scheduled Expiration Time.
See Section 1—“Terms of the Offer”.

What are the most significant conditions to the Offer?
The Offer is conditioned upon the satisfaction or waiver (to the extent permitted by the Purchase Agreement) of the following conditions (collectively, the “Offer Conditions”):
•	satisfaction of the Minimum Tender Condition;
•
expiration or termination of any waiting period (or any extension thereof) applicable to the Offer under any antitrust law in Germany, Iceland and the United States and any other antitrust law in a competent jurisdiction that is or becomes applicable to the Offer, as determined in accordance with the Purchase Agreement (each, an “Applicable Antitrust Law”), or any foreign investment law in a competent jurisdiction that is or becomes applicable to the Offer, as determined in accordance with the Purchase Agreement (each an “Applicable Foreign Investment Law”, and together with the Applicable Antitrust Laws, the “Applicable Regulatory Laws”), and obtaining of any relevant approvals, consents or waivers pursuant to the Applicable Regulatory Laws specified in the Purchase Agreement (the “Regulatory Condition”);

•
the absence of any judgment, injunction, rule, order or decree (whether temporary, preliminary or permanent) entered, enacted, promulgated, enforced or issued by any court or Governmental Body (as defined in Section 12—“Transaction Agreements—The Purchase Agreement”) of competent jurisdiction or voluntary timing agreement with a Governmental Body, in each case, that is then in effect that prohibits, renders illegal or enjoins, the consummation of the Offer or imposes a Remedy Action (as defined in Section 12—“Transaction Agreements—The Purchase Agreement”) that is not a Permitted Remedy Action (as defined in Section 12—“Transaction Agreements—The Purchase Agreement”) under the Purchase Agreement, or any pending action by any applicable Governmental Body that challenges or seeks to make illegal, prohibits or otherwise prevents the consummation of the Offer or the acquisition of Offer Securities by Parent or Buyer under any Applicable Regulatory Law or to impose a Remedy Action that is not a Permitted Remedy Action;

•
the compliance and performance of Olink in all material respects with all of its agreements and covenants required to be performed or complied with by it under the Purchase Agreement on or before the Acceptance Time;

•
specified representations and warranties of Olink with respect to the absence of any event, circumstance, occurrence, effect, fact, development or change that has had, individually or in the aggregate, a Company Material Adverse Effect must have been true and correct in all respects as of the date of the Purchase Agreement;

•
specified representations and warranties of Olink with respect to its capitalization must have been true and correct in all respects, except for de minimis inaccuracies, in each case as of the date of the Purchase Agreement and as of the Expiration Time as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case on and as of such earlier date);

•
specified representations and warranties of Olink with respect to its corporate organization, authorization, capitalization, subsidiaries, no breach, brokerage and opinions, must have been true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) in all material respects, in each case as of the date of the Purchase Agreement and as of the Expiration Time as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case on and as of such earlier date);

•
all other representations and warranties of Olink contained in the Purchase Agreement must have been true and correct as of the date of the Purchase Agreement and as of the Expiration Time as though made on and as of such date (except to the extent such representation and warranty expressly speaks as of an earlier date and time, in which case on and as of such earlier date) except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect”) has not had a Company Material Adverse Effect (as defined in the Purchase Agreement and as described in more detail in Section 12—“The Transaction Agreements—The Purchase Agreement”);

•
delivery to Parent of a certificate dated as of the Expiration Time signed on behalf of the Company by the chief executive or financial officer of the Company to the effect that the conditions set forth in the preceding five paragraphs have been satisfied as of the Expiration Time;

•
that since the date of the Purchase Agreement there has not occurred any change, effect, event, inaccuracy, occurrence or other matter that has had a Company Material Adverse Effect (as defined in the Purchase Agreement and as described in more detail in Section 12—“ The Transaction Agreements—The Purchase Agreement”), which is ongoing as of the Expiration Time (the “MAE Condition”); and

•	that the Purchase Agreement has not been terminated pursuant to its terms and as described in more detail in Section 12— “The Transaction Agreements—The Purchase Agreement”.
See Section 16—“Conditions to the Offer”.
The foregoing conditions constitute all conditions that must be satisfied or waived (to the extent such waiver is permitted by applicable law and the terms of the Purchase Agreement) as of the Expiration Time to require Buyer to accept for payment and pay for Offer Securities validly tendered (and not properly withdrawn) as of the Expiration Time. Such conditions are subject to the rights of Parent and Buyer to extend, terminate, amend and/or modify the Offer pursuant to and in accordance with the Purchase Agreement.
Parent and Buyer expressly reserve the right to waive or make any other changes to the terms and conditions of the Offer, in accordance with the terms of the Purchase Agreement. However, without the prior written consent of Olink, we are not permitted to (i) waive or change the Minimum Tender Condition other than as set forth in the Purchase Agreement, (ii) decrease the Offer Consideration, (iii) change the form of consideration to be paid in the Offer, (iv) extend or otherwise change the Expiration Time, except as otherwise provided in the Purchase Agreement, (v) impose conditions to the Offer in addition to the Offer Conditions or (vi) amend or modify any of the Offer Conditions in a manner adverse to the holders of Offer Securities. Notwithstanding the foregoing, Buyer may, in its sole discretion, decrease the threshold percentage required to meet the Minimum Tender Condition to a percentage no lower than fifty-one percent (51%) of the issued and outstanding Shares (excluding any Shares held in treasury by the Company or owned by any of the Company’s subsidiaries). If Buyer elects, in its sole discretion, to reduce or waive the threshold percentage required to meet the Minimum Tender Condition, the Offer will remain open for at least five (5) business days following Buyer’s announcement of such reduction or waiver of the Minimum Tender Condition.
How do I tender my Offer Securities?
If you desire to tender all or any portion of your Shares to Buyer pursuant to the Offer, you should either (a) as a nominee, custodian or directly registered shareholder, submit a properly completed and duly executed Acceptance Form for Shares to DNB Markets, a part of DNB Bank ASA, Sweden Branch, which is the tender agent and paying agent for the Offer with respect to the Shares (the “Share Tender Agent”) in accordance with its instructions and within the time limit set by the Share Tender Agent, which may be prior to the expiry of the Offer Period, or (b) as a nominee registered shareholder with a bank or nominee, follow the instructions by your bank or nominee for accepting the Offer and request that your broker, dealer, commercial bank, trust company, custodian or nominee effect the transaction for you. If you hold your Shares at a broker, dealer, commercial bank, trust company, custodian or other nominee, you must contact that institution in order to tender such Shares to Buyer pursuant to the Offer. Please note that the Offer must be accepted separately for each book-entry account. The Acceptance Form for Shares shall be submitted to the Share Tender Agent so that it is received on or prior to the Expiration Time, subject to and in accordance with the instructions of the relevant account operator. See the procedures described in Section 3—“Procedures for Accepting the Offer and Tendering Offer Securities” for further information. Please contact Georgeson LLC, the Information Agent, at +1 866 821 2550 (U.S. toll-free), +1 781 222 0033 (outside U.S. & Canada) and +46 846 007 389 (Sweden) and via email at olink@georgeson.com.
If you are a registered holder of certificated ADSs evidenced by American Depositary Receipts (“ADRs”), you must properly complete and duly execute the enclosed ADS Letter of Transmittal, which is also available from the Information Agent, and all other documents required by the ADS Letter of Transmittal, and you should timely submit these documents bearing your original signature, together with your ADRs evidencing the ADSs that you wish to tender to the ADS Tender Agent, at the address set forth on the back cover of this Offer to Purchase, such that the ADS Tender Agent receives these documents before the Expiration Time. Note that, in some circumstances, your signature on the ADS Letter of Transmittal or the signature of an endorser of the tendered ADRs must be guaranteed under the Securities Transfer Agents Medallion Program (STAMP), the NYSE Medallion Signature Program (SEMP) or the Stock Exchange Medallion Program (a signature guarantee of that kind, a “Medallion Guarantee”).
If you are a registered holder of uncertificated ADSs on the books of the ADS Depositary, you must properly complete and duly execute the enclosed ADS Letter of Transmittal, which is also available from the Information Agent, and deliver it bearing your original signature, together with all other documents required by the ADS Letter of Transmittal to the ADS Tender Agent, at the address set forth on the back cover of this Offer to Purchase, such that the ADS Tender Agent receives these documents before the Expiration Time. Note that, in some circumstances, your signature on the ADS Letter of Transmittal must be guaranteed by a Medallion Guarantee.
If you hold ADSs through a broker, dealer, commercial bank, trust company or other securities intermediary, you must contact such securities intermediary and have such securities intermediary tender your ADSs on your behalf through DTC. In order for a book-entry transfer to constitute a valid tender of your ADSs in the Offer, the ADSs must be tendered by your securities intermediary before the Expiration Time. Further, before the Expiration Time, the ADS Tender Agent must receive (a) a confirmation of such tender of the ADSs and (b) a message transmitted by DTC which forms part of a book-entry confirmation and states that DTC has received an express acknowledgment from the participant tendering the ADSs that are the subject of such book-entry confirmation stating that such participant has received, and agrees to be bound by, the terms of this Offer to Purchase and the ADS Letter of Transmittal, and that Buyer may enforce such agreement against such participant. DTC, participants in DTC and other securities intermediaries are likely to establish cut-off times and dates that are earlier than the Expiration Time for receipt of instructions to tender ADSs. Note that if your ADSs are held through a broker, dealer, commercial bank, trust company or other securities intermediary and such securities intermediary tenders your ADSs as instructed by you, your securities intermediary may charge you a transaction or service fee. Holders of ADSs will bear any fees and expenses charged by the ADS Depositary under the ADS deposit agreement. You should consult your securities intermediary to determine the cut-off time and date applicable to you, and whether you will be charged any transaction or service fee.
Detailed instructions are contained in the ADS Letter of Transmittal and Acceptance Form for Shares and in Section 3—“Procedures for Accepting the Offer and Tendering Offer Securities”. Shareholders, banks and brokers please contact Georgeson LLC, the Information Agent, for assistance at +1 866 821 2550 (U.S. toll-free), +1 781 222 0033 (outside U.S. & Canada) and +46 846 007 389 (Sweden) and via email at olink@georgeson.com.
See Section 3—“Procedures for Accepting the Offer and Tendering Offer Securities”.
If I accept the Offer, how will I get paid?
Upon the terms set forth in the Purchase Agreement and subject to the Offer Conditions, Buyer will promptly pay cash for tendered and accepted Offer Securities pursuant to the Offer to the Tender Agents, which will act as agents for tendering shareholders, in accordance with Rule 14e-1 of the Exchange Act. The Tender Agents will receive payments from Buyer and transmit such payments to tendering shareholders whose Offer Securities have been accepted for payment.
If Buyer elects, in its sole discretion, to provide for a subsequent offering period, Buyer will accept and promptly pay for all validly tendered and not properly withdrawn Offer Securities during such subsequent offering period in accordance with Rule 14d-11 of the Exchange Act.
See Section 3—“Procedures for Accepting the Offer and Tendering Offer Securities”.
Until what time may I withdraw previously tendered Offer Securities?
You may withdraw your previously tendered Offer Securities prior to 6:00 p.m., New York time, on November 30, 2023 (the “Expiration Time”). Pursuant to Section 14(d)(5) of the Exchange Act, Offer Securities may also be withdrawn at any time after December 30, 2023, which is the 60th day after the date of the commencement of the Offer, unless prior to that date Buyer has accepted for payment the Shares validly tendered in the Offer.
If Buyer elects, in its sole discretion, to provide for a subsequent offering period following announcement of the results of the tender offer and payment for tendered securities, in accordance with Rule 14d-7(a)(2) of the Exchange Act, you will have no withdrawal rights with respect to any Offer Securities you tender in such subsequent offering period, as described in Section 4—“Withdrawal Rights”.
See Section 4—“Withdrawal Rights”.

Will there be a subsequent offering period?
If the Offer is consummated, Buyer may, but is not obligated to, provide for a subsequent offering period. If the Offer is consummated and Buyer holds Shares and ADSs that represent at least one Share more than 90% of the issued and outstanding Shares (excluding any Shares held in treasury by Olink or owned by any of Olink’s subsidiaries) following the consummation of the Offer, then Buyer will commence a process pursuant to the Swedish Companies Act for the Compulsory Redemption of any outstanding Offer Securities held by shareholders who did not tender their securities in the Offer to obtain 100% ownership of the Company by Buyer in accordance with applicable laws, including the laws of Sweden.
If Buyer elects, in its sole discretion, to provide for a subsequent offering period, Buyer will inform the Tender Agents of the fact and will issue a press release announcing the subsequent offering period no later than 9:00 a.m., New York time, on the next business day after the Expiration Time.
How do I withdraw previously tendered Offer Securities?
To withdraw previously tendered Offer Securities, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Tender Agent to which you have tendered the Offer Securities while you still have the right to withdraw Offer Securities. If you tendered Offer Securities by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Offer Securities. If after you have submitted your Acceptance Form for Shares to the Share Tender Agent or your Letter of Transmittal to the ADS Tender Agent, you intend to withdraw, you must instruct the applicable Tender Agent to arrange for withdrawal.
See Section 4—“Withdrawal Rights”.
What does the Olink Board of directors think of the Offer?
The Olink Board, among the members of the Olink Board present at such meeting, has unanimously (i) determined that, on the terms and subject to the conditions set forth in the Purchase Agreement, the Purchase Agreement and the transactions pursuant to the Purchase Agreement are in the best interests of Olink and its shareholders, (ii) approved the terms and conditions of the Purchase Agreement and the transactions pursuant to the Purchase Agreement, the execution and delivery of the Purchase Agreement, the performance of Olink’s obligations under the Purchase Agreement and the consummation of the transactions pursuant to the Purchase Agreement, (iii) resolved, on the terms and subject to the conditions set forth in the Purchase Agreement, to support the Offer and recommend acceptance of the Offer by Olink's shareholders and (iv) authorized the Equity Award Treatment as set forth in the Purchase Agreement.
See the “Introduction” and Section 11—“Background of the Offer; Past Contacts or Negotiations with Olink”. A more complete description of the reasons for the Olink Board’s recommendation and approval of the Offer and the Compulsory Redemption is set forth in the Solicitation/Recommendation Statement on Schedule 14D-9 that will be filed by Olink with the SEC and to be mailed to all Olink shareholders.
Have any Olink shareholders entered into agreements with Parent or any of its affiliates requiring them to tender their Shares?
Yes. In connection with the execution of the Purchase Agreement, Parent entered into a Tender and Support Agreement, dated as of October 17, 2023 (the “Support Agreement”), with Knilo InvestCo AS (the “Majority Owner”), Olink’s largest shareholder (whose sole shareholder indirectly through intermediary funds and coinvestment entities is Summa Equity AB), certain members of Olink’s board and management and certain other direct or indirect Olink shareholders (collectively, the “Supporting Shareholders”). Subject to the terms and conditions of the Support Agreement, the Supporting Shareholders have agreed, among other things, to tender all outstanding Shares or ADSs, as applicable, beneficially owned by them to Buyer in response to the Offer. Pursuant to the Support Agreement, Parent has the right to elect that a Supporting Shareholder withdraw the Shares and ADSs held by such Supporting Shareholder from the Offer and transfer such Shares and ADSs directly to Buyer at a fixed price of $26.00 per Share or ADS, subject to the terms and conditions of the Support Agreement. Regardless of whether the Offer is consummated, Parent may, but is not required to, (i) exercise the Parent Withdrawal Election at any time prior to the expiration of the Offer and (ii) deliver a Purchase Notice to Supporting Shareholders no later than fifteen (15) days following the Expiration Time or termination of the Offer. Any such exercise by Parent of its right to cause the transfer of such Shares and ADSs directly to Buyer outside of the Offer pursuant to the Support Agreement during the pendency of the Offer is subject to compliance with Rule 14e-5(b)(12) of the Exchange Act and would not change the Offer Consideration paid for Offer Securities validly tendered and not properly withdrawn in the Offer. As of October 17, 2023, approximately 66% of the outstanding Offer Securities are subject to the Support Agreement. In addition, each Supporting Shareholder has agreed to vote in favor of the transactions contemplated by the Purchase Agreement at any meeting of shareholders. Each Supporting Shareholder has also agreed to vote against (i) any Acquisition Proposal (as defined in Section 12—“Transaction Agreements—The Purchase Agreement”), (ii) any change in the membership of Olink’s board of directors not approved by the Olink’s board of directors or (iii) any other action involving Olink that would reasonably be expected to impede, interfere with, delay, postpone, adversely affect or prevent the Offer or the other transactions contemplated by the Purchase Agreement or the Support Agreement. In addition, the Support Agreement requires the Majority Owner to take all actions reasonably requested by Parent to effect its right to cause the shareholders party to that certain Shareholder Agreement, dated as of March 24, 2021, by and among the Majority Owner, Olink and certain other shareholders (the “Shareholder Agreement”), to transfer their Offer Securities to Buyer in accordance with the terms of such agreement (the “Drag-Along”). The Support Agreement survives the termination of the Purchase Agreement in certain circumstances, including if the Purchase Agreement is terminated by Olink to pursue a Superior Proposal (as defined in Section 12—“The Transaction Agreements—The Purchase Agreement”) or by Parent in the event of a change in the Olink Board’s recommendation for the Offer.
The Support Agreement terminates in various circumstances, including in the event of certain valid terminations of the Purchase Agreement. However, the Support Agreement survives the valid termination of the Purchase Agreement in specified circumstances, including that the Support Agreement survives until April 28, 2025 if the Purchase Agreement is terminated (i) by Buyer due to a breach by Olink of the Purchase Agreement, (ii) by Olink in order to enter into a definitive agreement with respect to a Superior Proposal and (iii) by Buyer in the event of a change in the Olink Board’s recommendation in accordance with the Purchase Agreement. Solely with respect to any director of Olink who is a party to the Support Agreement, the Support Agreement terminates upon a change in the Olink Board recommendation in accordance with the Purchase Agreement but subject to the survival of the transfer restrictions with respect to such directors in the Support Agreement.
Additionally, Olink’s chief executive officer Jon Heimer, acting in his capacity as a shareholder of Olink holding approximately 2.4% of outstanding Offer Securities as of October 17, 2023, has entered into a transfer restriction agreement (the “Transfer Restriction Agreement”) pursuant to which he has agreed, among other things, not to directly or indirectly offer, transfer or sell his Shares, except pursuant to the Offer or in other limited circumstances as described in the Transfer Restriction Agreement (subject to the terms and conditions of the Transfer Restriction Agreement). The Transfer Restriction Agreement terminates upon the valid termination of the Support Agreement in accordance with its terms. Mr. Heimer is party to the Shareholder Agreement, and the Offer Securities he holds are subject to the Drag-Along.
See Section 12—“The Transaction Agreements—The Support Agreement” in this Offer to Purchase for a more detailed description of the Support Agreement.
Has Buyer or Parent had any transactions with Olink prior to the Offer?
Parent and Olink are party to certain arm’s length supply arrangements pursuant to which Parent has supplied and continues to supply various products to Olink, including cell culture media and nucleotides, lab equipment such as racks, bottles, pipettes, plates and freezers, and lab instruments such as thermal cyclers and centrifuges. Parent generated revenue of approximately $2.5 million in 2022 and $1.1 million in 2023 in January of 2023 to September of 2023 in connection with such arrangements.
If the Offer is completed, will Olink continue as a publicly traded company?
If the Offer is consummated and Buyer holds Shares and ADSs that represent at least one Share more than 90% of the issued and outstanding Shares (excluding any Shares held in treasury by the Company or owned by any of the Company’s subsidiaries), following the consummation of the Offer, Olink will not continue as a publicly traded company and following the Closing, we will cause the ADSs to be delisted from Nasdaq and deregistered under the Exchange Act. As soon as practicable following the consummation of the Offer as contemplated by the foregoing, we expect to complete the Compulsory Redemption and take steps to ensure that the shares of Olink will cease to be publicly traded. See the description in this Summary Term Sheet under the heading “Will there be a subsequent offering period?”

In the event that Buyer chooses to acquire Shares and ADSs representing less than 90% but greater than 50% of the issued and outstanding Shares (excluding any Shares held in treasury by Olink or owned by any of Olink’s subsidiaries), including if Buyer chooses, in its sole discretion, to reduce or waive the Minimum Tender Condition and consummate the Offer, Buyer would hold a majority of the outstanding equity interests in Olink but Chapter 22 of the Swedish Companies Act would not be available to Buyer to effect the Compulsory Redemption, and the non-tendering shareholders would continue to hold their Shares as minority shareholders and would have any rights granted to minority shareholders under applicable Swedish law. In the event Olink ceases to meet the listing requirements under the Nasdaq rules, Buyer will cause the ADSs to be delisted from Nasdaq and deregistered under the Exchange Act, as discussed in Section 14—“Certain Effects of the Offer—Stock Quotation; Exchange Act Registration”. Buyer is under no obligation to reduce or waive the Minimum Tender Condition and may elect, in its sole discretion, to permit the Offer to expire without consummating the Offer.
If I decide not to tender, how will the Offer affect my Shares or ADSs?
If the Offer is consummated and Buyer holds Shares and ADSs that represent at least one Share more than 90% of the issued and outstanding Shares (excluding any Shares held in treasury by the Company or owned by any of the Company’s subsidiaries), Buyer will commence the Compulsory Redemption as soon as practicable following the consummation of the Offer in accordance with the terms of the Purchase Agreement, and all of the Offer Securities outstanding prior to the Compulsory Redemption will be transferred to Buyer at a price per Share equal to the Offer Consideration, subject to the Arbitral Tribunal proceedings discussed in Section 17—“Certain Legal Matters; Regulatory Approvals—Compulsory Redemption”. If the Offer is consummated and Buyer holds Shares and ADSs that represent at least one Share more than 90% of the issued and outstanding Shares (excluding any Shares held in treasury by the Company or owned by any of the Company’s subsidiaries), following the Closing, Buyer will cause the ADSs to be delisted from Nasdaq and deregistered under the Exchange Act and in addition, Buyer may, but is not obligated to, provide for a subsequent offering period (see the description in the Summary Term Sheet under the heading “Will there be a subsequent offering period?”).
If, at the Expiration Time (as required or permitted to be extended from time to time pursuant to the Purchase Agreement), the Shares and ADSs tendered in the Offer represent less than 90% of the issued and outstanding Shares (excluding any Shares held in treasury by Olink or owned by any of Olink’s subsidiaries), Buyer may, in its sole discretion, elect to either (i) terminate or withdraw the Offer pursuant to the terms of the Purchase Agreement without accepting any validly tendered and not properly withdrawn Shares or ADSs (and if any Shares or ADSs tendered in accordance with the instructions set forth in this Offer to Purchase or other related materials are not accepted for purchase pursuant to the terms and conditions of the Offer, Buyer will cause such Shares and ADSs to be returned promptly following the announcement of the termination or withdrawal of the Offer, as the case may be) or (ii) waive or decrease the threshold percentage required to meet the Minimum Tender Condition to a percentage lower than 90% but no lower than 51% of the issued and outstanding Shares and consummate the Offer for the Shares and ADSs validly tendered and not properly withdrawn. Buyer is under no obligation to reduce or waive the Minimum Tender Condition and may elect, in its sole discretion, to permit the Offer to expire without consummating the Offer. In the event that Buyer chooses, in its sole discretion, to consummate the Offer under circumstances resulting in Buyer owning Shares and ADSs representing less than 90% of the issued and outstanding Shares (excluding any Shares held in treasury by the Company or owned by any of the Company’s subsidiaries), Buyer may, but is not obligated to, provide for a subsequent offering period (see the description in the Summary Term Sheet under the heading “Will there be a subsequent offering period?”).
Under the “Tier II” exemption, in accordance with Rule 14e-5(b)(12) of the Exchange Act, Buyer and its respective affiliates and brokers (acting as agents) may from time to time make certain purchases of, or arrangements to purchase, directly or indirectly, Offer Securities or any securities that are immediately convertible into, exchangeable for, or exercisable for, Offer Securities outside of the United States, other than pursuant to the Offer, before, during or after the period during which the Offer remains open for acceptance. Buyer may at any time elect that a Supporting Shareholder withdraw any Shares and ADSs tendered by such Supporting Shareholder from the Offer and transfer such Shares and ADSs directly to Buyer, to the extent applicable, in accordance with Rule 14e-5(b)(12). Furthermore, (i) following termination, withdrawal or consummation of the Offer, Buyer may provide for one or more tender offers or (ii) make open market purchases or private purchases in negotiated transactions, in each case, of the Shares and ADSs in exchange for property or cash consideration and on such terms and at such prices as Buyer may determine, which may be more or less than the Offer Consideration and, to the extent applicable, in accordance with Rule 14e-5.

In the event that Buyer chooses to acquire Shares and ADSs representing less than 90% but greater than 50% of the issued and outstanding Shares (excluding any Shares held in treasury by the Company or owned by any of the Company’s subsidiaries), including if Buyer chooses, in its sole discretion, to reduce or waive the Minimum Tender Condition and consummate the Offer, then (i) Buyer would hold a majority of the outstanding equity interests in Olink but Chapter 22 of the Swedish Companies Act would not be available to Buyer to effect the Compulsory Redemption and the non-tendering shareholders would continue to hold their Shares as minority shareholders and would have any rights granted to minority shareholders under applicable Swedish law, (ii) Olink would qualify as a “controlled company” under the Nasdaq listing rules such that Buyer would be able to, and Buyer currently expects that it would, subject to and in accordance with Swedish law, elect all of the directors of the Olink Board and (iii) in the event that Olink ceases to meet the listing requirements under the Nasdaq rules, Buyer will cause the ADSs to be delisted from Nasdaq and deregistered under the Exchange Act. See Section 13—“Purpose of the Offer; Plans for Olink”.
What is the market value of my Offer Securities as of a recent date?
On October 16, 2023, the last trading day before the public announcement of the execution of the Purchase Agreement, the reported closing sale price on Nasdaq was $14.98 per ADS.
See Section 7—“Price Range of ADSs; Dividends”.
What will happen to my stock options in the Offer?
Options to purchase Olink Shares (“Olink Stock Options”) are not sought in or affected by the Offer. However, pursuant to the Purchase Agreement, each Olink Stock Option that is outstanding immediately prior to the Closing will be cancelled in exchange for the holder thereof being entitled to receive (without interest), (i) an amount in cash (less applicable tax withholdings) equal to the product of (a) the total number of Shares subject to the portion of such Olink Stock Option that is vested and unexercised as of immediately prior to the Closing and (b) the excess, if any, of the Offer Consideration over the applicable exercise price per Share underlying such Olink Stock Option (each, a “Vested Option Cash-Out Amount”) and (ii) a restricted cash award representing the right to receive an aggregate amount in cash (less applicable tax withholdings) equal to the product of (A) the total number of Shares subject to the portion of such Olink Stock Option that is unvested and unexercised as of immediately prior to the Closing and (B) the excess, if any, of the Offer Consideration over the applicable exercise price per Share underlying such Olink Stock Option, generally subject to the same terms and conditions, including with respect to vesting, as were applicable to the unvested portion of such Olink Stock Option immediately prior to the Closing (each, an “Unvested Option Replacement Award”), provided that if the holder of an Unvested Option Replacement Award is terminated without “cause”, during the one-year period following the Closing (a “Qualifying Termination”), the Unvested Option Replacement Award will become fully vested and payable as of the date of termination. For the avoidance of doubt, if the exercise price payable in respect of a Share underlying an Olink Stock Option equals or exceeds the Offer Consideration, such Olink Stock Option will be cancelled for no consideration immediately prior to the Closing and the holder thereof shall have no further rights with respect thereto.
See Section 12—“The Transaction Agreements”—“The Purchase Agreement”.
What will happen to my restricted stock units in the Offer?
Restricted stock units in respect of Shares (“Olink RSUs”) are not sought in or affected by the Offer. However, pursuant to the Purchase Agreement, each Olink RSU that is outstanding and unvested as of immediately prior to the Closing will be cancelled in exchange for the holder thereof being entitled to receive (without interest), a restricted cash award representing the right to receive an aggregate amount in cash (less applicable tax withholdings) equal to the product of (i) the total number of Shares deliverable under such Olink RSU as of immediately prior to the Closing and (ii) the Offer Consideration, generally subject to the same terms and conditions, including with respect to vesting, as were applicable to such Olink RSU immediately prior to the Closing (each, an “RSU Replacement Award”), provided that if the holder of an RSU Replacement Award experiences a Qualifying Termination, the RSU Replacement Award will become fully vested and payable as of the date of termination. Offer Securities issued in respect of previously exercised Olink Options or vested Olink RSUs will be treated identically to all other Offer Securities in connection with the transactions contemplated by the Purchase Agreement, including with respect to eligibility to be tendered in the Offer.
See Section 12—“The Transaction Agreements—The Purchase Agreement”.

What are the material U.S. federal income tax consequences to U.S. Holders of tendering Shares or ADSs?
The exchange of Shares or ADSs for cash consideration pursuant to the Offer or the Compulsory Redemption will be a taxable transaction for U.S. federal income tax purposes. Subject to the discussion described under Section 5—“Material U.S. Federal Income Tax Considerations for U.S. Holders”—“Passive Foreign Investment Company Considerations”, a U.S. Holder (defined below) who so exchanges Shares or ADSs for cash generally will recognize gain or loss in an amount equal to the difference between (i) the amount realized and (ii) such U.S. Holder’s adjusted tax basis in the Shares and ADSs exchanged therefor. We urge you to consult your own tax advisor as to the particular tax consequences to you of the receipt of cash in exchange for Shares or ADSs pursuant to the Offer or the Compulsory Redemption. See Section 5—“Material U.S. Federal Income Tax Considerations for U.S. Holders” for a more detailed discussion of the U.S. federal income tax consequences of the Offer and the Compulsory Redemption to U.S. Holders.
Who should I call if I have questions about the Offer?
Shareholders, banks and brokers may contact Georgeson LLC, the Information Agent, toll free at +1 866 821 2550 (U.S. toll-free), +1 781 222 0033 (outside U.S. & Canada) and +46 846 007 389 (Sweden) and via email at olink@georgeson.com. Georgeson LLC is acting as the information agent for the Offer. See the back cover of this Offer to Purchase for additional contact information.

INTRODUCTION
To the Holders of Offer Securities of Olink Holding AB (publ):
Orion Acquisition AB, a private limited liability company organized under the laws of Sweden and a direct, wholly owned subsidiary of Thermo Fisher Scientific Inc., a Delaware corporation, is offering to purchase all of the outstanding Shares, quota value SEK 2.431906612623020 per Share, and all of the outstanding American Depositary Shares, each representing one Share of Olink Holding AB (publ), a public limited liability company organized under the laws of Sweden, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related ADS Letter of Transmittal and Acceptance Form for Shares. On November 2, 2023, a name change of Buyer from Goldcup 33985 AB to Orion Acquisition AB was registered at the Swedish Companies Registration Office.
We are making this Offer pursuant to a Purchase Agreement, dated as of October 17, 2023, by and between Parent and Olink. The Purchase Agreement provides, among other things, that following the consummation of the Offer, to the extent the Minimum Tender Condition (as defined below) is met and was not previously changed in accordance with the Purchase Agreement to below one Share more than 90% of the issued and outstanding Shares (excluding any Shares held in treasury by the Company or owned by any of the Company’s subsidiaries), Buyer will commence a process pursuant to the Swedish Companies Act for the Compulsory Redemption of any outstanding Offer Securities held by shareholders who did not tender their securities in the Offer to obtain 100% ownership of the Company by Buyer in accordance with applicable laws, including the laws of Sweden.
Tendering shareholders who are record owners of their Offer Securities and who tender directly to the ADS Tender Agent or the Share Tender Agent, as applicable, will not be obligated to pay brokerage fees or commissions or stock transfer taxes with respect to the purchase of Offer Securities by Buyer pursuant to the Offer. Shareholders who hold their Offer Securities through a broker, dealer, commercial bank, trust company or other nominee should consult such institution as to whether it charges any service fees or commissions. Holders of ADSs will bear any fees and expenses charged by the ADS Depositary under the ADS deposit agreement. You should consult your securities intermediary to determine the cut-off time and date applicable to you, and whether you will be charged any transaction or service fee.
The obligations of Buyer to accept for payment, and pay for, any Offer Securities validly tendered and not properly withdrawn pursuant to the Offer shall be subject to the satisfaction or waiver (to the extent permitted under the Purchase Agreement) of the following conditions: (i) satisfaction of the Minimum Tender Condition (ii) the expiration or termination of any waiting period (or any extension thereof) applicable to the Offer under any Applicable Regulatory Law; (iii) the absence of any judgment, injunction, rule, order or decree (whether temporary, preliminary or permanent) entered, enacted, promulgated, enforced or issued by any court or Governmental Body of competent jurisdiction or voluntary timing agreement with a Governmental Body, in each case, that is then in effect that prohibits, renders illegal or enjoins, the consummation of the Offer or imposes a Remedy Action that is not a Permitted Remedy Action under the Purchase Agreement, or any pending action by any applicable Governmental Body that challenges or seeks to make illegal, prohibits or otherwise prevents the consummation of the Offer or the acquisition of Offer Securities by Parent or Buyer under any Applicable Regulatory Law or to impose a Remedy Action that is not a Permitted Remedy Action; (iv) the compliance and performance of Olink in all material respects with all of its agreements and covenants required to be performed or complied with by it under the Purchase Agreement on or before the time Buyer accepts Offer Securities for purchase pursuant to the Offer, as applicable; (v) the accuracy of representations and warranties made by Olink in the Purchase Agreement, subject to the materiality and other qualifications set forth in the Purchase Agreement, as described in more detail in Section 16—“Conditions to the Offer”; (vi) the absence, since the date of the Purchase Agreement, of a change, effect, event, inaccuracy, occurrence or other matter that has had a Company Material Adverse Effect (as defined in the Purchase Agreement and as described in more detail in Section 12—“The Transaction Agreements—The Purchase Agreement”), which is ongoing as of the Expiration Time; or (vii) that the Purchase Agreement has not been terminated pursuant to its terms and as described in more detail in Section 12—“The Transaction Agreements—The Purchase Agreement”. The conditions to the Offer are described in more detail in Section 16—“Conditions to the Offer”.
After careful consideration, the Olink Board, among the members of the Olink Board present at such meeting, has unanimously (i) determined that, on the terms and subject to the conditions set forth in the Purchase Agreement, the Purchase Agreement and the transactions pursuant to the Purchase Agreement are in the best interests of Olink and its shareholders, (ii) approved the terms and conditions of the Purchase Agreement and the transactions pursuant to the Purchase Agreement, the execution and delivery of the Purchase Agreement, the performance of Olink’s obligations under the Purchase Agreement and the consummation of the transactions pursuant to the Purchase Agreement, (iii) resolved, on the terms and subject to the conditions set forth in the

Purchase Agreement, to support the Offer and recommend acceptance of the Offer by Olink's shareholders and (iv) authorized the Equity Award Treatment as set forth in the Purchase Agreement.
A more complete description of the Olink Board’s reasons for authorizing and approving the Purchase Agreement and the transactions contemplated thereby, including the Offer and the Compulsory Redemption, is set forth in the Solicitation/Recommendation Statement on Schedule 14D-9 of Olink (together with any exhibits and annexes attached thereto, the “Schedule 14D-9”), that will be furnished to shareholders in connection with the Offer. Olink shareholders should carefully read the information set forth in the Schedule 14D-9, including the information to be set forth under the sub-headings “Background of Offer and Compulsory Redemption” and “Reasons for Recommendation”.
In connection with the execution of the Purchase Agreement, Parent entered into the Support Agreement, with the Majority Owner, certain members of Olink’s board and management and certain other direct or indirect Olink shareholders. Subject to the terms and conditions of the Support Agreement, the Supporting Shareholders have agreed, among other things, to tender all outstanding Shares or ADSs, as applicable, beneficially owned by them to Buyer in response to the Offer. In addition, pursuant to the Support Agreement, Parent has the right to elect that a Supporting Shareholder withdraw the Shares and ADSs held by such Supporting Shareholder from the Offer and transfer such Shares and ADSs directly to Buyer at a fixed price of $26.00 per Share or ADS, subject to the terms and conditions of the Support Agreement. Regardless of whether the Offer is consummated, Parent may, but is not required to, (i) exercise the Parent Withdrawal Election at any time prior to the expiration of the Offer and (ii) deliver a Purchase Notice to Supporting Shareholders no later than fifteen (15) days following the Expiration Time or termination of the Offer. Any such exercise by Parent of its right to cause the transfer of such Shares and ADSs directly to Buyer outside of the Offer pursuant to the Support Agreement during the pendency of the Offer is subject to compliance with Rule 14e-5(b)(12) of the Exchange Act and would not change the Offer Consideration paid for Offer Securities validly tendered and not properly withdrawn in the Offer. As of October 17, 2023, approximately 66% of the outstanding Offer Securities are subject to the Support Agreement. In addition, each Supporting Shareholder has agreed to vote in favor of the transactions contemplated by the Purchase Agreement at any meeting of shareholders. Each Supporting Shareholder has also agreed to vote against (i) any Acquisition Proposal (as defined in Section 12—“Transaction Agreements—The Purchase Agreement”), (ii) any change in the membership of Olink’s board of directors not approved by the Olink’s board of directors or (iii) any other action involving Olink that would reasonably be expected to impede, interfere with, delay, postpone, adversely affect or prevent the Offer or the other transactions contemplated by the Purchase Agreement or the Support Agreement. In addition, the Support Agreement requires the Majority Owner to take all actions reasonably requested by Parent to effect its right to cause the shareholders party to the Shareholder Agreement to transfer their Offer Securities to Buyer in accordance with the terms of such agreement.
The Support Agreement terminates in various circumstances, including in the event of certain valid terminations of the Purchase Agreement. However, the Support Agreement survives the valid termination of the Purchase Agreement in specified circumstances, including that the Support Agreement survives until April 28, 2025 if the Purchase Agreement is terminated (i) by Buyer due to a breach by Olink of the Purchase Agreement, (ii) by Olink in order to enter into a definitive agreement with respect to a Superior Proposal and (iii) by Buyer in the event of a change in the Olink Board’s recommendation in accordance with the Purchase Agreement. Solely with respect to any director of Olink who is a party to the Support Agreement terminates upon a change in the Olink Board’s recommendation in accordance with the Purchase Agreement but subject to the survival of the transfer restrictions with respect to such directors in the Support Agreement.
Additionally, Olink’s chief executive officer Jon Heimer, acting in his capacity as a shareholder of Olink holding approximately 2.4% of outstanding Offer Securities as of October 17, 2023, has entered into the Transfer Restriction Agreement pursuant to which he has agreed, among other things, not to directly or indirectly offer, transfer or sell his Shares, except pursuant to the Offer or in other limited circumstances as described in the Transfer Restriction Agreement (subject to the terms and conditions of the Transfer Restriction Agreement). The Transfer Restriction Agreement terminates upon the valid termination of the Support Agreement in accordance with its terms. Mr. Heimer is party to the Shareholder Agreement, and the Offer Securities he holds are subject to the Drag-Along.
See Section 12—“The Transaction Agreements—The Purchase Agreement” in this Offer to Purchase for a more detailed description of the Support Agreement.

As of the close of business on October 27, 2023, the latest practicable date prior to the filing of this Schedule 14D-9, there were 124,342,715 Shares issued and outstanding, 39,586,248 of which were represented by issued and outstanding ADSs.
If the Offer is consummated such that the number of Offer Securities validly tendered (and not properly withdrawn) prior to the time that the Offer expires, together with (i) the Offer Securities then owned by Parent or its subsidiaries and (ii) the Offer Securities that will be transferred at the Closing to Buyer pursuant to the Support Agreement, represents at least one Share more than 90% of the issued and outstanding Shares (excluding any Shares held in treasury by the Company or owned by any of the Company’s subsidiaries) at the time of the expiration of the Offer, Parent and Buyer intend to effectuate and cause to be effectuated, the commencement and consummation by Buyer of the procedures set out in Chapter 22 of the Swedish Companies Act for the Compulsory Redemption of any outstanding Shares to accommodate 100% ownership in Olink by Buyer.
A discussion of material U.S. federal income tax consequences to U.S. Holders of the Offer and Compulsory Redemption is described in Section 5—“Material U.S. Federal Income Tax Considerations for U.S. Holders”.
To the extent permissible under Rule 14e-5 of the Exchange Act and any other applicable law or regulation, Buyer and its respective affiliates and brokers (acting as agents) may from time to time make certain purchases of, or arrangements to purchase, directly or indirectly, Offer Securities or any securities that are immediately convertible into, exchangeable for, or exercisable for, Offer Securities outside of the United States, other than pursuant to the Offer, before, during or after the period during which the Offer remains open for acceptance. These purchases may occur either in the open market at prevailing prices, in private transactions at negotiated prices or pursuant to the Support Agreement in the event Parent determines it is necessary to exercise its related rights thereunder to purchase Offer Securities at a fixed price of $26.00 per share or ADS, in each case, outside of the United States. This information will be disclosed in the U.S. through the Schedule TO or any amendment thereto filed with the SEC, and available for free at the SEC’s website at www.sec.gov.
THIS OFFER TO PURCHASE, THE RELATED ADS LETTER OF TRANSMITTAL AND THE ACCEPTANCE FORM FOR SHARES CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

THE OFFER
1.	Terms of the Offer.
Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), we will accept for payment and promptly after the Expiration Time pay for all Offer Securities validly tendered prior to the Expiration Time and not properly withdrawn as described under Section 4—“Withdrawal Rights”.
To the extent the Offer Conditions are satisfied or waived (to the extent permitted by the Purchase Agreement), acceptance for payment of Offer Securities validly tendered and not properly withdrawn pursuant to and subject to the Offer Conditions shall occur on or about December 5, 2023, unless we extend the Offer pursuant to the terms of the Purchase Agreement. We refer to the time of acceptance for payment of all Offer Securities validly tendered (and not properly withdrawn) in the Offer pursuant to and subject to the conditions of the Offer as the “Acceptance Time”. The date on which the Closing occurs is referred to as the “Closing Date”.
The Offer is conditioned upon, among other things, the absence of a termination of the Purchase Agreement in accordance with its terms and the satisfaction or, to the extent permitted by the Purchase Agreement, waiver of the Minimum Tender Condition, the Regulatory Condition, the MAE Condition and the other conditions described in Section 16—“Conditions to the Offer”.
In certain circumstances, we are required by the terms of the Purchase Agreement to extend the Offer beyond the initial Expiration Time. We have agreed in the Purchase Agreement that Buyer shall (and Parent shall cause Buyer to) extend the Offer for the minimum period as required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (“SEC”), the staff thereof, or Nasdaq, as applicable to the Offer, including as may be required in the event that the Minimum Tender Condition is changed. We have also agreed in the Purchase Agreement that, subject to our rights to terminate the Purchase Agreement in accordance with its terms, (i) if at the then-scheduled Expiration Time, any of the Offer Conditions (other than the Minimum Tender Condition) has not either been satisfied or waived by Buyer (to the extent such waiver is permitted under the Purchase Agreement or applicable law), Buyer shall (and Parent shall cause Buyer to) extend the Offer on one or more occasions in consecutive periods of ten (10) business days each to permit such Offer Conditions to be satisfied and (ii) if at the then-scheduled Expiration Time, all of the Offer Conditions, other (x) than the Minimum Tender Condition and (y) the delivery of a certificate by Company to Parent as to the satisfaction of certain conditions to the Offer, have either been satisfied or waived by Buyer, then Buyer may on one or more occasions (and, at the request of the Company, Buyer shall, and Parent shall cause Buyer to, on no more than three occasions) extend the Offer on occasions in consecutive periods of ten (10) business days each to permit the Minimum Tender Condition to be satisfied. In no event, pursuant to the foregoing, will Buyer be required to extend the Offer to a date later than July 17, 2024 (the “Outside Date”), as may be extended pursuant to the terms of the Purchase Agreement. Buyer may also extend the Offer to such other date and time as may be mutually agreed by Parent and Olink in writing. Applicable Swedish law does not impose any limits on the duration of the Offer (including with respect to the number or duration of any extensions with respect thereto).
Parent and Buyer expressly reserve the right to waive or make any other changes to the terms and conditions of the Offer, in accordance with the terms of the Purchase Agreement. However, without the prior written consent of Olink, we are not permitted to (i) waive or change the Minimum Tender Condition other than as set forth in the Purchase Agreement, as described in Section 12—“The Transaction Agreements—The Purchase Agreement”, (ii) decrease the Offer Consideration, (iii) change the form of consideration to be paid in the Offer, (iv) extend or otherwise change the Expiration Time, except as otherwise provided in the Purchase Agreement, (v) impose conditions to the Offer in addition to the Offer Conditions or (vi) amend or modify any of the Offer Conditions in a manner adverse to the holders of Offer Securities. Notwithstanding the foregoing, Buyer may, in its sole discretion, decrease the threshold percentage required to meet the Minimum Tender Condition to a percentage no lower than fifty-one percent (51%) of the issued and outstanding Shares (excluding any Shares held in treasury by the Company or owned by any of the Company’s subsidiaries). If Buyer elects, in its sole discretion, to reduce or waive the threshold percentage required to meet the Minimum Tender Condition, the Offer will remain open for at least five (5) business days following Buyer’s announcement of such reduction or waiver of the Minimum Tender Condition.
Without limiting the manner in which Buyer may choose to make any public announcement, we currently intend to make announcements regarding the Offer by issuing a press release and making any appropriate filing with the SEC.

If we extend the Offer, are delayed in our acceptance for payment of, or payment for, Offer Securities (whether before or after our acceptance for payment for Offer Securities) or are unable to accept Offer Securities for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer and the Purchase Agreement, the Tender Agents may retain tendered Offer Securities on our behalf, and such Offer Securities may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described herein under Section 4—“Withdrawal Rights”. In addition, in the Purchase Agreement, we have agreed that, on the terms and subject to the conditions of the Offer and the Purchase Agreement, Buyer will (and Parent will cause Buyer to) pay for all Offer Securities validly tendered (and not properly withdrawn) in the Offer as promptly as practicable after the Acceptance Time.
If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. We understand that in the SEC’s view, an offer should remain open for a minimum of five (5)-business days from the date the material change is first published, sent or given to Olink shareholders, and with respect to a change in price or a change in the percentage of securities sought, a minimum ten (10)-business day period generally is required to allow for adequate dissemination to Olink shareholders and investor response.
If, on or before the Expiration Time, we increase the consideration being paid for Offer Securities accepted for payment in the Offer, other than with respect to Offer Securities purchased by Buyer pursuant to the Support Agreement, such increased consideration will be paid to all Olink shareholders whose Offer Securities are purchased in the Offer, whether such Offer Securities were tendered before or after the announcement of the increase in consideration.
If the Offer is consummated, Buyer may, but is not obligated to, provide for a subsequent offering period. If the Offer is consummated and Buyer holds Shares and ADSs that represent at least one Share more than 90% of the issued and outstanding Shares (excluding any Shares held in treasury by Olink or owned by any of Olink’s subsidiaries) following the consummation of the Offer, then Buyer will commence a process pursuant to the Swedish Companies Act for the Compulsory Redemption of any outstanding Offer Securities held by shareholders who did not tender their securities in the Offer to obtain 100% ownership of the Company by Buyer in accordance with applicable laws, including the laws of Sweden. For additional discussion regarding plans for Olink upon consummation of the Offer, see Section 13—“Purpose of the Offer; Plans for Olink”.
If, at the Expiration Time (as required or permitted to be extended from time to time pursuant to the Purchase Agreement), the Shares and ADSs tendered in the Offer represent less than 90% of the issued and outstanding Shares (excluding any Shares held in treasury by Olink or owned by any of Olink’s subsidiaries), Buyer may, in its sole discretion, elect to either (i) terminate or withdraw the Offer pursuant to the terms of the Purchase Agreement without accepting any validly tendered and not properly withdrawn Shares or ADSs (and if any Shares or ADSs tendered in accordance with the instructions set forth in this Offer to Purchase or other related materials are not accepted for purchase pursuant to the terms and conditions of the Offer, Buyer will cause such Shares and ADSs to be returned promptly following the announcement of the termination or withdrawal of the Offer, as the case may be) or (ii) waive or decrease the threshold percentage required to meet the Minimum Tender Condition to a percentage lower than 90% but no lower than 51% of the issued and outstanding Shares and consummate the Offer for the Shares and ADSs validly tendered and not properly withdrawn. Buyer is under no obligation to reduce or waive the Minimum Tender Condition and may elect, in its sole discretion, to permit the Offer to expire without consummating the Offer.
Under the “Tier II” exemption, in accordance with Rule 14e-5(b)(12) of the Exchange Act, Buyer and its respective affiliates and brokers (acting as agents) may from time to time make certain purchases of, or arrangements to purchase, directly or indirectly, Offer Securities or any securities that are immediately convertible into, exchangeable for, or exercisable for, Offer Securities outside of the United States, other than pursuant to the Offer, before, during or after the period during which the Offer remains open for acceptance. Buyer may at any time elect that a Supporting Shareholder withdraw any Shares and ADSs tendered by such Supporting Shareholder from the Offer and transfer such Shares and ADSs directly to Buyer, to the extent applicable, in accordance with Rule 14e-5(b)(12). Furthermore, (i) following termination, withdrawal or consummation of the Offer, Buyer may provide for one or more tender offers or (ii) make open market purchases or private purchases in negotiated transactions, in each case, of the Shares and ADSs in exchange for property or cash consideration and on such terms and at such prices as Buyer may determine, which may be more or less than the Offer Consideration and, to the extent applicable, in accordance with Rule 14e-5.
We expressly reserve the right, in our sole discretion, subject to the terms and conditions of the Purchase Agreement and the applicable rules and regulations of the SEC, not to accept for payment any Offer Securities if, at the Expiration Time, any of the Offer Conditions have not been satisfied. See Section 16—“Conditions to the Offer”. Under certain circumstances, we may terminate the Purchase Agreement and the Offer. See Section 12—“The Transaction Agreements—The Purchase Agreement”.
Olink has provided us with its shareholder list, a list of ADS holders and security position listings for the purpose of disseminating this Offer to Purchase and the related ADS Letter of Transmittal or Acceptance Form for Shares and other related materials, as applicable, to holders of Shares and ADSs. This Offer to Purchase and the related ADS Letter of Transmittal or Acceptance Form for Shares, as applicable, will be mailed to record holders of Offer Securities whose names appear on the shareholder list of Olink or the ADS holder list of the ADS Tender Agent, and will be furnished, for subsequent transmittal to beneficial owners of Shares or ADSs, to brokers, dealers, commercial banks, trust companies and similar persons.
2.	Acceptance for Payment and Payment for Offer Securities.
We refer to the time of acceptance for payment of all Offer Securities validly tendered (and not properly withdrawn) in the Offer pursuant to and subject to the conditions of the Offer as the “Acceptance Time”.
Payment
Purchase of tendered Shares pursuant to the Offer will be made only after timely receipt by the Share Tender Agent of the proper tender documents with respect to the holder’s Shares. Purchase of tendered ADSs pursuant to the Offer will be made only after timely receipt by the ADS Tender Agent of the proper documents with respect to the holder’s ADSs. Payment for the Offer Securities will be made promptly after the Acceptance Time in accordance with Rule 14e-1(c) of the Exchange Act. Parent and Buyer have the right, pursuant to the Purchase Agreement, to extend the Expiration Time and thereby delay acceptance for payment of, or payment for, Shares or ADSs until the Regulatory Condition and the other conditions to the Offer have been satisfied but will not, for the avoidance of doubt, delay the Acceptance Time following the occurrence of the Expiration Time pending receipt of any necessary regulatory approvals. See Section 3—“Procedures for Accepting the Offer and Tendering Offer Securities”. If any Shares or ADSs tendered in accordance with the instructions set forth in this Offer to Purchase or other related materials are not accepted for purchase pursuant to the terms and conditions of the Offer, we will cause such Shares or ADSs to be returned promptly following the announcement of the lapse or withdrawal of the Offer, as the case may be.
The Offer Consideration for the Offer Securities accepted for payment pursuant to the Offer will be distributed, less the amount of any fees or commissions, expenses and withholding taxes that may be applicable to such holders.
Payment for Shares tendered by directly registered shareholders in Euroclear will be made to the cash account that is linked to the securities account. Payment for Shares tendered by nominee registered shareholders in Euroclear will be made through the applicable nominee. If an electronic payment is not successful, the Share Tender Agent will commence to investigate the reason and payment may be made by check.
Payment for ADSs held by registered holders holding in certificated or uncertificated form will be made by check to the tendering ADS holder.
Payment for ADSs tendered by book-entry transfer through DTC will be made to DTC, which will further allocate the applicable amount of consideration to the account of the DTC participants that tendered the ADSs on behalf of customers. If you tender your ADSs to the ADS Tender Agent by means of a physical certificate delivery with a completed and signed ADS Letter of Transmittal or by means of an ADS Letter of Transmittal for ADSs in uncertificated form held on the books of the ADS Depositary, the ADS Tender Agent will issue a check for the applicable amount of consideration.
Payment of the Offer Consideration shall be made by the applicable Tender Agent only to the person specified on the Acceptance Form for Shares or ADS Letter of Transmittal, as applicable, as the seller of the tendered Shares or ADSs, and any of said persons shall be treated both by Buyer and by the appliable Tender Agent as the sole owner and seller of the tendered Offer Securities. The Share Tender Agent and ADS Tender Agent will act as agents for tendering holders of Shares and ADSs, respectively, for the purpose of receiving payments from Buyer and transmitting payments to such tendering holders of Offer Securities whose Shares or ADSs have been accepted for payment.
If Buyer elects, in its sole discretion, to provide for a subsequent offering period, Buyer will accept and promptly pay for all Offer Securities validly tendered during such subsequent offering period in accordance with Rule 14d-11 of the Exchange Act.
General Provisions
If tendered Offer Securities are not purchased for any reason, the documents of title relating to the Shares or ADRs evidencing ADSs and other documents of title, if any, will be returned, without expense to, but at the risk of, the tendering holder (or, in the case of ADSs delivered by book-entry transfer, by transfer of such ADSs to the account maintained at DTC from which the ADSs were tendered), as promptly as practicable. Buyer seeks to acquire the Offer Securities, together with all economic and voting rights, including rights to dividends or any other distributions declared, made or paid after the Acceptance Time with respect to the Offer Securities accepted for payment pursuant to the Offer.
Under no circumstances will interest be paid on the Offer Consideration for the tendered Offer Securities whether or not the Expiration Time is extended. After the Acceptance Time, Buyer’s obligation to make payments to tendering holders of Offer Securities shall continue until the Offer Consideration is paid to tendering holders of Offer Securities whose Offer Securities have been accepted in the Offer. Upon the deposit of funds with the applicable Tender Agent for the purpose of making payments to tendering holders whose Offer Securities were accepted in the Offer, Buyer’s obligation to make the payment shall be satisfied, and tendering holders whose Offer Securities were accepted in the Offer must thereafter look solely to the applicable Tender Agent for payment of amounts owed to them by reason of the acceptance for payment of Offer Securities pursuant to the Offer.
3.	Procedures for Accepting the Offer and Tendering Offer Securities.
ADSs may only be tendered to the ADS Tender Agent. Shares may only be tendered to the Share Tender Agent.
Questions and requests for assistance regarding the Offer or any of the terms thereof with respect to Offer Securities and for additional copies of this Offer to Purchase, the ADS Letter of Transmittal, the Acceptance Form for Shares (including the instructions attached thereto) and other tender offer materials may be directed to the contact service of Georgeson LLC at +1 866 821 2550 (U.S. toll-free), +1 781 222 0033 (outside U.S. & Canada) and +46 846 007 389 (Sweden) and via email at olink@georgeson.com. Copies of these materials may also be obtained at the website maintained by the SEC at www.sec.gov. You may contact your account operator, broker, dealer, commercial bank, trust company, custodian or other nominee for assistance.
Tender of Shares
If you hold your Shares through a securities intermediary your securities intermediary holds Shares in book-entry form through Euroclear and should you wish to tender those Shares, you must tender the Shares through that broker, dealer, commercial bank, trust company, nominee or other securities intermediary by following the instructions you receive from your broker, dealer, commercial bank, trust company, nominee or other securities intermediary, as applicable, in order to tender your Shares.
If you are a holder of Shares who wishes to accept the Offer (or a nominee of such holder of Shares) and your Shares are held on a directly registered Euroclear account, you must complete and sign the enclosed Acceptance Form for Shares and return it together with all other required documentation to the Share Tender Agent at the address set forth on the back cover of this Offer to Purchase and on the Acceptance Form for Shares. The Shares will be blocked and transferred to a newly opened Euroclear retrieving account in the name of the holder of Shares or nominee. Euroclear will send a notification to the holder of Shares or nominee showing the movement of the Shares that such holder of Shares tendered in the Offer.
When the Share Tender Agent receives an Acceptance Form for Shares, it will deposit the number of Shares tendered pursuant to such Acceptance Form for Shares in an account on behalf of Buyer, provided that the tendered Shares are accepted for payment by Buyer.

Acceptance Form for Shares. Each holder of Shares by whom or on whose behalf an Acceptance Form for Shares is executed irrevocably undertakes, represents, warrants and agrees to and with Buyer (so as to bind the holder and the holder’s personal representatives, heirs, successors and assigns) to the following effect:
•
that the execution of a Acceptance Form for Shares shall constitute: (i) an acceptance of the Offer in respect of the number of Shares identified in Box 1 of the Acceptance Form for Shares; and (ii) an undertaking to execute all further documents and give all further assurances which may be required to enable Buyer to obtain the full benefit of this section and/or perfect any of the authorities expressed to be given hereunder, on and subject to the terms set out or referred to in this document and the Acceptance Form for Shares and that, subject only to the rights set out in Section 4—“Withdrawal Rights”, each such acceptance shall be irrevocable;

•
that the Shares in respect to which the Offer is accepted or deemed to be accepted are fully paid and non-assessable, sold free from all liens, equities, charges and encumbrances and together with all rights now or hereafter attaching thereto, including voting rights and the right to all dividends, other distributions and interest payments hereafter declared, made or paid;

•
that the execution of the Acceptance Form for Shares constitutes, subject to the accepting holder not having properly withdrawn his or her acceptance, the irrevocable appointment of the Share Tender Agent acting on behalf of Buyer, its directors and agents as such holder’s attorney and/or agent (the “Attorney”) and an irrevocable instruction to the Attorney: (i) to complete and execute all or any form(s) of transfer and/or other document(s) at the discretion of the Attorney in relation to the Shares in respect of which the accepting holder of Shares has not properly withdrawn acceptance in favor of Buyer or such other person or persons as Buyer may direct and to deliver such form(s) of transfer and/or other document(s) at the discretion of the Attorney; and (ii) to do all such other acts and things as may in the opinion of the Attorney be necessary or expedient for the purpose of, or in connection with, the acceptance of the Offer and to vest in Buyer or its nominee(s) the Shares as aforesaid;

•
that the execution of the Acceptance Form for Shares constitutes, subject to the accepting holder of Shares not having properly withdrawn its acceptance, an irrevocable authority and request (i) to Olink or its agents to procure the registration of the transfer of the Shares pursuant to the Offer to Buyer or as Buyer may direct; and (ii) to Buyer or its agents to record and act upon any instructions with regard to notices and payments which have been recorded in the records of the Company in respect of such holder’s holding(s) of Shares;

•	that this section shall be incorporated in and form part of the Acceptance Form for Shares, which shall be read and construed accordingly; and
•
that the holder agrees to ratify each and every act or thing which may be done or effected by Buyer or any of its directors or agents or the Company or its agents, as the case may be, in the proper exercise of any of its power and/or authorities thereunder.

Acceptance of Offer Through a Power of Attorney. If a holder of Shares wishes to accept the Offer but is away from home or if the Acceptance Form for Shares is being signed under a power of attorney, the holder’s appointed attorney should send the Acceptance Form for Shares by the quickest means to the holder for execution or, if the holder has executed a power of attorney, have the Acceptance Form for Shares signed by the attorney. The completed Acceptance Form for Shares together with the required documents should be delivered to the Share Tender Agent at the address set forth on the back cover of this Offer to Purchase and accompanied by the power of attorney (or a duly certified copy thereof). No other signatures are acceptable.
Acceptance of Offer and Representations by Holder. The tender of Shares pursuant to any one of the procedures described above will constitute the tendering holder’s acceptance of the Offer, as well as the tendering holder’s representation and warranty that (i) such holder owns the Shares being tendered, and (ii) such holder has the full power and authority to tender and assign the Shares tendered, as specified in the Acceptance Form for Shares.
Buyer’s acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering holder and Buyer containing the terms of the Offer. Buyer’s acceptance for payment of the Shares tendered pursuant to the Offer will constitute a binding agreement between each tendering holder of Shares and Buyer upon the terms and subject to the conditions of the Offer. If you are in any doubt about the procedure for tendering your Shares into the Offer, please telephone the Information Agent at its telephone number set forth on the back cover of this Offer to Purchase.

Determination of Validity. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for purchase of any tender of Shares will be determined by us, in our sole discretion, which determination shall be final and binding to all parties, subject to a shareholder’s right to challenge our determination in a court of competent jurisdiction. We reserve the absolute right to reject any or all tenders of Shares determined by us not to be in proper form or the acceptance for purchase for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of Shares of any particular holder, whether or not similar defects or irregularities are waived in the case of other holders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. Neither we nor any of our affiliates or assigns nor any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms of the Offer will be final and binding. None of the Information Agent, the Share Tender Agent or any other person shall be under any duty to give notice of any defects, irregularities or waivers with respect to tenders, nor shall any of them incur any liability for failure to give such notice.
No Guaranteed Delivery. We are not providing for guaranteed delivery procedures. Therefore, holders of Shares must allow sufficient time for the necessary tender procedures to be completed prior to the Expiration Time. Holders of Shares must tender their Shares in accordance with the procedures set forth in this Offer to Purchase and the Acceptance Form for Shares. Tenders received by the Tender Agents after the Expiration Time will be disregarded and of no effect.
Tender of ADSs
If you are a holder of ADSs and if you wish to tender all or any portion of your ADSs in the Offer, you should follow the procedures below, as applicable.
Registered Holders of ADRs evidencing ADSs. If you are a registered holder of ADRs evidencing ADSs, you must properly complete and duly execute the accompanying ADS Letter of Transmittal, which is also available from the Information Agent, and all other documents required by the ADS Letter of Transmittal, and you should timely submit these documents bearing your original signature, together with your ADRs evidencing the ADSs that you wish to tender, to the ADS Tender Agent at the address set forth on the back cover of this Offer to Purchase, such that the ADS Tender Agent receives these documents before the Expiration Time. Note that, in some circumstances, your signature on the ADS Letter of Transmittal or the signature of an endorser of the tendered ADRs must have a Medallion Guarantee.
Registered Holders of Uncertificated ADSs on the books of the ADS Tender Agent. If you are a registered holder of uncertificated ADSs on the books of the ADS Tender Agent, which is The Bank of New York Mellon, you must properly complete and duly execute the accompanying ADS Letter of Transmittal, which is also available from the Information Agent, and deliver it bearing your original signature, together with all other documents required by the ADS Letter of Transmittal, to the ADS Tender Agent at the address set forth on the back cover of this Offer to Purchase, such that the ADS Tender Agent receives these documents before the Expiration Time. Note that, in some circumstances, your signature on the ADS Letter of Transmittal must be guaranteed by a Medallion Guarantee.
ADSs Held through a Broker, Dealer, Commercial Bank, Trust Company or Other Securities Intermediary in the DTC System. If you hold ADSs through a broker, dealer, commercial bank, trust company or other securities intermediary in the DTC system, you should promptly contact your broker, dealer, commercial bank, trust company or other securities intermediary and request that the securities intermediary tender your ADSs on your behalf through DTC. In order for a book-entry transfer to constitute a valid tender of your ADSs into the Offer, the ADSs must be tendered by your securities intermediary before the Expiration Time. Further, before the Expiration Time, the ADS Tender Agent must receive (i) a confirmation of such tender of your ADSs and (ii) an Agent’s Message.
The term “Agent’s Message” means a message transmitted to the ADS Tender Agent by DTC, received by the ADS Tender Agent, and forming a part of a book-entry confirmation that states that DTC has received an express acknowledgment from the participant tendering the ADSs that are the subject of such book-entry confirmation stating that such participant has received and agrees to be bound by the terms of this Offer to Purchase and the ADS Letter of Transmittal and that Buyer may enforce such agreement against such participant.
DTC, participants in DTC, and other securities intermediaries are likely to establish cut-off times and dates that are earlier than the Expiration Time, to receive instructions to tender ADSs. Note that if your ADSs are held through a broker, dealer, commercial bank, trust company or other securities intermediary and such securities intermediary tenders your ADSs as instructed by you, your securities intermediary may charge you a transaction or service fee. Holders of ADSs will bear any fees and expenses charged by the ADS Depositary under the ADS deposit agreement. You should consult your securities intermediary to determine the cut-off time and date applicable to you, and whether you will be charged any transaction or service fee.
The method of delivery of the ADS Letter of Transmittal and all other required documents, including delivery through DTC, is at the option and sole risk of the tendering shareholder, and delivery will be considered made only when the ADS Tender Agent actually receives the ADS Letter of Transmittal and all other required documents. If delivery is by mail, registered mail with return receipt requested, properly insured, is encouraged and strongly recommended. In all cases, sufficient time should be allowed to ensure timely delivery prior to the Expiration Time.
Do NOT send any ADRs evidencing ADSs, the ADS Letter of Transmittal or any related documents to Buyer, the Information Agent or the ADS Depositary.
DELIVERY OF THE ADRS EVIDENCING ADSS, THE ADS LETTER OF TRANSMITTAL OR ANY OTHER REQUIRED DOCUMENTS TO BUYER, THE ADS DEPOSITARY OR THE INFORMATION AGENT DOES NOT CONSTITUTE A VALID TENDER.
If you are in any doubt about the procedure for acceptance of ADSs, please call the Information Agent at its telephone numbers set forth on the back cover of this Offer to Purchase.
These procedures could take a significant amount of time to complete, and you should allow ample time for these procedures to be completed prior to the Expiration Time.
Signature Guarantees. No signature guarantee is required on the ADS Letter of Transmittal if (i) the ADS Letter of Transmittal is signed by the registered holder of the ADSs tendered therewith, unless such holder has completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the ADS Letter of Transmittal or (ii) ADSs are tendered for the account of a financial institution (including most commercial banks, savings and loans associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Securities Transfer Agents Medallion Program (STAMP), the NYSE Medallion Signature Program (SEMP) and the Stock Exchanges Medallion Program (each, an “Eligible Institution”, and collectively, “Eligible Institutions”). In all other cases, all signatures on an ADS Letter of Transmittal must be guaranteed with a Medallion Guarantee. See Instruction 2 of the ADS Letter of Transmittal. If an ADS is registered in the name of a person other than the signatory of the ADS Letter of Transmittal, or if payment is to be made or delivered to a person other than the registered holder, then the ADRs must be endorsed or transferred by the registered holder or a proper separate instrument of transfer signed by the registered holder must be provided, and the signature on the endorsement or instrument of transfer must be guaranteed by a Medallion Guarantee.
No Guaranteed Delivery. We are not providing for guaranteed delivery procedures. Therefore, holders of ADSs must allow sufficient time for the necessary tender procedures to be completed prior to the Expiration Time. Holders of ADSs must tender their ADSs in accordance with the procedures set forth in this Offer to Purchase and the ADS Letter of Transmittal. Tenders received by the Tender Agents after the Expiration Time will be disregarded and of no effect.
ADS Letter of Transmittal. If you or someone acting on your behalf executes an ADS Letter of Transmittal on your behalf, you will be deemed to represent, warrant and agree with us, subject to and effective upon our acceptance of your ADSs, that:
•
you sell, assign and transfer to, or upon the order of, Buyer all right, title and interest in and to all the ADSs (and the Shares represented thereby) tendered (and any and all other securities issued or issuable in respect thereof) and all dividends, distributions and rights declared, paid or distributed in respect of such ADSs (and the Shares represented thereby) on or after the Acceptance Time;

•
you irrevocably appoint the ADS Tender Agent as your true and lawful agent and attorney-in-fact, with full knowledge that the ADS Tender Agent is also acting as the agent of Buyer in connection with the Offer, with respect to such ADSs (and the Shares represented thereby), with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest):

○	to have the ADSs transferred and delivered to or upon the order of Buyer; and

○
to receive all benefits and otherwise exercise all rights of beneficial ownership of such ADSs, the underlying Shares (and all such other securities), all in accordance with the terms and conditions of the Offer;

•
you shall have no further rights with respect to the tendered ADSs (including the underlying Shares), except that you shall have a right to receive from Buyer the Offer Consideration in accordance with the terms and conditions of the Offer;

•
you have full power and authority to accept the Offer and to sell, assign and transfer the ADS (including the underlying Shares and any and all other securities or rights issued or issuable in respect of the ADSs) and that when the ADSs are accepted for purchase by Buyer, Buyer will acquire good title thereto, free from all liens, charges, equities, encumbrances, and other interests and together with all rights now or hereinafter attaching thereto, including, without limitation, voting rights and the right to receive all amounts payable to a holder thereof in respect of distributions, if any, declared, made or paid after the Acceptance Time with respect to the ADSs in respect of which the Offer is accepted or deemed to be accepted;

•
you will, upon request, execute and deliver any additional documents deemed by the ADS Tender Agent, the ADS Depositary or Buyer to be necessary or desirable to complete the sale, assignment and transfer of the ADSs (including the underlying Shares) tendered, accompanied by appropriate documentation of transfer, and, pending such remittance and transfer or appropriate assurance thereof;

•
all authority conferred or agreed to be conferred by you shall survive your death or incapacity, and your obligations shall be binding upon your heirs, executors, administrators, personal representatives, trustees in bankruptcy, successors and assigns;

•	you agree to be bound by the terms of the Offer, as described in this Offer to Purchase and the ADS Letter of Transmittal, and that Buyer may enforce the ADS Letter of Transmittal against you;
•
you understand and agree that (i) acceptance of ADSs by Buyer for payment will constitute a binding agreement between you and Buyer on the terms and subject to the conditions of the Offer and (ii) no interest will be paid on the Offer Consideration for the tendered ADSs; and

•
you understand and agree that delivery of the ADS Letter of Transmittal, ADRs and any other required documents to the ADS Tender Agent will be deemed (without any further action by the ADS Tender Agent or tendering ADS holder) to constitute an acceptance of the Offer with respect to the tendered ADSs.

Determination of Validity. All questions as to the form of documents and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of ADSs will be determined by us in our sole discretion, which determination shall be final and binding on all parties, subject to a shareholder’s right to challenge our determination in a court of competent jurisdiction. We reserve the absolute right to reject any and all tenders of ADSs determined by us not to be in proper form or the acceptance for purchase for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any ADSs of any particular holder, whether or not similar defects or irregularities are waived in the case of other holders. No tender of ADSs will be deemed to have been validly made until all defects and irregularities have been cured or waived. Neither we nor any of our affiliates or assigns nor any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms of the Offer will be final and binding. None of the Information Agent, the ADS Tender Agent or any other person shall be under any duty to give notice of any defects, irregularities or waivers with respect to tenders, nor shall any of them incur any liability for failure to give such notice.
If you are in any doubt about the procedure for tendering ADSs into the Offer, please contact the Information Agent.
4.	Withdrawal Rights.
Except as otherwise described in this Section 4, or as provided by applicable law, tenders of Shares and ADSs made pursuant to the Offer are irrevocable.
Buyer is entitled, in connection with the Offer, to relief from certain provisions of Section 14(e) of the Exchange Act, and Regulation 14E thereunder afforded under “Tier II” of the SEC’s Cross-Border Tender Offer Rules and related interpretations issued by the Staff of the SEC. Under the “Tier II” exemption, compliance with the requirements of the home jurisdiction law or practice (in this case, Sweden) will satisfy the requirements of certain of the rules applicable to third-party tender offers under the Exchange Act, including rules relating to withdrawal rights.
Offer Securities tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Time. Offer Securities may also be withdrawn at any time after December 30, 2023, which is the 60th day after the date of the commencement of the Offer, unless prior to that date Buyer has accepted for payment the Offer Securities validly tendered in the Offer. In addition, if Buyer elects, in its sole discretion, to provide for a subsequent offering period in accordance with the requirements of Rule 14d-1(d)(2)(v) of the Exchange Act, under such “Tier II” exemption, withdrawal rights with respect to the Offer will not be available during the period following the expiration of the Offer and prior to the commencement of the subsequent offering period.
If Buyer elects, in its sole discretion, to provide for a subsequent offering period in accordance with Rule 14d-11 of the Exchange Act, tendering shareholders will have no withdrawal rights with respect to any Offer Securities in such subsequent offering period.
For a withdrawal of tendered Offer Securities to be effective, a written notice of withdrawal must be timely received by the applicable Tender Agent to which the Offer Securities have been tendered at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered Offer Securities to be withdrawn, the number of tendered Offer Securities to be withdrawn and the name of the registered holder of such Offer Securities, if different from that of the person who tendered such Offer Securities. If certificates or receipts evidencing tendered Offer Securities to be withdrawn have been delivered to the applicable Tender Agent, then, prior to the physical release of such certificates or receipts, if any, the serial numbers shown on such certificates or receipts must be submitted to the applicable Tender Agent and the signature(s) on the notice of withdrawal must be Medallion Guaranteed if the original tender required a Medallion Guarantee. If Offer Securities have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3—“Procedures for Accepting the Offer and Tendering Offer Securities”, any notice of withdrawal must also specify the name and number of the participant in DTC and information as to the securities account with that participant to be credited with the withdrawn Offer Securities.
If Buyer extends the Offer, is delayed in its acceptance for payment of Offer Securities or is unable to accept Offer Securities for payment pursuant to the Offer for any reason, then, without prejudice to Buyer’s rights under the Offer, the Tender Agents may, nevertheless, on behalf of Buyer, retain tendered Offer Securities, and such Offer Securities may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described herein and as otherwise required by Rule 14e-1(c) under the Exchange Act.
Withdrawals of tenders of Offer Securities may not be rescinded. Any Shares and ADSs properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares and ADSs may be re-tendered following one of the procedures described in Section 3—“Procedures for Accepting the Offer and Tendering Offer Securities” at any time prior to the Expiration Time.
All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Buyer, in its sole discretion, whose determination will be final and binding upon the tendering party, subject to the rights of holders of Offer Securities to challenge such determination with respect to their Offer Securities in arbitration. None of Parent, Buyer, Olink, the Tender Agents, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.
5.	Material U.S. Federal Income Tax Considerations for U.S. Holders.
The following is a general summary of material U.S. federal income tax consequences to U.S. Holders (as defined below) whose Shares or ADSs are tendered and accepted for payment of the Offer Consideration pursuant to the Offer or the Compulsory Redemption. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, proposed and temporary U.S. Treasury Regulations promulgated thereunder, administrative pronouncements and judicial decisions as of the date hereof, all of which are subject to change, possibly on a retroactive basis, and to differing interpretation, which may result in tax consequences different from those described below. This discussion is not binding on the U.S. Internal Revenue Service (the “IRS”), and the IRS or a court in the event of an IRS dispute may challenge any of the conclusions set forth below.

This summary applies only to U.S. Holders who hold their Shares or ADSs as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). In addition, it does not describe all of the tax consequences that may be relevant in light of a U.S. Holder’s particular circumstances, including state and local tax consequences, estate and gift tax consequences, alternative minimum tax consequences, special tax accounting rules under Section 451(b) of the Code, the potential application of the Medicare contribution tax on net investment income, the base erosion and anti-abuse tax under Section 59A of the Code, and tax consequences applicable to U.S. Holders subject to special rules, such as:
•	banks, insurance companies, and certain other financial institutions;
•	certain former citizens or long-term residents of the United States;
•	dealers or traders in securities who use a mark-to-market method of tax accounting;
•
persons holding Shares or ADSs as part of a hedging transaction, “straddle,” wash sale, conversion transaction or integrated transaction or persons entering into a constructive sale with respect to Shares or ADSs;

•	persons whose “functional currency” for U.S. federal income tax purposes is not the U.S. dollar;
•	brokers, dealers or traders in securities, commodities or currencies;
•	tax-exempt entities or government organizations;
•	a tax qualified retirement plan or other tax deferred account;
•	persons holding Shares or ADSs through entities or arrangements classified as partnerships or other pass-through entities for U.S. federal income tax purposes;
•	regulated investment companies or real estate investment trusts;
•	persons who acquired Shares or ADSs pursuant to the exercise of any employee stock option or otherwise as compensation;
•	persons that are resident or ordinarily resident in a jurisdiction outside the United States;
•	persons holding Shares or ADSs in connection with a trade or business, permanent establishment, or fixed base outside the United States; and
•	persons who own (directly, constructively or through attribution) 10% or more (by vote or value) of Olink’s outstanding Shares or ADSs.
If an entity that is classified as a partnership for U.S. federal income tax purposes holds Shares or ADSs, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding Shares or ADSs and partners in such partnerships are encouraged to consult their tax advisors as to the particular U.S. federal income tax consequences of disposing of Shares or ADSs in connection with the Offer and the Compulsory Redemption.
A “U.S. Holder” is a holder who, for U.S. federal income tax purposes, is a beneficial owner of Shares or ADSs and is:
(i)	an individual who is a citizen or resident of the United States;
(ii)
a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia ;

(iii)	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
(iv)
a trust that (1) is subject to the primary supervision of a court within the United States and with respect to which one or more U.S. persons control all substantial decisions or (2) has a valid election to be treated as a U.S. person under applicable U.S. Treasury Regulations.

ALL HOLDERS OF SHARES AND ADSS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF TENDERING THEIR SHARES OR ADSS IN THE OFFER OR EXCHANGING SUCH SECURITIES FOR CASH IN CONNECTION WITH A COMPULSORY REDEMPTION IN LIGHT OF THEIR PARTICULAR SITUATIONS, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER LAWS.
Consequences to U.S. Holders of Shares or ADSs of the Offer and the Compulsory Redemption. Subject to the rules described under “Passive Foreign Investment Company Considerations” below, the receipt of cash, pursuant to either the Offer or the Compulsory Redemption, will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder who so exchanges Shares or ADSs for cash generally will recognize gain or loss in an amount equal to the difference between (i) the amount realized and (ii) such U.S. Holder’s adjusted tax basis in the Shares or ADSs exchanged therefor. Subject to the discussion below under “Passive Foreign Investment Company Considerations”, such gain or loss will be capital gain or loss and will be long-term if such U.S. Holder has held such Shares or ADSs for more than one year. Such gain or loss will generally be U.S.-source gain or loss for foreign tax credit limitation purposes.
Passive Foreign Investment Company Considerations.
In general, a non-U.S. corporation will be classified as a PFIC for any taxable year in which, after applying certain look-through rules, either:
•	at least 75% of its gross income is passive income (such as interest income); or
•	at least 50% of its gross assets (determined on the basis of a quarterly average) is attributable to assets that produce passive income or are held for the production of passive income.
Gross income for this purpose generally includes all sales revenue less the cost of goods sold, plus income from investments and from incidental or outside operations or sources. Passive income for this purpose generally includes dividends, interest, royalties, rents and gains from commodities and securities transactions, and gains from assets that produce passive income. Cash is generally treated as an asset that produces passive income. For purposes of the PFIC income test and asset test described above, if the Company owns, directly or indirectly, 25% or more of the total value of the outstanding shares of another corporation, the Company will be treated as if it (i) held a proportionate share of the assets of such other corporation and (ii) received directly a proportionate share of the income of such other corporation.
As indicated in the Company’s annual report in Form 20-F for the year ended December 31, 2022, the Company does not believe it was classified as a passive foreign investment company, or a PFIC, during its taxable year ended December 31, 2022 and, according to the Company, based on the Company’s current and expected composition of its income and assets and the value of its assets, the Company does not expect to be a PFIC for its current taxable year. However, no assurances regarding the Company’s PFIC status can be provided for its current taxable year or any past or future taxable years. The determination of whether the Company is a PFIC is a fact-intensive determination made on an annual basis applying principles and methodologies that in some circumstances are unclear and subject to varying interpretation. The remainder of this discussion addresses certain U.S. federal income tax consequences that may apply to a U.S. Holder if, notwithstanding the above, the Company is a PFIC for its current taxable year or any prior or future taxable year with respect to which such U.S. Holder owns the Shares or ADSs.
If the Company is classified as a PFIC in the current taxable year or any year with respect to which a U.S. Holder owns the Shares or ADSs, U.S. Holders will be subject to special tax rules with respect to any gain such U.S. Holder recognizes from the Offer or Compulsory Redemption, unless (i) such U.S. Holder makes a “qualified electing fund” election, or QEF Election, with respect to all taxable years during such U.S. Holder’s holding period in which the Company was a PFIC or (ii) the Shares or ADSs constitute “marketable” securities, and such U.S. Holder makes a mark- to-market election as discussed below. Under these special tax rules:
•	the gain will be allocated ratably over a U.S. Holder’s holding period for the Shares or ADSs;
•	the amount allocated to the taxable year of disposition, and any taxable year prior to the first taxable year in which the Company became a PFIC, will be treated as ordinary income; and
•
the amount allocated to each other year will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to taxable years during which the Company was a PFIC prior to the taxable year in which a disposition of Shares or ADSs occurs pursuant to the Offer or Compulsory Redemption cannot be offset by any net operating losses for such taxable years, and gains (but not losses) realized on the disposition of the Shares or ADSs pursuant to the Offer or Compulsory Redemption cannot be treated as capital, even if a U.S. Holder holds the Shares or ADSs as capital assets.

Certain elections exist such as a QEF Election or a mark-to-market election that may alleviate some of the adverse consequences of PFIC status and would result in an alternative treatment of a disposition of Shares or ADSs pursuant to the Offer or Compulsory Redemption.
If a U.S. Holder makes an effective QEF Election with respect to a PFIC, it will be taxed currently on its pro rata share of the PFIC’s ordinary earnings and net capital gain (at ordinary income and capital gain rates, respectively) for each taxable year that the entity is a PFIC, even if no distributions were received. Parent may make certain U.S. federal income tax elections in connection with the Offer and Compulsory Redemption, which could increase such U.S. Holder’s pro rata share of ordinary earnings and net capital gain under the QEF Election. Any distributions the Company makes out of its earnings and profits that were previously included in such a U.S. Holder’s income under the QEF Election would not be taxable to such U.S. Holder. Such U.S. Holder’s tax basis in its Shares or ADSs would be increased by an amount equal to any income included under the QEF Election and decreased by any amount distributed on the Shares or ADSs that is not included in its income. On the disposition of the Shares or ADSs in connection with the Offer or the Compulsory Redemption, a U.S. Holder that has a QEF election in effect would generally recognize capital gain or loss in an amount equal to the difference between the amount realized and its adjusted tax basis in the Shares or ADSs. Once made, a QEF Election remains in effect unless invalidated or terminated by the IRS or revoked by the shareholder. A QEF Election can be revoked only with the consent of the IRS. A U.S. Holder may only make a QEF Election with respect to its Shares or ADSs if the Company provides a PFIC Annual Information Statement in accordance with applicable U.S. Treasury regulations. There can be no assurance that the Company will provide PFIC Annual Information Statements to U.S. Holders. U.S. Holders should therefore assume that a QEF Election will not be available with respect to its Shares or ADSs.
Alternatively, U.S. Holders may be permitted to make a mark-to-market election with respect to the Shares or ADSs, provided that the Shares or ADSs are “marketable.” Shares or ADSs will be marketable if they are “regularly traded” on certain U.S. stock exchanges or on a foreign stock exchange that meets certain conditions. For these purposes, the Shares or ADSs will be considered regularly traded during any calendar year during which they are traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. Any trades that have as their principal purpose meeting this requirement will be disregarded. Nasdaq is a qualified exchange for these purposes.
A U.S. Holder that makes a mark-to-market election must include in ordinary income for each year an amount equal to the excess, if any, of the fair market value of the Shares or ADSs at the close of the taxable year over the U.S. Holder’s adjusted tax basis in the Shares or ADSs. An electing holder may also claim an ordinary loss deduction for the excess, if any, of the U.S. Holder’s adjusted basis in the Shares or ADSs over the fair market value of the Shares or ADSs at the close of the taxable year, but this deduction is allowable only to the extent of any net mark-to-market gains for prior years. Gain from the disposition of the Shares or ADSs in connection with the Offer or the Compulsory Redemption will be treated as ordinary income, and any losses incurred on a sale or other disposition of the Shares or ADSs will be treated as an ordinary loss to the extent of any net mark-to-market gains for prior years. Once made, the election cannot be revoked without the consent of the IRS, unless the Shares or ADSs cease to be marketable.
U.S. Holders should consult their tax advisors to determine whether the mark-to-market election would be available or advisable and if so, the effects thereof to such U.S. Holder in connection with the Offer and Compulsory Redemption.
If the Company is a PFIC for the year in which the disposition of Shares or ADSs pursuant to the Offer or Compulsory Redemption occurs or has been a PFIC during any prior year in which a U.S. Holder held Shares or ADSs, a U.S. Holder generally would be required to file IRS Form 8621 and report certain information relating to the disposition of Shares or ADSs pursuant to the Offer or Compulsory Redemption thereon.
WE STRONGLY URGE YOU TO CONSULT YOUR TAX ADVISOR REGARDING THE APPLICABLE CONSEQUENCES OF DISPOSING OF YOUR SHARES OR ADSS IN CONNECTION WITH THE OFFER OR THE COMPULSORY REDEMPTION IF THE COMPANY IS A PFIC FOR THE YEAR IN WHICH THE DISPOSITION OF SHARES OR ADSS PURSUANT TO THE OFFER OR COMPULSORY REDEMPTION OCCURS OR HAS BEEN A PFIC DURING ANY PRIOR YEAR IN WHICH YOU HELD SHARES OR ADSS.
Information Reporting and Backup Withholding. Payments of sales proceeds pursuant to the Offer or Compulsory Redemption may be subject to information reporting, and may be subject to backup withholding, unless

(i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding on a duly executed IRS Form W-9 or otherwise establishes an exemption.
If you are a U.S. Holder of ADSs, you should complete and sign the IRS Form W-9 that is included with the ADS Letter of Transmittal, to be returned to the ADS Tender Agent, in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exception exists and is proved in a manner satisfactory to the ADS Tender Agent.
If backup withholding applies with respect to a holder, a portion (currently, 24%) of any payment made to such holder is required to be withheld and paid over to the IRS. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder may be credited against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS. You should consult your own tax advisors as to your qualification for exemption from backup withholding and the procedure for obtaining the exemption.
6.	Certain Swedish Withholding Tax Considerations
The following is a general summary of Swedish withholding tax considerations for holders not resident in Sweden for tax purposes whose Shares or ADSs are tendered and accepted for payment of the Offer Consideration pursuant to the Offer or the Compulsory Redemption. The summary is based on current Swedish legislation and is only intended to provide general information. Each holder of Shares or ADSs is advised to consult an independent tax advisor as to the Swedish tax consequences relating to the holder’s particular circumstances that could arise from the Offer or the Compulsory Redemption, including the applicability and effect of foreign tax legislation (including regulations) and provisions in tax treaties.
For holders not resident in Sweden for tax purposes, Swedish withholding tax should not be levied on payments of the Offer Consideration pursuant to the Offer or the Compulsory Redemption nor on any capital gain realized as a result of the Offer or the Compulsory Redemption.
7.	Price Range of ADSs; Dividends.
The Shares are not publicly traded.
The ADSs trade on Nasdaq under the symbol “OLK”. The following table sets forth the high and low sale prices per ADS for the periods indicated. Share prices are as reported on Nasdaq based on published financial sources.
	HIGH	LOW
Year Ended December 31, 2021
First Quarter	$ 39.69	$ 28.97
Second Quarter	42.20	25.55
Third Quarter	38.78	22.30
Fourth Quarter	35.00	17.52
Year Ended December 31, 2022
First Quarter	$20.14	$10.64
Second Quarter	19.43	8.39
Third Quarter	20.07	12.05
Fourth Quarter	26.47	12.10
Year Ended December 31, 2023
First Quarter	$25.75	$19.00
Second Quarter	24.14	16.57
Third Quarter	20.56	14.25
Fourth Quarter (through October 27, 2023)	25.00	14.10
On October 16, 2023, the last full trading day prior to the public announcement of the execution of the Purchase Agreement, the closing sale price reported on Nasdaq was $14.98 per ADS. On October 27, 2023, the closing sale price per ADS reported on Nasdaq was $24.67. Shareholders are urged to obtain a current market quotation for Offer Securities before deciding whether to tender their Offer Securities.

According to Olink’s Annual Report on Form 20-F for the year ended December 31, 2022, filed with the SEC, Olink historically has not declared or paid any cash dividends on the ADSs and it did not anticipate declaring or paying any cash dividends in the foreseeable future. Under the Purchase Agreement, Olink is not permitted to declare, set aside or pay any dividends with respect to the Shares without the prior written consent of Parent or except as required by applicable law.
8.	Certain Information Concerning Olink.
Olink was founded as a private limited liability company in Sweden on January 13, 2016. Olink’s principal executive offices are located at Salagatan 16F, SE-753 30 Uppsala, Sweden. Olink’s telephone number is +46 20 120 3067. Olink’s Shares are not listed on any securities exchange. Olink’s ADSs (each representing one Share) are listed on Nasdaq under the symbol “OLK”. The following description of Olink and its business has been derived from Olink’s Annual Report on Form 20-F for the fiscal year ended December 31, 2022, and is qualified in its entirety by reference to such report.
Available Information. The ADSs are registered under the Exchange Act. Accordingly, Olink is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file an Annual Report on Form 20-F and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning Olink’s directors and officers, their remuneration, stock options and shares of restricted stock granted to them, the principal holders of Olink’s securities, any material interests of such persons in transactions with Olink and other matters is required to be disclosed in Olink’s Annual Report on Form 20-F, the most recent one having been originally filed with the SEC on March 27, 2023. The Annual Report on Form 20-F is available for inspection through the SEC’s website at www.sec.gov.
9.	Certain Information Concerning Parent and Buyer.
Parent is a Delaware corporation and direct parent of Buyer. Parent’s principal executive offices are located at 168 Third Avenue, Waltham, Massachusetts 02451. The telephone number of Parent is (781) 622-1000. Parent was formed in 1956 and is the world leader in serving science. Parent’s mission is to enable its customers to make the world healthier, cleaner and safer. Parent serves customers working in pharmaceutical and biotech companies, hospitals and clinical diagnostic labs, universities, research institutions and government agencies, as well as environmental, industrial, research and development, quality and process control settings.
Buyer is a private limited liability company organized under the laws of Sweden that was acquired for the sole purpose of making the Offer and has conducted no business activities other than those related to the structuring and negotiation of the Offer. Until immediately prior to the time Buyer accepts for payment the Offer Securities pursuant to the Offer, it is not anticipated that Buyer will have any assets or liabilities or engage in activities other than those incidental to its formation and capitalization and the transactions contemplated by the Offer. Buyer is a direct, wholly owned subsidiary of Parent. The principal executive offices for Buyer are located at 168 Third Avenue, Waltham, Massachusetts 02451. The telephone number of Buyer is (781) 622-1000.
The name, citizenship, business address, present principal occupation or employment and five (5)-year employment history of each of the directors and executive officers of Parent and Buyer are listed in Schedule I to this Offer to Purchase.
During the last five (5) years, neither Parent nor Buyer or, to the best knowledge of Parent and Buyer, any of the persons listed in Schedule I to this Offer to Purchase (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws. Except as provided in the Purchase Agreement or as described in Schedule I to this Offer to Purchase, the Support Agreement or as otherwise described in this Offer to Purchase, (i) none of Parent or Buyer or, to the best knowledge of Parent and Buyer, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Parent or Buyer, or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares or ADSs (other than Mr. Pettiti, who holds 5,000 ADSs) and (ii) neither Parent nor Buyer or, to the best knowledge of Parent and Buyer, any of the persons or entities referred to in Schedule I hereto nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in respect of any Shares or ADSs during the past sixty (60) days. Except as provided in the Purchase Agreement, the Support Agreement, the Transfer Restriction Agreement or as otherwise described in this Offer to Purchase, neither Parent nor Buyer or, to the best knowledge of Parent and Buyer, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Olink (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies, consents or authorizations).
Except as set forth in this Offer to Purchase, neither Parent nor Buyer or, to the best knowledge of Parent and Buyer, any of the persons listed in Schedule I hereto, has had any business relationship or transaction with Olink or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between Parent or Buyer or any of their subsidiaries, or, to the best knowledge of Parent and Buyer, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Olink or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets during the past two (2) years.
Available Information. Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto, as well as other information filed by Parent and Buyer with the SEC, are available at the SEC’s website at www.sec.gov.
10.	Source and Amount of Funds.
As of the date of the Purchase Agreement, Parent and Buyer had access to sufficient cash or other sources of immediately available funds, and as of the Closing Date, Parent and Buyer will have sufficient cash on hand or other sources of immediately available funds, in each case, to enable Buyer to consummate the Offer, the Compulsory Redemption and the other transactions pursuant to the terms of the Purchase Agreement and to satisfy all of Buyer’s obligations under the Purchase Agreement, including to pay the aggregate Offer Consideration and to pay all amounts required to consummate the Offer and the Compulsory Redemption. Parent and Buyer expressly acknowledge and agree that their obligations under the Purchase Agreement, including their obligations to consummate the Offer and the Compulsory Redemption or any of the other transactions contemplated by the Purchase Agreement, are not subject to, or conditioned on, the receipt or availability of any funds or financing. Parent and Buyer anticipate funding such cash requirements using Parent’s available cash on hand and may, in Parent’s sole discretion, draw down upon Parent’s existing debt facilities or enter into new debt arrangements.
11.	Background of the Offer; Past Contacts or Negotiations with Olink.
Parent’s senior management team regularly considers, evaluates and discusses with the board of directors of Parent (the “Parent Board”) potential strategic alternatives, and has considered ways to enhance Parent’s performance and prospects in light of competitive and other relevant developments. These reviews have included periodic discussions with respect to potential transactions and collaborations that would further Parent’s strategic objectives and the potential benefits and risks of such transactions.
In early May 2023, representatives of J.P. Morgan Securities LLC (“J.P. Morgan”), on behalf of the Company, reached out to Paul Parker, Senior Vice President of Strategy and Corporate Development of Parent and his senior team members, to gauge, on the basis of publicly available information, Parent’s interest in, and knowledge of, the Company. Between early May and mid-June 2023, J.P. Morgan, on behalf of the Company, held additional initial discussions and shared introductory materials about the Company based on publicly available information with Parent.
From early June through late July 2023, J.P. Morgan, and from late July through late August 2023, J.P. Morgan and Goldman Sachs Bank Europe SE, Sweden Bankfilial (“Goldman Sachs”), each on behalf of the Company, were in contact with Parent about its potential interest in acquiring the Company. On June 25, 2023, Parent entered into a non-disclosure agreement (“NDA”) with the Company and received confidential information regarding the Company and its business.
After the execution of the NDA, Company management, together with representatives of J.P. Morgan and Goldman Sachs, held management sessions with Parent in order to provide certain confidential information and a detailed overview of the Company.
J.P. Morgan, as directed by the Company, invited Parent, by delivery of a process letter on July 18, 2023, to submit an initial indication of interest for the potential acquisition of the Company by August 4, 2023.

On August 4, 2023, Parent provided an indication of interest for an acquisition of the Company indicating a price range of $22.00 to $24.00 per Offer Security in cash.
Also on August 15, 2023, the Company provided Parent with access to the confidential electronic data room for the Company, and began to share due diligence information regarding the Company.
On September 12, 2023, J.P. Morgan and Goldman Sachs, as directed by the Company, invited Parent, by delivery of a process letter, to submit a final proposal by October 9, 2023, for the potential acquisition of the Company. The process letter also asked the bidders to submit a mark-up of the auction draft purchase agreement by September 21, 2023, in advance of the final bid submission.
On September 18, 2023, Cravath, Swaine & Moore LLP, counsel to Parent (“Cravath”), and Baker & McKenzie LLP and Baker & McKenzie Advokatbyrå KB, the Company’s outside counsel (collectively, “Baker McKenzie”), counsel to the Company, had a preliminary phone conversation to review certain questions about the purchase agreement and transaction structure. Cravath indicated Parent’s interest in potentially pursuing an acquisition of the Company through a purchase of all of its assets rather than through a tender offer.
On September 21, 2023, at a regularly scheduled Parent Board meeting, Marc Casper, chief executive officer of Parent, provided the Parent Board with an update on the transaction process between Parent and the Company.
On September 25, 2023, Cravath delivered to Baker McKenzie an initial mark-up of the auction draft purchase agreement. The revised draft included, among other things, (i) reference to a support agreement to be executed by the Majority Owner, and to-be-specified Company officers and directors that would obligate the parties to tender their Offer Securities to Parent and would restrict such securityholders from supporting any alternative transactions for twelve (12) months following any termination of the purchase agreement, including in connection with a superior proposal; (ii) the right of Parent to waive or amend the 90% minimum tender condition to an unspecified lower threshold; (iii) the removal of the Olink Board’s contractual right to respond to an intervening event by changing its recommendation; and (iv) a request for a termination fee to be paid by the Company or the Majority Owner to Parent in certain circumstances. The revised draft also noted that retention arrangements for certain unspecified key Company employees were critical to Parent’s acquisition proposal and inquired about when such arrangements could be discussed with such employees.
On September 29, 2023, Baker McKenzie delivered to Cravath an issues list with respect to Parent’s initial mark-up of the auction draft purchase agreement, which was subsequently followed by Baker McKenzie’s delivery on October 2, 2023, of a further revised draft purchase agreement based on such list. Baker McKenzie’s revised draft included, among other things, (i) an indication that the Company was willing to ask that the Majority Owner and to-be-specified Company officers and directors execute a tender and support agreement that would obligate such securityholders to tender Offer Securities to Parent but that would terminate in the event the purchase agreement was terminated, including in connection with a superior proposal; (ii) a willingness to give Parent the right to waive or amend the 90% minimum tender condition to a to-be-agreed lower threshold; (iii) the reinsertion of the Olink Board’s contractual right to respond to an intervening event by changing its recommendation; and (iv) a rejection of any potential termination fee to be paid by the Company or the Majority Owner to Parent in any circumstances on the grounds that it would be impermissible under Swedish law. Baker McKenzie’s revised draft also noted that key employee retention arrangement discussions would begin only after Parent’s final offer price was submitted. On the same date as delivery of a revised purchase agreement, Baker McKenzie delivered to Cravath a form of tender and support agreement consistent with the foregoing position.
On October 5, 2023, Baker McKenzie held a discussion via videoconference with Cravath regarding the revised draft of the purchase agreement and form of the tender and support agreement Baker McKenzie previously delivered to Parent.
On October 9, 2023, Parent delivered to J.P. Morgan and Goldman Sachs a written proposal for acquisition of the Company at $24.00 per Offer Security, constituting a price premium of approximately 67% above the closing ADS price on that day. Later that same day, New York City time, Cravath delivered to Baker McKenzie a further revised draft of the purchase agreement, a revised draft of the Company disclosure letter to the purchase agreement and a revised draft of the tender and support agreement. The revised drafts, among other things, restated or reinserted Parent's prior positions with respect to the tender and support agreement to be executed by the Majority Owner and to-be-specified Company officers and directors, the restriction on the Olink Board's right to change its recommendation in response to an intervening event and a request for a termination fee payable by the Company or the Majority Owner.

On October 11, 2023, representatives of J.P. Morgan and Goldman Sachs contacted Parent and requested from Parent its best-and-final offer reflecting the highest price Parent was willing to offer together with improved terms relating to transaction structure; deal protections (including tender and support commitments from the majority shareholder and termination fees); treatment of equity awards; and regulatory commitments.
On October 12, 2023, Parent delivered an oral proposal to a representative of J.P. Morgan to increase its offer price from $24.00 per Offer Security to $26.00. As outlined to J.P. Morgan, the proposal was conditioned on, among other things, the Majority Owner and to-be-specified Company executives and directors executing a tender and support agreement that would require them to support Parent’s offer at a fixed price of $26.00 per Offer Security until fifteen (15) days after the transaction outside date even if the purchase agreement were terminated due to an Olink Board recommendation change or superior proposal.
On the morning of October 13, 2023, New York City time, Parent delivered a written proposal that confirmed its October 12 oral proposal to J.P. Morgan and Goldman Sachs, increasing its offer price to $26.00 per Offer Security subject to the Majority Owner and Company executive and director commitments outlined above and noting the proposal was Parent’s best and final offer and constituted a price premium of approximately 82% above the closing ADS price on October 12. The written proposal further indicated that Parent was seeking exclusivity for seven business days for the parties to negotiate and finalize transaction documentation.
During the morning and afternoon of October 13, 2023, New York City time, representatives of the Company, Summa Equity AB, sole shareholder of the Majority Owner indirectly through intermediary funds and coinvestment entities (“Summa”), and Parent and their respective counsel discussed in order to clarify certain terms of Parent’s confirmed October 12 proposal.
On the basis of such discussions, Tommi Unkuri, a Company director and a partner at Summa, on behalf of Summa, confirmed to Mr. Parker via phone call that, in light of Parent’s best-and-final offer price increase, the Majority Owner was willing to enter into a tender and support agreement that obligated the Majority Owner to support Parent’s offer at a fixed price of $26.00 per Offer Security until fifteen (15) days after the transaction outside date, even if the purchase agreement was terminated due to Olink Board recommendation changes or a superior proposal, and would grant Parent the right, subject to applicable law, to purchase the Majority Owner’s Offer Securities at a fixed price of $26.00 per Offer Security during the term of the tender and support agreement (which would survive certain terminations of the purchase agreement as described above), notwithstanding a higher price paid to other holders in such period.
During the evening of October 13, 2023, New York City time, Parent and the Company entered into an exclusivity agreement granting Parent exclusivity through 12:00 noon, New York City time, on October 17, 2023, provided that if Parent and its representatives were working in good faith in furtherance of transaction negotiation and agreement execution, exclusivity would be automatically extended for successive one-business day renewal terms unless either party provided notice of non-renewal.
Between October 13, 2023, and until Purchase Agreement signing prior to Nasdaq Stock Market open on October 17, 2023, Parent, the Company, Summa, on behalf of the Majority Owner, and certain directors, officers and management members of the Company, together with their respective counsel, negotiated, exchanged drafts of and finalized the transaction documentation and Parent completed its final confirmatory due diligence.
In this period, Parent, the Company and their respective counsel finalized the Purchase Agreement and agreed on, among other things, (i) the “Company Material Adverse Effect” definition, (ii) the terms of the Company equity award roll-over into post-Offer closing cash awards, (iii) the right of the Olink Board to change its recommendation in response to an Intervening Event, (iv) a more seller-favorable regulatory efforts covenant and (v) the absence of any termination fee, expense reimbursement or similar payment by the Company or the Majority Owner in any event in light of considerations under Swedish law.
Also in this period, Parent first began negotiating, and subsequently entered into, certain post-closing employment, restrictive covenant and retention arrangements with certain key employees of the Company, as described in more detail in Section 12—“Transaction Agreements—The Purchase Agreement” of this Offer to Purchase.

On October 16, 2023, the Parent Board held a meeting and discussed the terms of the potential transaction with Olink. In the course of that meeting, the Parent Board received presentations with respect to the potential transaction and the proposed offer consideration of $26.00 per Share or ADS. Following discussion among the Parent Board members, the Parent Board approved the Purchase Agreement and the transactions contemplated thereby.
Subsequently on October 17, 2023, prior to the open of trading on the Nasdaq Stock Market, the Company and Parent executed and delivered the Purchase Agreement. Also on that date, Parent, the Majority Owner and certain of the Company’s directors and members of management executed and delivered the Support Agreement, with Parent and Mr. Heimer executing and delivering the Transfer Restriction Agreement. For more information concerning the terms of the Support Agreement and the Transfer Restriction Agreement, see Section 12—“The Transaction Agreements” in this Offer to Purchase for a more detailed description of the Support Agreement and the Transfer Restriction Agreement.
Also on October 17, 2023, after such execution and delivery but still prior to the open of trading on the Nasdaq Stock Market, the Company and Parent issued a joint press release announcing their boards’ respective approvals of the Offer.
12.	The Transaction Agreements.
The Purchase Agreement
On October 17, 2023, Parent and Olink entered into the Purchase Agreement. The following summary of certain provisions of the Purchase Agreement and all other provisions of the Purchase Agreement discussed herein are qualified by reference to the Purchase Agreement itself, which is incorporated herein by reference. We have filed a copy of the Purchase Agreement as Exhibit (d)(1) to the Schedule TO of which this Offer to Purchase forms a part. The Purchase Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 9—“Certain Information Concerning Parent and Buyer”. Olink shareholders and other interested parties should read the Purchase Agreement for a more complete description of the provisions summarized below. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Purchase Agreement.
The Purchase Agreement has been included to provide investors with information regarding its terms. Holders of Offer Securities and other interested parties should read the Purchase Agreement for a more complete description of the provisions summarized in the Offer to Purchase. It is not intended to provide any other factual information about Parent, Buyer or Olink. In particular, the representations, warranties and covenants of each party set forth in the Purchase Agreement have been made only for the purposes of, and were and are solely for the benefit of the parties to, the Purchase Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosure letters made for the purposes of allocating contractual risk between the parties to the Purchase Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. The confidential disclosure letters contain information that modifies, qualifies and creates exceptions to the representations and warranties and certain covenants set forth in the Purchase Agreement. Accordingly, the representations and warranties may not describe the actual state of affairs at the date they were made or at any other time, and investors should not rely on them as statements of fact.
The Offer. Pursuant to the Purchase Agreement, Parent will commence the Offer on or before October 31, 2023 to purchase all of the Offer Securities, in exchange for $26.00 per Share (that is not represented by an ADS) or $26.00 per ADS, as applicable, in cash, without interest (such amount or any higher amount per Share and ADS paid pursuant to the Offer in accordance with the Purchase Agreement, the “Offer Consideration”). Parent has the obligation to commence the Offer within ten (10) business days following the date of the Purchase Agreement. The Offer will initially expire at 6:00 p.m., New York time, on November 30, 2023, or at such other time as the parties mutually agree, in accordance with the terms of the Purchase Agreement, including as required by the applicable rules and regulations of the SEC (such date, the “Expiration Time”).
Offer Conditions. The obligation of Parent to consummate the Offer is subject to customary conditions, including, among others, that immediately prior to the expiration of the Offer, (i) there having been validly tendered in accordance with the terms of the Offer, and not properly withdrawn, a number of Offer Securities that, together with the Offer Securities then owned by Parent or its affiliates and the Offer Securities that will be transferred to Parent pursuant to the Tender and Support Agreement (as defined below) at the Closing, represents at least one Share more than 90% of the issued and outstanding Shares (excluding any Shares held in treasury by Olink or owned by any of Olink’s subsidiaries) immediately prior to the Expiration Time; provided that Parent has the right to waive or decrease the Minimum Tender Condition to a percentage that is no lower than 51% of the issued and outstanding Shares (excluding any Shares held in treasury by Olink or owned by any of Olink’s subsidiaries); and (ii) the expiration of the waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the receipt of other required approvals and clearances under applicable antitrust laws and certain foreign investment laws, as specified in the Purchase Agreement. The Offer Conditions are described further in Section 16—“Conditions to the Offer”.
Compulsory Redemption. If the Minimum Tender Condition is met and was not waived or changed in accordance with the terms of the Purchase Agreement to below one Share more than ninety percent (90%), then Parent and Buyer shall effectuate, or cause to be effectuated, the commencement and consummation by Buyer of the Compulsory Redemption in accordance with Rule 13(e)-3(g)(1) under the Exchange Act and the applicable Laws of Sweden.
Representations and Warranties. The Purchase Agreement includes customary representations, warranties and covenants of Olink and Parent.
In the Purchase Agreement, Olink has made representations and warranties to Parent and Buyer with respect to, among other things:
•	corporate matters, such as organization and corporate power;
•	authority in connection with the Purchase Agreement;
•	capitalization;
•	subsidiaries;
•	absence of conflicts with and violations or breaches of, or defaults under, organizational documents, contracts, laws and government authorizations;
•	required consents and approvals;
•	SEC reports, financial statements and system of internal control;
•	absence of undisclosed liabilities;
•	absence of certain changes or events;
•	compliance with laws;
•	real property and leases;
•	tax matters;
•	material contracts and commitments;
•	intellectual property;
•	absence of legal proceedings and orders;
•	insurance;
•	employee benefit plans;
•	compliance with environmental laws and conditions;
•	employment and labor matters;
•	compliance with anti-corruption and sanctions laws;
•	brokers and other advisors;
•	accuracy of information supplied for the Offer and the Solicitation/Recommendation Statement on Olink’s Schedule 14D-9;
•	the opinion of Olink’s financial advisor;
•	absence of affiliate transactions; and
•	certain acknowledgments regarding Olink’s representations and warranties.

Some of the representations and warranties in the Purchase Agreement made by Olink are qualified as to “materiality” or “Company Material Adverse Effect”. For purposes of the Purchase Agreement, a “Company Material Adverse Effect” means any change, effect, event, inaccuracy, occurrence, or other matter that, individually or in the aggregate, directly or indirectly has, or would reasonably be expected to have, a material adverse effect on the business, condition (financial or otherwise), assets, operations, or results of operations of Olink and its subsidiaries, taken as a whole; provided, however, any changes, effects, events, inaccuracies, occurrences, or other matters, directly or indirectly, resulting or arising from, relating to, or in connection with, any of the following will be disregarded in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur except, in certain cases, to the extent that the Company and its subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other similarly situated participants in the industries and geographic areas in which the Company and its subsidiaries operate (in which case only such incremental disproportionate impact or impacts may be taken into account in determining whether there has been a Company Material Adverse Effect):
•
matters generally affecting any U.S. or foreign economies, financial, currency, capital or securities markets (including changes in currency exchange rates or interest rates or the availability of financing), or matters generally affecting one or more industries or markets in which the Company and its subsidiaries operate;

•
the parties’ entry into the Purchase Agreement, the announcement or pendency of the Purchase Agreement or the transactions contemplated thereby (including (i) the disclosure of the identity of Parent or Buyer, (ii) any communication by Parent regarding the plan or intentions of Parent with respect to the conduct of Olink’s business or relating to the transactions contemplated hereby, and (iii) the threatened or actual impact on relationships of Olink or its subsidiaries with customers, vendors, suppliers, distributors, licensors, licensees, landlords, or employees (including the termination, suspension, modification, or reduction of such relationships));

•	any change in the market price or trading volume of the Shares or the ADSs or any other securities the value of which is directly or indirectly tied to the Shares or ADSs in and of itself;
•
acts of war (whether or not declared), insurrection, sabotage, or terrorism (or the escalation of the foregoing), or any national or international political or social conditions or natural disasters (including earthquake, hurricane, tornado, storm, flood, fire, volcanic eruption, or similar occurrence), changes in climate or weather conditions, or global health conditions (including any epidemic, pandemic, or disease outbreak, including COVID-19 and any worsening thereof), national emergencies, or other similar force majeure events;

•	any law or directive by any governmental body in connection with or in response to COVID-19;
•	changes in IFRS or accounting principles promulgated thereunder, or interpretations thereof after the date hereof;
•
the taking of any action or refraining from taking any action, in each case, by Olink or any of its subsidiaries (i) required by the Purchase Agreement, (ii) to which Parent has consented in writing in advance or (iii) which Parent has requested in writing;

•	any failure by Olink to meet any internal or analyst projections or forecasts or estimates of Olink’s revenues, earnings, or other financial metrics for any period in and of itself;
•	any strike, lockout, labor dispute, riot, civil commotion, civil unrest, protest or embargo;
•	any changes in any laws or any acts of any governmental body, including any government shutdown or similar event; or
•	certain other specified matters.
In the Purchase Agreement, Parent and Buyer have made representations and warranties to Olink with respect to, among other things:
•	corporate matters, such as organization and corporate power;
•	authority in connection with the Purchase Agreement;

•	absence of conflicts with and violations or breaches of, or defaults under, organizational documents, contracts, laws and governmental authorizations;
•	required consents and approvals;
•	absence of legal proceedings and orders;
•	accuracy of information supplied for the Offer and the Solicitation/Recommendation Statement on Olink’s Schedule 14D-9;
•	brokers and other advisors;
•	ownership of Offer Securities;
•	the availability of cash on hand sufficient to consummate the transactions contemplated by the Purchase Agreement;
•	independent investigation of Olink by Parent and Buyer and non-reliance on Olink’s estimates, projections, forecasts, forward-looking information and business plans; and
•	absence of certain agreements.
Some of the representations and warranties in the Purchase Agreement made by Parent and Buyer are qualified as to “materiality” or “Buyer Material Adverse Effect”. For purposes of the Purchase Agreement, a “Buyer Material Adverse Effect” means any change, effect, event, inaccuracy, occurrence, or other matter that would, or would reasonably be expected to, directly or indirectly, prevent or materially impede the consummation by Parent or Buyer of the transactions contemplated by the Purchase Agreement or the compliance by Parent or Buyer with its obligations in all material respects under the Purchase Agreement.
Delisting and Deregistration. Olink has agreed that, prior to the earlier of the consummation of the Compulsory Redemption or valid termination of the Purchase Agreement, Olink shall, to the extent requested by Parent, cooperate with Parent and use reasonable best efforts to take all actions to ensure Olink will no longer be a publicly traded company as promptly as practicable after the Closing, in which case the listing of the Offer Securities on Nasdaq would be terminated and the Offer Securities would be deregistered under the Securities Exchange Act of 1934, as amended, resulting in the cessation of Olink’s reporting obligations with respect to the ADSs thereunder.
Termination. The Purchase Agreement may be terminated, and the transactions contemplated thereby, at any time prior to the Acceptance Time:
•	by mutual written consent of Parent and Olink;
•
by each of Parent or Olink, for any of the following reasons, unless the failure of the terminating party to perform or comply with any of its obligations under the Purchase Agreement in any material respect has been the principal cause of or principally resulted in the respective reason for termination:

○
if any Governmental Body of competent jurisdiction has issued a final judgment or taken any other final action permanently restraining, enjoining, or otherwise prohibiting consummation of the Offer, and such judgment or other action has become final and non-appealable;

○
if the Acceptance Time has not occurred on or prior to July 17, 2024 (the “Outside Date”); provided, however, that if as of the date five (5) business days prior to such date, the Regulatory Condition is not satisfied but all of the other Offer Conditions (other than the Minimum Tender Condition and those conditions that by their nature are to be satisfied at the Closing) shall have been satisfied or waived, then each of Olink and Parent may extend the Outside Date by ninety (90) days on up to three occasions; or

○
if the Offer (as it may have been extended and re-extended in accordance with the terms of the Purchase Agreement) expires as a result of the non-satisfaction of any Offer Condition or is terminated pursuant to its terms and the Purchase Agreement without Buyer having accepted for purchase any Offer Securities validly tendered (and not withdrawn) pursuant to the Offer;

•	by Olink:
○
if Buyer fails to commence the Offer or Buyer, in violation of the terms of the Purchase Agreement, fails to accept for purchase Offer Securities validly tendered (and not withdrawn) pursuant to the Offer; provided, however, that the right to terminate this Purchase Agreement for the foregoing reason shall not be available to the Company if the failure of the Company to perform or comply with any of its obligations under the Purchase Agreement in any material respect has been the principal cause or principally resulted in the failure to commence the Offer;

○
if there has been a breach of any covenant or agreement made by Parent or Buyer in the Purchase Agreement, or any representation or warranty of Parent or Buyer is inaccurate or becomes inaccurate after the date of the Purchase Agreement, and such breach or inaccuracy (i) gives rise to, or would reasonably be expected to give rise to, a Buyer Material Adverse Effect and (ii) is not capable of being cured by the Outside Date or, if such breach or inaccuracy is capable of being cured within such period, it has not been cured within thirty (30) days following receipt by Parent or Buyer of written notice from the Company of such breach or inaccuracy (provided that Olink may not terminate the Purchase Agreement for the foregoing reason if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder); or

○
in order for Olink to enter into a definitive agreement with respect to a Superior Proposal (as defined below) to the extent permitted by, and subject to the applicable terms and conditions of Olink’s non-solicitation obligations under the Purchase Agreement; or

•	by Parent:
○
if there has been a breach of any covenant or agreement made by Olink in the Purchase Agreement, or any representation or warranty of the Company is inaccurate or becomes inaccurate after the date of the Purchase Agreement, and such breach or inaccuracy (i) gives rise to a failure of the Covenants Condition or the Representations Condition, and (ii) is not capable of being cured by the Outside Date or, if such breach or inaccuracy is capable of being cured within such period, it has not been cured within thirty (30) days following receipt by the Company of written notice from Parent or Buyer of such breach or inaccuracy (provided that Parent may not terminate the Purchase Agreement for the foregoing reason if Parent or Buyer is then in material breach of any of its representations, warranties, covenants or agreements hereunder);

○	if the Olink Board effects a Change of Board Recommendation (as defined below); or
○	if any judgment imposing a Remedy Action other than a Permitted Remedy Action shall be in effect and shall have become final and non-appealable.
Conduct of Business Pending the Expiration of the Offer. The Purchase Agreement provides that, except as set forth in the disclosure letter delivered by Olink to Parent in connection with the Purchase Agreement (the “Olink Disclosure Letter”), required by law or any COVID-19 measure, required by the Purchase Agreement or with the prior written consent of Parent (which consent will not be unreasonably delayed, withheld or conditioned), from the date of the Purchase Agreement until the earlier of the consummation of the Compulsory Redemption or the date the Purchase Agreement is validly terminated in accordance with the terms thereof (the “Pre-Closing Period”), Olink has undertaken to, and to cause each of its subsidiaries to: (i) use commercially reasonable efforts to and after the Closing, if it occurs, shall and shall cause each of its subsidiaries to, conduct its business in the ordinary course of business; and (ii) use commercially reasonable efforts to (A) preserve intact its current business organizations, (B) keep available the services of its current officers, employees and consultants and (C) preserve its relationships with customers, suppliers, partners, licensors, licensees, distributors and others having business dealings with it.
Olink has further agreed that, during the Pre-Closing Period, except as set forth in the Olink Disclosure Letter, as required by applicable law or as required by the Purchase Agreement, Olink will not and will not permit any of its subsidiaries, without the prior written consent of Parent (which consent will not be unreasonably delayed, withheld or conditioned), among other things and subject to specified exceptions:
•
declare, set aside or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its share capital or other equity interests or directly or indirectly redeem, repurchase or otherwise acquire any shares of its share capital or other equity interests or any Olink Stock Options or Olink RSUs;

•
issue, transfer, sell, register to issue or sell, pledge, dispose of or otherwise encumber or subject to any lien, or authorize the issuance, transfer, sale, registration, pledge, disposition or other encumbrance of, any shares of its share capital or other equity interests or voting debt in Olink or any of its subsidiaries;

•
increase the wages, salary or other compensation with respect to any of Olink’s or any of its subsidiaries’ officers, directors, independent contractors or employees; establish, adopt, enter into, amend in any material respect or terminate any company plan or any other plan, agreement, program or arrangement that would be a company plan if in existence on the date of the Purchase Agreement; forgive indebtedness or trigger any funding of any compensation or benefits payable to any current or former director, officer, employee or consultant of Olink or any subsidiary; with respect to any company plan, make any contributions or payments to any trust or other funding vehicle, except in the ordinary course of business; change any actuarial or other assumption used to calculate funding obligations with respect to any company plan or change the manner in which contributions are made or the basis on which contributions are calculated with respect to any company plan, except in the ordinary course of business; grant or agree to grant any change in control, severance or retention compensation or benefits, other than severance rights granted to employees newly hired or mutually terminated in the ordinary course of business and that are consistent with those provided to other similarly situated employees; loan or advance any money or other property to any current or former director, officer, employee or consultant of Olink or any of its subsidiaries, other than advances of routine business expenses or for employees with annual base salaries that do not exceed $200,000, in each case, in the ordinary course of business; or grant any equity or equity-based awards under any company plan or otherwise;

•
adopt, enter into or amend any collective bargaining agreement or other contract with any labor union, labor or trade organization or other employee representative body applicable to Olink or its subsidiaries, or recognize or certify any labor union, labor or trade organization, works council or group of employees of Olink or its subsidiaries as the bargaining representative for any employees of the Olink or its subsidiaries;

•
hire or engage, or make a written offer to hire or engage, any officer or employee, whose annual base salary or fee arrangement would exceed $200,000, other than as a replacement hire or promotion receiving substantially similar terms of employment; terminate the employment or service of any officer or employee with an annual base salary in excess of $200,000, other than for cause;

•	amend or permit the adoption of any amendment of Olink or its subsidiaries’ organizational documents, or enter into any agreement with respect to the voting of its share capital;
•
effect a recapitalization, reclassification of shares, stock split, combination or subdivision, reverse stock split or similar transaction or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for Shares of its share capital or other equity interest;

•
merge or consolidate with any person or adopt or effect a plan of complete or partial liquidation, dissolution, consolidation, restructuring, including an internal reorganization or transfer of equity of a subsidiary, or recapitalization;

•
directly or indirectly acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a material portion of the assets of any business or any corporation, partnership, association or other business organization or division thereof, except for the purchase of inventory and supplies from suppliers or vendors in the ordinary course of business or in individual transactions involving less than $1,000,000 in assets;

•
incur, create, assume or otherwise become liable or responsible for, whether directly, indirectly, contingently or otherwise, any indebtedness; make or agree to commit to make, any loans or advances to any other person other than loans between or among Olink and any of its subsidiaries or its or their respective employees made in the ordinary course of business; or make any capital contributions to, or investments in, any other person, except for contributions, investments or actions under cash-pool arrangements among or between any of Olink and its subsidiaries;

•
sell, contribute, distribute, transfer, lease or sublease (as lessor or sublessor), license, assign, mortgage, encumber, or incur or permit to exist any lien on or otherwise abandon, withdraw or dispose of (i) any assets with a net book value in excess of $500,000 in the aggregate or (ii) certain intellectual property;

•	waive or release, or assign, commence, pay, discharge, settle, compromise or satisfy any action;
•
change its fiscal year, revalue any of its material assets (except for the revaluation of inventory on an annual basis in the ordinary course of business) or change any of its financial, actuarial, reserving or tax accounting methods or practices in any material respect, except as required by IFRS or law;

•
(i) make, change or revoke any material tax election, (ii) change any material tax accounting period or method, (iii) enter into any “closing agreement” within the meaning of Section 7121 of the United States Internal Revenue Code of 1986 (or any similar provision of state, local or non-U.S. tax law) with a governmental body in respect of material taxes, (iv) waive or extend the statute of limitations on assessment in respect of material taxes, (v) settle or compromise any material tax claim, audit or assessment for an amount materially in excess of the amount reserved for taxes on the financial statements of Olink, (vi) file any material amended tax return or (vii) surrender any right to claim a refund of a material amount of taxes;

•	enter into, renew, extend, terminate or materially amend or modify any material contract;
•
abandon, withdraw, terminate, suspend, abrogate, amend or modify in any material respect any permits held by Olink in a manner that would materially impair the operation of the business of Olink and its subsidiaries;

•
grant any options or rights or enter into any agreement, which requires payments to or from Olink or any of its subsidiaries in excess of $1,000,000, to (i) assign, transfer, sublease, license or otherwise dispose of any leased real property or any portion thereof or interest therein, or (ii) purchase or otherwise acquire any real property or any interest therein;

•	forgive any loans or advances to any officers, employees or directors of Olink or its subsidiaries, or any of their respective affiliates;
•
make any capital expenditure or expenditures, or incur any obligations or liabilities or make any commitments in connection therewith other than in the ordinary course of business in an amount that exceeds $2,000,000 in a single transaction or $8,000,000 in the aggregate in any fiscal year;

•
enter into any new line of business other than any line of business that is reasonably ancillary to and a reasonably foreseeable extension of any line of business as of the date of the Purchase Agreement;

•	adopt or implement any shareholder rights plan or similar arrangement;
•	enter into, renew, extend, terminate or materially amend or modify any agreement with affiliates; or
•	authorize, agree or commit to take any of the actions enumerated above.
Non-solicitation Obligations. Olink has agreed that, except as permitted in accordance with the Purchase Agreement, from and after the date of the Purchase Agreement until the earlier of the Acceptance Time or the termination of the Purchase Agreement in accordance with its terms, the Company shall not, shall cause its subsidiaries not to, and shall instruct (and use its reasonable best efforts to cause) its officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives not to, directly or indirectly:
•
initiate or solicit, or knowingly encourage or knowingly facilitate, any inquiries, proposals or offers that constitute or would reasonably be expected to lead to or result in an Acquisition Proposal (as defined below);

•
furnish to any person (other than Parent, Buyer or any designees or Representatives of Parent or Buyer), or any Representative thereof, any non-public information in connection with, or with the intent to facilitate, the making, submission or public announcement of any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to or result in an Acquisition Proposal;

•
participate or engage in any discussions or negotiations with any person, or any Representative thereof, with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to or result in, an Acquisition Proposal;

•	enter into any merger agreement, purchase agreement, letter of intent or similar agreement with respect to an Acquisition Proposal; or
•	approve, authorize, agree or publicly announce the intention to do any of the foregoing.

Olink also agreed that it will, and will cause its subsidiaries to, and will instruct its Representatives to:
•	cease any solicitation, encouragement, discussions or negotiations with any person other than Parent, Buyer and their Representatives with respect to any Acquisition Proposal for Olink;
•
request that each person and its Representatives (other than Parent) that has, prior to the execution and delivery of the Purchase Agreement, executed a confidentiality agreement in connection with such person’s consideration of making a possible Acquisition Proposal, return or destruction of all confidential information previously furnished to any person in connection with a possible Acquisition Proposal; and

•	terminate access, other than for Parent, Buyer or their Representatives or designees to any physical or electronic data rooms relating to an Acquisition Proposal for Olink.
Olink Board Recommendation; Change of the Olink Board Recommendation. The Olink Board approved the Purchase Agreement and resolved to recommend that Olink shareholders accept the Offer. Under the Purchase Agreement, the Olink Board may change its recommendation or terminate the Purchase Agreement and enter into a definitive agreement with a third party that has provided a Superior Proposal for acquisition of Olink if:
•	Olink receives an Acquisition Proposal that the Olink Board determines in good faith that the proposal constitutes a Superior Proposal to Parent’s proposal;
•
the Olink Board determines in good faith, after consultation with its outside counsel, that the failure to take any such action would be inconsistent with its fiduciary duties under the applicable laws of Sweden;

•
Olink has notified Parent in writing that the Olink Board intends to change its recommendation in response to, or to terminate the Purchase Agreement and enter into a definitive agreement with respect to, such Superior Proposal and such notice specifies the material terms and conditions of the related Superior Proposal, identifying the person or group making such Superior Proposal and including a copy of the relevant agreement or proposal with respect to such Superior Proposal;

•
Olink will have negotiated, and shall have instructed (and shall have used its reasonable best efforts to cause) its Representatives to negotiate, in good faith, with Parent and its Representatives during the Notice Period (as defined below), to the extent Parent requests to negotiate, with respect to any revisions proposed in writing by Parent to the terms of the Purchase Agreement that would eliminate the need for taking such action; and

•
no earlier than the end of the Notice Period, the Olink Board determines in good faith, after consultation with its outside counsel and its financial advisor or advisors and after taking into consideration the terms of any proposed amendment or modification to the Purchase Agreement that Parent has committed to in writing to make during the Notice Period, that (i) the Acquisition Proposal that is subject of the Determination Notice (as defined in the Purchase Agreement) continues to constitute a Superior Proposal and (ii) that the failure to take any such action would be inconsistent with its fiduciary duties under the applicable laws of Sweden; provided, however, that the foregoing shall apply to any material change to the financial terms of any applicable Superior Proposal and require a revised Determination Notice and a new Notice Period of three (iii) business days in connection with such material change will apply.

Further, the Olink Board may change its recommendation in response to an Intervening Event (as defined below) if:
•	the Olink Board determines in good faith that the failure to take any such action would be inconsistent with its fiduciary duties under the applicable laws of Sweden;
•	the Company has notified Parent in writing that the Olink Board intends to effect a Change of Board Recommendation;
•
the Company shall have negotiated, and shall have instructed (and shall have used its reasonable best efforts to cause) its Representatives to negotiate, in good faith, with Parent and its Representatives during the Notice Period, to the extent Parent requests to negotiate, with respect to any revisions proposed in writing by Parent to the terms of the Purchase Agreement that would eliminate the need for taking such action; and

•
no earlier than the end of the Notice Period, the Olink Board determines in good faith, after considering the terms of any proposed amendment or modification to the Purchase Agreement that Parent has committed in writing to make during the Notice Period, that the failure to make a Change of Board Recommendation in response to such Intervening Event would be reasonably likely to be inconsistent with its fiduciary duties under the applicable laws of Sweden.

Otherwise, the Olink Board has agreed that neither it nor any of its committees will effect a Change of Board Recommendation or approve, recommend, cause or permit Olink to enter into any other agreement for its acquisition, or authorize, resolve, agree or propose to take any such action. If the Purchase Agreement is terminated (i) by Buyer due to a breach by Olink of the Purchase Agreement, (ii) by Olink to enter into a definitive agreement with respect to a Superior Proposal or (iii) by Buyer in the event of a change in the Olink Board's recommendation in accordance with the Purchase Agreement, the Support Agreement will survive such termination of the Purchase Agreement until April 28, 2025. See Section 12—“The Transaction Agreements—The Support Agreement”.
Access to Information. From and after the date of the Purchase Agreement until the earlier of the consummation of the Compulsory Redemption and the termination of the Purchase Agreement in accordance with its terms, Olink will, upon reasonable advance notice (i) give Parent and Buyer and their respective representatives reasonable access during normal business hours to the employees, advisors, facilities, books, contracts and records of Olink and its subsidiaries, (ii) permit Parent and Buyer to make such non-invasive inspections as they may reasonably request and (iii) furnish Parent and Buyer with such financial and operating data and other information with respect to the business, properties, and personnel of Olink and its subsidiaries as Parent or Buyer may from time to time reasonably request to the extent prior to the Closing, solely for the purposes of integration and post-Closing planning.
Reasonable Best Efforts. Subject to the terms and conditions of the Purchase Agreement, prior to the Closing, Olink and Parent have agreed to use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper, or advisable under applicable laws to consummate the Offer, as promptly as practicable and, in any event, by or before the Outside Date, including obtaining all consents, registrations and declarations from any governmental body or third party necessary, proper or advisable to consummate the transactions contemplated thereby, including any such consents, registrations and declarations required under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, the EU Merger Regulation and any law designed to prohibit, restrict, or regulate actions for the purpose or effect of monopolization or restraint of trade or significant impediment of effective competition (collectively “Antitrust Laws”) or any applicable laws intended to prohibit, restrict or regulate acquisitions or investments in persons organized, domiciled or operating in a jurisdiction by foreign persons (“Foreign Investment Laws”). Notwithstanding anything in the Purchase Agreement to the contrary, the parties have agreed to, (i) in cooperation and consultation with each other, make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and all other filings required pursuant to applicable foreign Antitrust Laws or Foreign Investment Laws with respect to the transactions contemplated thereby as promptly as reasonably practicable and in any event prior to the expiration of any applicable legal deadline (provided that the filing of a Notification and Report Form pursuant to the HSR Act must be made within ten (10) business days after the date of the Purchase Agreement, unless otherwise agreed to by Olink and Parent in writing) and (ii) use reasonable best efforts to supply as promptly as reasonably practicable any additional information and documentary material that may be requested (including pursuant to a second or similar request) pursuant to the HSR Act or any other Antitrust Law or Foreign Investment Laws. Parent shall, with the reasonable cooperation of Olink, have principal responsibility for any filing or notification, or draft filing as may be the case, required or deemed mutually advisable by both Buyer and Olink, under foreign Antitrust Laws and Foreign Investment Laws as promptly as reasonably practicable after the date of the Purchase Agreement, unless otherwise agreed to by Olink and Parent in writing. Neither Parent nor Olink will withdraw any such filings or notifications, nor extend the timing for any review period by any Governmental Body in connection with obtaining any consent, registration or declaration of a governmental body, without the prior written consent of the other party. Parent shall have principal responsibility for determining the timing, sequence and strategy of seeking all clearances, consents or approvals under the HSR Act and other applicable Antitrust Laws and Foreign Investment Laws, provided that the parties shall also consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by, or on behalf of, such party in connection with proceedings under or relating to any Antitrust Laws and Foreign Investment Laws. Without limiting the foregoing, the parties have agreed (A) to furnish to the other such information and assistance as the other may reasonably request in connection with obtaining any Consent (as defined in the Purchase Agreement), registration or declaration or any Action (as defined in the Purchase Agreement) under or relating to Antitrust Laws, Foreign Investment Laws or otherwise relating to or to facilitate a Remedy Action, (B) to give each other reasonable advance notice of all meetings with any Governmental Body relating to any Antitrust Laws, Foreign Investment Laws or otherwise relating to or to facilitate a Remedy Action, (C) to give each other an opportunity to participate in each of such meetings, (D) to the extent practicable, to give each other reasonable advance notice of all substantive oral communications with any Governmental Body relating to any Antitrust Laws or Foreign Investment Laws, (E) if any Governmental Body initiates a substantive oral communication regarding any Antitrust Laws or Foreign Investment Laws, to promptly notify the other party of the substance of such communication, (F) to provide each other with a reasonable advance opportunity to review and comment upon all substantive written communications (including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals) with a Governmental Body regarding any Antitrust Laws or Foreign Investment Laws and (G) to provide each other with copies of all substantive written communications to or from any Governmental Body relating to any Antitrust Laws or Foreign Investment Laws. The parties may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under the Purchase Agreement as “outside counsel.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent or Olink, as the case may be) or its legal counsel; provided that materials provided pursuant to the Purchase Agreement may be redacted (i) to remove personally sensitive information; (ii) to remove references concerning the valuation of or future plans for the applicable business to which the information relates, (iii) as necessary to comply with contractual obligations, (iv) as necessary to comply with applicable law and (v) as necessary to address reasonable privilege concerns. Parent has agreed to pay all filing fees in connection with any filings that may be required by the Purchase Agreement.
Parent has agreed to, and to cause each of its subsidiaries to, take any and all actions necessary to obtain any consents, clearances or approvals required under or in connection with applicable Antitrust Laws to enable all waiting periods under applicable Antitrust Laws to expire, and to avoid or eliminate impediments under applicable Antitrust Laws asserted by any governmental body, in each case, to cause the Offer to be consummated as soon as practicable and in any event prior to the Outside Date. Notwithstanding anything to the contrary in the Purchase Agreement, in no event shall Parent or any of its subsidiaries be obligated to, or to agree to, (i) divest, dispose of, license, or hold separate all or any portion of the businesses or assets of Parent, Olink or any of their respective subsidiaries; or (ii) consent to or otherwise agree to other restrictions or limitations on any business, operations, assets, properties or contractual freedoms of any such businesses or operations (the preceding clauses (i) and (ii) collectively, a “Remedy Action”), unless, (A) in the case of the preceding clause (i) only, such Remedy Action involves solely assets or businesses of Olink and its subsidiaries (or at the election of Parent, of Parent and its affiliates); (B) in the case of the preceding clause (ii) only, such Remedy Action is a proposal, agreement, commitment or undertaking from Parent or any of it’s affiliates or the Company and its subsidiaries to license, supply or provide products and services to third parties (including competitors of Parent or any of its affiliates or the Company and its subsidiaries); and (C) in each of clauses (i) and (ii), such Remedy Action, individually and in the aggregate with all other Remedy Actions, would not reasonably be expected to have a material negative impact on Parent, the Company and their respective subsidiaries, taken as a whole, measured on a scale relative to Olink and its subsidiaries, taken as a whole (each, a “Permitted Remedy Action”). For the avoidance of doubt, no party (or their respective subsidiaries) shall be required to offer, negotiate, commit to or effect any Remedy Action that is not conditioned upon the Closing.
Without limiting the obligations in the Purchase Agreement, in the event that any Action (as defined in the Purchase Agreement) is instituted (or threatened to be instituted) by a governmental body challenging any transaction contemplated by the Purchase Agreement, each of Olink, Parent and Buyer shall take any and all actions necessary to contest and resist any such action (or threatened action), including to ensure that any Remedy Action sought in such action is a Permitted Remedy Action, and to have vacated, lifted, reversed or overturned any judgment or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by the Purchase Agreement (the “Transactions”) or imposes or seeks to impose any Remedy Action that is not a Permitted Remedy Action.
Prior to the Acceptance Time, each of Parent and Olink have agreed to use reasonable best efforts to obtain any consents, approvals or waivers of third parties with respect to any contracts to which it (or any subsidiary of Olink) is a party as may be necessary for the consummation of the transactions contemplated under the Purchase Agreement or required by the terms of any contract as a result of the execution, performance or consummation of the transactions contemplated thereby; provided, that, notwithstanding anything to the contrary in the Purchase Agreement, in no event will Olink be required to pay or make or commit to pay or make, any fee, penalty or other consideration or any other accommodation to any third party to obtain any consent, approval or waiver required with respect to any such contract and Olink’s failure to obtain any such consents, approvals or waivers with respect to any contracts shall in no event be a breach of its obligations under the Purchase Agreement that factors into determining whether certain conditions under the Purchase Agreement have been satisfied.

Treatment of Olink Equity Awards. Pursuant to the terms of the Purchase Agreement:
•
each Olink Stock Option outstanding immediately prior to the Closing will be cancelled in exchange for the holder thereof being entitled to receive (i) the Vested Option Cash-Out Amount and (ii) an Unvested Option Replacement Award, provided that each Olink Stock Option that has an exercise price per Share that is equal to or greater than the Offer Consideration will be canceled for no consideration; and

•	each Olink RSU that is outstanding and unvested as of immediately prior to the Closing will be cancelled in exchange for the holder thereof being entitled to receive an RSU Replacement Award.
In the event the holder of an Unvested Option Replacement Award or RSU Replacement Award experiences a Qualifying Termination, the Unvested Option Replacement Award or RSU Replacement Award, as applicable, will become fully vested and payable as of the date of termination.
Directors’ and Officers’ Indemnification and Insurance. The Purchase Agreement provides that Parent and Buyer shall cause the directors and the chief executive officer or equivalent of Olink and its subsidiaries formed in Sweden be discharged from liability at the next annual general meeting of the shareholders of the relevant entity, for the period up to and including the Closing Date, provided that Olink’s auditors do not recommend against such discharge. Parent and Buyer undertake not to make, and shall procure that neither their affiliates nor any of Olink or its subsidiaries makes, any claim against any director or officer of Olink or its subsidiaries for his or her acts or omissions in his or her capacity as a director or officer (as applicable) during the period up to and including the Closing, in each case to the extent not based on or arising out of such director’s or officer’s willful misconduct or fraud as determined under applicable law and finally adjudicated by a court of competent jurisdiction.
For six (6) years from and after the Closing Date, Parent and Buyer will indemnify, defend and hold harmless all directors and the chief executive officer of Olink as of the date of the Purchase Agreement (each, together with such person’s heirs, executors, or administrators, an “Indemnified Party”) against any claim against such Indemnified Party for his or her acts or omissions in his or her capacity as a director or officer during the period up to and including the Closing and other reasonable costs and expenses (including advancing attorneys’ fees and expenses prior to the final disposition of any actual or threatened claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by applicable law), based on or arising out of the Transactions, the Compulsory Redemption or the negotiation, execution or performance of the Purchase Agreement, the Support Agreement or any other agreement executed in connection therewith. For a period of six (6) years from the Closing, all rights to elimination of liability, indemnification and advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the Closing Date, whether asserted or claimed prior to, at or after the Closing Date, including, for the avoidance of doubt, any such matter arising under any claim with respect to the Closing and the Transactions, now existing in favor of each Indemnified Party as provided in their certificate of incorporation or bylaws (or comparable organizational documents) of the Company and its subsidiaries or in any indemnification agreement with Olink or any of its subsidiaries in existence on the date of the Purchase Agreement shall survive the Closing and shall continue in full force and effect in accordance with the terms thereof.
Parent shall, prior to the Closing, purchase directors’ and officers’ liability tail insurance policies in respect of acts or omissions occurring at or prior to the Closing (including any acts or omissions with respect to the Closing and the Transactions), which tail policy (i) will be effective for a period from the Closing through and including the date six (6) years after the Closing with respect to claims arising from facts or events that existed or occurred prior to or at the Closing (including any claims arising from the Closing and the Transactions) and (ii) will contain coverage that is at least as protective to each person currently covered by Olink’s or any of its subsidiary’s directors’ and officers’ liability insurance policies as the coverage provided by such existing policies.
Employment and Employee Benefits Matters. During the period commencing on the Closing and ending on the first anniversary thereof (the “Protected Period”), Parent has agreed to provide each individual employed by Olink or any of its subsidiaries at the Closing (a “Current Employee”) with (i) an annual base salary or hourly wage rate, as applicable, at least as favorable as that provided to the Current Employee as of immediately prior to the Closing, (ii) a target annual cash incentive compensation opportunity at least as favorable as that provided to the Current Employee as of immediately prior to the Closing, (iii) a target annual long-term incentive compensation opportunity, if any, that is consistent with the opportunities applicable to similarly situated employees of Buyer and its subsidiaries and (iv) other compensation and employee benefits that are substantially comparable in the aggregate to such other compensation and employee benefits (generally excluding defined benefit pension, retiree welfare benefits, equity-based compensation and change of control, retention or other one-off awards) maintained for and provided to the Current Employee as of immediately prior to the Closing and disclosed to Parent prior to the signing of the Purchase Agreement. In addition, if a Current Employee experiences a Qualifying Termination, he or she will receive severance benefits equal to the greater of (i) a minimum severance payment equal to a number of months of base pay based on the employee’s position and (ii) the severance amount that the Current Employee is entitled to under applicable law, applicable collective agreement, social plan, works council agreement or other similar agreement or the Current Employee’s employment offer or contract, subject to the Continuing Employee executing and not revoking a general release of claims.
Parent has agreed to continue the annual bonus program established by the Olink Board for the year in which the Closing occurs through the end of such year, and to pay bonuses thereunder based on actual performance measured against the metrics and targets set by the Olink Board.
Parent has also agreed to provide Current Employees with certain service credit and credits for health care continuation based on their service with Olink and its subsidiaries prior to the Closing under the applicable employee benefit plans of Parent or Olink or their respective subsidiaries covering the Current Employees to the same extent as such service was taken into account under the corresponding Olink employee benefit plans immediately prior to Closing.
Shareholder Litigation. Olink has agreed to notify Parent as soon as possible of actions, suits, or claims instituted or, to the knowledge of Olink, threatened against Olink or any of its directors or officers relating to or in connection with the Purchase Agreement or the transactions contemplated thereby (“Shareholder Litigation”). Olink has agreed to keep Parent reasonably informed and consult with Parent regarding the defense and settlement of any such Shareholder Litigation, and Parent shall have a right to participate in (but not control) such defense or settlement. Without limiting the generality of the foregoing, none of Olink or any of its Representatives shall agree to or propose any settlement of any such Shareholder Litigation without Parent’s prior written consent.
Non-Survival. None of the representations, warranties, covenants and agreements of the parties contained in the Purchase Agreement or in any certificate, schedule, or other document delivered pursuant to the Purchase Agreement will survive the Closing, except for those covenants and agreements that by their terms expressly apply or are to be performed after the Closing Date.
Specific Performance. Parent and Olink have agreed that in the event of any breach of the Purchase Agreement, irreparable harm would occur that monetary damages (even if available) could not make whole. Parent and Olink have accordingly agreed that (i) each party will be entitled, in addition to any other remedy to which it may be entitled at law or in equity, to specific performance to prevent or restrain breaches or threatened breaches of the Purchase Agreement in any action without the posting of a bond or undertaking and without the necessity of proving actual damages or the inadequacy of monetary damages as a remedy and (ii) the parties will waive, in any action for specific performance, the defense of adequacy of a remedy at law and any other objections to specific performance of the Purchase Agreement. Each of Parent and Olink have acknowledged and agreed that the right of specific enforcement is an integral part of the transactions contemplated thereby and without such right, none of the parties would have entered into the Purchase Agreement.
Notwithstanding the parties’ rights to specific performance pursuant to the Purchase Agreement, each of Parent and Olink may pursue any other remedy available to it at law or in equity, including monetary damages, and except as otherwise provided in the Purchase Agreement, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.
Expenses. Except in limited circumstances expressly specified in the Purchase Agreement, each of Parent and Olink shall bear its own expenses in connection with the Purchase Agreement and the transactions contemplated thereby, with the exception that Parent shall be responsible for (i) all filing fees associated with submitting any filing under the HSR Act and any other filings under any other antitrust laws or foreign investment laws, and (ii) all costs and expenses in connection with the Compulsory Redemption.
Governing Law. The Purchase Agreement and any action arising out of or relating to the Purchase Agreement or the transactions contemplated thereby are governed by and will be construed in accordance with the laws of the

State of Delaware, regardless of the laws that might otherwise govern under. However, notwithstanding the foregoing, any matter concerning or implicating the Olink Board’s fiduciary duties (including the extent of the enforceability of the Purchase Agreement against Olink) is be governed by and construed in accordance with the applicable laws of Sweden.
Certain Defined Terms. For the purpose of this Offer to Purchase:
•
“Acquisition Proposal” means any offer or proposal made or renewed by a person or group (other than Parent or Buyer) at any time after the date of the Purchase Agreement relating to any (i) direct or indirect acquisition by any person or group (or the shareholders of any person or group) of beneficial ownership of 20% or more of any class of equity or voting securities of Olink (or of any resulting parent company of Olink) or 20% or more of the outstanding voting power of Olink (or any resulting parent company of Olink) (or any other equity interests representing such voting power after giving effect to any right of conversion or exchange thereof) or (ii) direct or indirect acquisition or exclusive license by any person or group (or shareholder of any person or group) of assets representing 20% or more of the consolidated revenues, net income or total assets of Olink and its Subsidiaries, in each case, pursuant to a merger, consolidation, joint-venture, recapitalization, dissolution, liquidation or other business combination, sale of share capital, sale, license or other transfer or disposition of assets, tender offer or exchange offer, or similar transaction, including any single or multi-step transaction or series of related transactions, in each case of the preceding (i) and (ii), other than by Parent or any affiliate of Parent. For the avoidance of doubt, the Offer and Compulsory Redemption shall not be deemed an Acquisition Proposal.

•
“Change of Board Recommendation” means (i) the withdrawal, amendment, modification or qualification of the Olink Board’s recommendation regarding the transactions or any public proposal to withdraw, or amend, modify or qualify the Olink Board’s recommendation, in each case under this clause (i), in a manner adverse to Parent or Buyer, (ii) the failure to include the Company Board Recommendation in the Solicitation/Recommendation Statement on Schedule 14D-9 disseminated to holders of the Offer Securities, (iii) the approval, authorization or recommendation by the Company Board of any Acquisition Proposal (as defined below) or any public proposal by the Company Board to approve, authorize or recommend any Acquisition Proposal or (iv) if any Acquisition Proposal is structured as a tender offer or exchange offer for the outstanding equity interests of the Company and is commenced pursuant to Rule 14d-2 under the Exchange Act (other than by Parent or an Affiliate of Parent), the failure to recommend, within ten (10) business days after such commencement, against acceptance by the shareholders of the Company of such tender offer or exchange offer.

•
“Governmental Body” means any federal, state, provincial, local, municipal, foreign or other governmental authority, including, any judicial, administrative or arbitral body, applicable securities exchange, or any department, minister, agency, commission, commissioner, board, subdivision, bureau, agency, instrumentality, court or other tribunal of any of the foregoing.

•
“Intervening Event” means a material change, effect, event, circumstance, occurrence, or other matter that was not known to or reasonably foreseeable by the Olink Board or any member thereof on the date of the Purchase Agreement, which change, effect, event, circumstance, occurrence, or other matter, or any consequence thereof, becomes known or reasonably foreseeable to the Olink Board or any member thereof prior to the Acceptance Time; provided, however, that in no event will any of the following constitute an Intervening Event: (i) the receipt, existence or terms of an Acquisition Proposal or any inquiry related thereto or the consequences thereof; (ii) any changes in the market price or trading volume of the Shares or the ADSs in and of themselves; (iii) advancements, increased adoption and other events contemplated by the Company’s growth and customer acquisition strategy, external or internal studies relating to the Company’s products or their use, or scientific and technological developments generally in the field of proteomics, in each case under this clause (iii), to the extent known or reasonably foreseeable by the Olink Board or any member thereof as of the date hereof (including as reflected in any internal projections, cases, budgets, forecasts or estimates of the Company’s financial metrics for any period); or (iv) the fact, in and of itself, that the Company meets or exceeds any internal or analyst projections, confidential information memorandum cases, budgets, forecasts or estimates of the Company’s revenues, earnings or other financial metrics for any period.

•	“Notice Period” means the period beginning on the day of delivery by the Company to Parent of a Determination Notice and ending on the fourth (4th) business day thereafter.
•
“Superior Proposal” means any bona fide written Acquisition Proposal (provided that for purposes of this definition, references to “twenty percent (20%) or more” in the definition of “Acquisition Proposal” shall be deemed to be references to “more than fifty percent (50%)”) that did not result from or arise out of a material breach of Olink’s non-solicitation obligations under the Purchase Agreement and that (i) the Olink Board determines in good faith is reasonably likely to be consummated on the terms proposed and for which financing (if required) is committed and is reasonably likely to be obtained and (ii) the Olink Board determines in good faith, after consultation with outside legal counsel and its financial advisor or advisors, is more favorable to the Company and its shareholders than the Transactions, taking into account all financial, legal, regulatory, timing and other aspects under the Purchase Agreement of such Acquisition Proposal (including any adjustment to the terms and conditions of the Transactions proposed by Parent in accordance with Olink’s non-solicitation obligations in response to such proposal prior to expiration of the Notice Period).

The Support Agreement
On October 17, 2023, as a condition and inducement to Parent’s willingness to enter into the Purchase Agreement and to consummate the Offer, Knilo InvestCo AS (the “Majority Owner”), Olink’s largest shareholder (whose sole shareholder indirectly through intermediary funds and coinvestment entities is Summa Equity AB), Oskar Hjelm, Carl Raimond, Rickard El Tarzi, Ida Grundberg, Landegren Gene Technology (Ulf Landegren), Linda Ramirez-Eaves, Nicolas Roelofs and Petrus Holding AS (Jon Hindar) (each, a “Supporting Shareholder”), severally and not jointly, and on such Supporting Shareholder’s own account with respect to its own shares, executed and delivered to Parent a Tender and Support Agreement in favor of Parent (the “Support Agreement”). Each Supporting Shareholder owns beneficially or is the record holder and beneficial owner of the number of Shares, including Shares underlying any ADSs, set forth opposite such Supporting Shareholder’s name on Schedule A of the Support Agreement (all such Shares set forth on Schedule A next to the Supporting Shareholder’s name, the “Existing Shares”, and such Existing Shares, together with any Shares that are hereafter issued to or otherwise directly or indirectly acquired by such Supporting Shareholder prior to the valid termination of the Support Agreement in accordance with its terms, the “Subject Shares”). As of October 17, 2023, approximately 66% of the outstanding Offer Securities are subject to the Support Agreement.
Pursuant to and subject to the terms and conditions of the Support Agreement, each Supporting Shareholder has agreed to tender or cause to be tendered in the Offer all of such Supporting Shareholder’s Offer Securities as of the date of the Support Agreement and any other Subject Shares that may become issued and outstanding after the date of the Support Agreement (such Subject Shares, collectively, the “Tender Shares”) pursuant to and in accordance with the terms of the Offer. As soon as practicable after, but in no event later than ten (10) business days after, the commencement of the Offer with respect to any Tender Shares acquired prior to such tenth (10th) business day and within two (2) business days of acquisition of any other Tender Shares, each Supporting Shareholder shall tender such Tender Shares pursuant to the terms of the Offer.
Each Supporting Shareholder has agreed that at the election of Parent, at any time prior to the expiration of the Offer, such Supporting Shareholder shall (i) not tender or permit to be tendered in the Offer any Tender Shares and (ii) withdraw any previously Tender Shares within one (1) business day of receipt of such notice of election of Parent and instead transfer such Tender Shares directly to Parent at a fixed price of $26.00 per Share, subject to the terms and conditions of the Support Agreement. Each Supporting Shareholder further agreed that in the event that any Supporting Shareholder transfers any of its Tender Shares in a transfer that is not a Permitted Transfer (as defined in the Support Agreement) in exchange for per share consideration that is greater than the Offer Consideration (such greater consideration, the “Excess Consideration”), such Supporting Shareholder agrees to deliver to Buyer the difference between the Excess Consideration and the Offer Consideration, in cash, no later than two (2) business days following receipt of such Excess Consideration. With respect to the Majority Owner, the Majority Owner has agreed to take all actions reasonably requested by Parent to effect its right to cause the Tender Shares of the Supporting Shareholders party to that certain Shareholder Agreement, dated as of March 24, 2021, by and among the Majority Owner, Olink and certain other shareholders, are subject to the Drag-Along.
In addition, each Supporting Shareholder has agreed that at any annual or special meeting of the shareholders of Olink however called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the shareholders of Olink, such Supporting Shareholder shall, in each case to the fullest extent that such Supporting Shareholder’s Subject Shares are entitled to vote or consent thereon:
•	appear at each such meeting or otherwise cause all such Subject Shares of the Supporting Shareholder to be counted as present thereat for purposes of determining a quorum; and
•
be present (in person or by proxy) and vote (or cause to be voted), or deliver (or cause to be delivered) a written consent with respect to, all of its Subject Shares (i) in favor of the adoption of the Purchase Agreement and, without limitation, any amended and restated Purchase Agreement or amendment to the Purchase Agreement (other than amendments that automatically terminate the Support Agreement pursuant to the terms thereof) and approving any other matters necessary for the consummation of the Transactions, and any proposal to adjourn or postpone any such meeting of Olink’s shareholders to a later date if there are not sufficient votes to adopt the Purchase Agreement; (ii) against any Acquisition Proposal; (iii) against any change in membership of the Olink Board that is not recommended or approved by the Olink Board and (iv) against any other proposed action, agreement or transaction involving Olink that would reasonably be expected to impede, interfere with, delay, postpone, adversely affect or prevent the consummation of the Offer, the Transactions, the Compulsory Redemption or the other transactions contemplated by the Purchase Agreement.

Each Supporting Shareholder further agreed to certain restrictions with respect to their Tender Shares, including restrictions on transfer, and agreed to comply with specified non-solicitation provisions with respect to any Acquisition Proposal.
Each Supporting Shareholder has agreed not to directly or indirectly, (i) create or permit to exist any lien, other than Permitted Liens (as defined in the Supporting Agreement), on any of such Supporting Shareholder’s Subject Shares, (ii) offer, transfer, sell (including short sell), assign, loan, encumber, gift, hedge, pledge, grant a participation interest in, hypothecate or otherwise dispose of (whether by sale, liquidation, dissolution, dividend or distribution), or enter into any derivative arrangement with respect to (collectively, “Transfer”), any of such Supporting Shareholder’s Subject Shares, or any right or interest therein (or consent to any of the foregoing), (iii) enter into any contract with respect to any Transfer of such Supporting Shareholder’s Subject Shares or any legal or beneficial or other interest therein, (iv) grant or permit the grant of any proxy, power-of-attorney or other authorization or consent in or with respect to any such Supporting Shareholder’s Subject Shares or any interest therein, (v) deposit or permit the deposit of any of such Supporting Shareholder’s Subject Shares into a voting trust, enter into a voting agreement, understanding or arrangement with respect to any of such Supporting Shareholder’s Subject Shares or tender any of such Supporting Shareholder’s Subject Shares in a tender offer or (vi) take or knowingly permit any other action that would in any way prohibit or materially restrict, limit or interfere with the performance of such Supporting Shareholder’s obligations under the Support Agreement or the consummation of the transactions contemplated thereby.
The Support Agreement terminates in various circumstances, including in the event of certain valid terminations of the Purchase Agreement. However, the Support Agreement survives the valid termination of the Purchase Agreement in specified circumstances, including that the Support Agreement survives until April 28, 2025 if the Purchase Agreement is terminated (i) by Buyer due to a breach by Olink of the Purchase Agreement, (ii) by Olink in order to enter into a definitive agreement with respect to a Superior Proposal and (iii) by Buyer in the event of a change in the Olink Board’s recommendation in accordance with the Purchase Agreement. Solely with respect to any director of Olink who is a party to the Support Agreement, the Support Agreement terminates upon a change in the Olink Board recommendation in accordance with the Purchase Agreement but subject to the survival of the transfer restrictions with respect to such directors in the Support Agreement.
The foregoing description of the Support Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Support Agreement, which is filed as Exhibit (d)(2) of the Schedule TO of which this Offer to Purchase forms a part. For a complete understanding of the Support Agreement, shareholders are encouraged to read the full text of the Support Agreement.
The Transfer Restriction Agreement
On October 17, 2023, as a condition and inducement to Parent’s willingness to enter into the Purchase Agreement and to consummate the Offer, Parent and Jon Heimer, Olink’s chief executive officer, acting in his capacity as a shareholder of Olink, executed and delivered to Parent a transfer restriction agreement in favor of Parent

(the “Transfer Restriction Agreement”). Mr. Heimer owns beneficially or is the record holder and beneficial owner of the number of Shares, including Shares underlying any ADSs, set forth opposite such his name on Schedule A of the Transfer Restriction Agreement (all such Shares set forth on Schedule A next to his name, the “Existing Shares”, and such Existing Shares, together with any Shares that are hereafter issued to or otherwise directly or indirectly acquired by Mr. Heimer prior to the valid termination of the Transfer Restriction Agreement in accordance with its terms, the “Heimer Subject Shares”). As of October 17, 2023, Mr. Heimer holds approximately 2.4% of outstanding Offer Securities.
Pursuant to and subject to the terms and conditions of the Transfer Restriction Agreement, Mr. Heimer has agreed, among other things, not to directly or indirectly, (i) create or permit to exist any Lien (as defined in the Transfer Restriction Agreement), other than Permitted Liens (as defined in the Transfer Restriction Agreement), on any of his Subject Shares (as defined in the Transfer Restriction Agreement), (ii) any of his Subject Shares, or any right or interest therein (or consent to any of the foregoing), (iii) enter into any contract with respect to any Transfer of his Subject Shares or any legal or beneficial or other interest therein, (iv) grant or permit the grant of any proxy, power-of-attorney or other authorization or consent in or with respect to any his Subject Shares or any interest therein, (v) deposit or permit the deposit of any of his Subject Shares into a voting trust, enter into a voting agreement, understanding or arrangement with respect to any of his Subject Shares or tender any of his Subject Shares in a tender offer or (vi) take or knowingly permit any other action that would in any way prohibit or materially restrict, limit or interfere with the performance of Mr. Heimer’s obligations under the Transfer Restriction Agreement or the consummation of the transactions contemplated thereby. Mr. Heimer is party to the Shareholder Agreement, and the Offer Securities he holds are subject to the Drag-Along.
Mr. Heimer may Transfer Heimer Subject Shares in the following circumstances: (i) if an entity, to any affiliate (as defined in the Transfer Restriction Agreement) of his, or (ii) if a natural person, (A) to any member of his immediate family, (B) to a trust for the sole benefit of him or any member of his immediate family, the sole trustees of which are him or any member of his immediate family, (C) by will or under the laws of intestacy upon the death of Mr. Heimer, (D) to a charitable organization, (iii) to any custodian or nominee for the purpose of holding such Heimer Subject Shares for the account of Mr. Heimer or its affiliates (provided that he maintain all investment and voting control to allow him to comply with the terms of the Transfer Restriction Agreement with respect to the Subject Shares), or (iv) in connection with the tender of Heimer Subject Shares in the Offer as provided thereunder and under the Purchase Agreement.
The Transfer Restriction Agreement terminates upon the valid termination of the Support Agreement in accordance with its terms.
The foregoing description of the Transfer Restriction Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Transfer Restriction Agreement, which is filed as Exhibit (d)(3) of the Schedule TO of which this Offer to Purchase forms a part. For a complete understanding of the Transfer Restriction Agreement, shareholders are encouraged to read the full text of the Transfer Restriction Agreement.
The Confidentiality Agreement
On June 25, 2023, Parent and Olink entered into a nondisclosure agreement (the “Confidentiality Agreement”) to facilitate certain exploratory discussions between the parties regarding a possible negotiated transaction involving Olink. Under the Confidentiality Agreement, Parent and its affiliates agreed, among other things, to keep confidential (subject to certain exceptions described in the Confidentiality Agreement) any non-public information about Olink on or after June 25, 2023, made available to the Parent or its representatives generally for a period of two years from the date of the Confidentiality Agreement (subject to an extended period for certain retained materials and as extended pursuant to the Purchase Agreement).
The foregoing description of the Confidentiality Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Confidentiality Agreement, which is filed as Exhibit (d)(4) of the Schedule TO of which this Offer to Purchase forms a part. For a complete understanding of the Confidentiality Agreement, shareholders are encouraged to read the full text of the Confidentiality Agreement.
The Exclusivity Agreement
On October 13, 2023, Parent and Olink entered into an exclusivity agreement (the “Exclusivity Agreement”) granting Parent exclusivity through 12:00 noon, New York time, on October 17, 2023 to induce Olink to, and to use reasonable best efforts to cause Summa Equity AB to, immediately cease all contacts, discussions and negotiations with any person other than Parent and its representatives with respect to any acquisition transaction involving Olink and work exclusively with Parent toward the signing and announcement of an acquisition of Olink by Parent. The Exclusivity Agreement expired upon execution of the Purchase Agreement.
The foregoing description of the Exclusivity Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Exclusivity Agreement, which is filed as Exhibit (d)(5) of the Schedule TO of which this Offer to Purchase forms a part. For a complete understanding of the Exclusivity Agreement, shareholders are encouraged to read the full text of the Exclusivity Agreement.
Agreements with Olink Executive Officers
On October 16, 2023, Parent entered into an Offer Letter (each, an “Offer Letter”) with each of Jon Heimer, Olink’s chief executive officer, and Carl Raimond, Olink’s President, and a Selling Shareholder Agreement (each, a “Selling Shareholder Agreement”) with each of Messrs. Heimer and Raimond, Rickard El Tarzi, Olink’s Chief Strategy Officer, and Ida Grundbert, Olink’s Chief Scientific Officer (each, a “Restricted Executive”). On October 16, 2023, Parent also entered into a Noncompetition Agreement and a Retention Bonus Agreement with Mr. Raimond (collectively with the Offer Letter with Mr. Raimond, the “Raimond Agreements”).
Each Selling Shareholder Agreement requires that each Restricted Executive, for a period of three (3) years following the date upon which the Offer is consummated: (i) not compete, directly or indirectly, with respect to: (a) products or services for the proteomics market or (b) other products or services that are substitutable for those described in clause (a), (ii) not solicit certain employees and consultants of Olink and its affiliates and (iii) not solicit the business of certain customers or clients, for purposes of marketing, offering or selling a product or service competitive with the business of Olink or any of its affiliates.
Under the terms of the Heimer Offer Letter, which is conditioned on and effective as of Olink becoming a wholly-owned subsidiary of Parent (although Parent may accelerate such effectiveness) (the “Effective Date”), Mr. Heimer will become Head of Strategic Partnership – Proteomics within the Life Sciences Group of Parent and continue to receive his current annual salary and target bonus opportunity. Pursuant to Mr. Heimer’s Offer Letter, in the event of a qualifying involuntary termination of employment without “cause”, he is entitled to accelerated vesting and payout of his then-unvested Unvested Option Replacement Awards and RSU Replacement Awards. In addition, under the terms of the Heimer Offer Letter, for twelve (12) months following a termination of Mr. Heimer’s employment, he will be subject to restrictions on competition and solicitation of customers, clients and employees. In exchange for such covenants, Mr. Heimer will receive up to 60% of his average monthly remuneration during the term of the restricted covenants.
The Raimond Agreements provide that, beginning on the Effective Date, Mr. Raimond will (i) serve as President – Proteomics Sciences, (ii) receive a salary of $525,000 and (iii) be eligible to receive an annual bonus with a target value of 75% of Mr. Raimond’s base salary. The Raimond Agreements also provide that Mr. Raimond will be eligible to receive an award of Thermo Fisher restricted stock units with a value of $2,000,000 vesting, subject to Mr. Raimond’s continuous employment with Thermo Fisher through the applicable date, 25% on the one-year anniversary of the Closing and 75% on the two-year anniversary of the Closing, as well as a cash retention award of $1,200,000, payable 50% on each of the one-year and the two-year anniversaries of the Closing, subject to the Mr. Raimond’s continuous employment with Thermo Fisher through the applicable payment date and achievement of goals relating to the integration of Olink with Thermo Fisher’s other businesses, Olink’s business activities and achievement of certain financial targets. In addition, pursuant to the Raimond Agreements, if Mr. Raimond incurs a qualifying involuntary termination of employment without “cause” (within the meaning of Thermo Fisher’s severance policy), then he is entitled to severance pay equal to the sum of twelve (12) months of base salary and his target annual bonus amount, subject to Mr. Raimond executing and not revoking a general release of claims, and the restricted period under his Selling Shareholder Agreement will be the shorter of the then-existing term of such restricted period or twelve (12) months from the date of termination.
The foregoing descriptions of the Heimer Offer Letter, Selling Shareholder Agreement and Raimond Agreements do not purport to be complete and are qualified in their entirety by reference to the full text of the Offer Letter and Selling Shareholder Agreement, which are filed as Exhibit (d)(6), (d)(7), (d)(9) and (d)(10) of the Schedule TO of which this Offer to Purchase forms a part. For a complete understanding of the Offer Letter and Selling Shareholder Agreement, shareholders are encouraged to read the full text of the Offer Letter and Selling Shareholder Agreement.

As of the date of this Offer to Purchase, Thermo Fisher presented certain key employees of Olink, including certain of Olink’s executive officers, with potential terms and conditions of continued employment with Olink following the Closing, including potential retention awards on similar terms and conditions as those provided to Mr. Raimond. Thermo Fisher has not yet presented such executive officers with a definitive agreement reflecting such terms and conditions, which therefore remain subject to negotiation until such an agreement has been entered into between Thermo Fisher and the applicable executive officer.
13.	Purpose of the Offer; Plans for Olink.
Purpose of the Offer. The purpose of the Offer is for Parent, through Buyer, to acquire all outstanding equity interests in Olink. The Offer, as the first step in the acquisition of Olink, is intended to facilitate the acquisition of all issued and outstanding Offer Securities. The purpose of the Compulsory Redemption is to acquire all issued and outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is consummated such that the number of Offer Securities validly tendered (and not properly withdrawn) prior to the time that the Offer expires, together with (i) the Offer Securities then owned by Parent or its subsidiaries and (ii) the Offer Securities that will be transferred at the Closing to Buyer pursuant to the Support Agreement, represents at least one Share more than 90% of the total number of Shares outstanding at the time of the expiration of the Offer, Parent and Buyer intend to effectuate and cause to be effectuated, the commencement and consummation by Buyer of the procedures (including the appointment of arbitrators and the composition of an arbitration tribunal) set out in Chapter 22 of the Swedish Companies Act for the Compulsory Redemption of any outstanding Shares to accommodate 100% ownership in Olink by Buyer.
Former holders of Offer Securities whose Offer Securities are purchased in the Offer will cease to have any equity interest in Olink and will no longer participate in the future growth of Olink. If the Compulsory Redemption is consummated, the current holders of Offer Securities will no longer have an equity interest in Olink, regardless of whether they tender their Offer Securities in connection with the Offer, and instead will only have the right to receive the Offer Consideration, subject to the Arbitral Tribunal proceedings discussed in Section 17—“Certain Legal Matters; Regulatory Approvals—Compulsory Redemption”.
Plans for Olink. Except as otherwise set forth in this Offer to Purchase, it is currently expected that, following the consummation of the Offer (whether consummated for Shares and ADSs representing one Share more than 90% of the issued and outstanding Shares (excluding any Shares held in treasury by Olink or owned by any of Olink’s subsidiaries) or, in Buyer’s sole discretion, for any lower percentage), the business and operations of Olink will be continued substantially as they are currently being conducted. Parent currently intends to continue to evaluate the business and operations of Olink after the consummation of the Offer and the Compulsory Redemption and will take such actions as it deems appropriate under the circumstances then existing. Upon consummation of the Compulsory Redemption, Olink will become part of Parent’s Life Sciences Solutions segment.
To the extent Buyer chooses, in its sole discretion, to acquire Shares and ADSs representing less than 90% but greater than 50% of the issued and outstanding Shares (excluding any Shares held in treasury by Olink or owned by any of Olink’s subsidiaries), Buyer would hold a majority of the outstanding equity interests in Olink but Chapter 22 of the Swedish Companies Act would not be available to Buyer to effect the Compulsory Redemption, and the non-tendering shareholders would continue to hold their Shares as minority shareholders and would have any rights granted to minority shareholders under applicable Swedish law. Upon Buyer’s acquisition of a majority of Olink, Olink would qualify as a “controlled company” under the Nasdaq listing rules and Buyer would be able to, and Buyer currently expects that it would, subject to and in accordance with Swedish law, elect all of the directors of the Olink Board. In the event Olink ceases to meet the listing requirements under the Nasdaq rules, Buyer will cause the ADSs to be delisted from Nasdaq and deregistered under the Exchange Act, as discussed in Section 14—“Certain Effects of the Offer—Stock Quotation; Exchange Act Registration”. Buyer is under no obligation to reduce or waive the Minimum Tender Condition and may elect, in its sole discretion, to permit the Offer to expire without consummating the Offer.
Except as described above or elsewhere in this Offer to Purchase (including Section 12—“The Transaction Agreements—The Offer to Purchase”, this Section 13 and Section 14—“Certain Effects of the Offer”), from the date of the Purchase Agreement until the earlier of the consummation of the Compulsory Redemption or the date the Purchase Agreement is validly terminated, neither Buyer nor Parent has any present plans or proposals that would result in (i) any extraordinary transaction involving Olink (such as a merger, reorganization or liquidation), (ii) any purchase, sale or transfer of a material amount of assets of Olink, (iii) any material change in Olink’s capitalization or dividend rate or policy or indebtedness, (iv) any change in the present board of directors or management of Olink, (v) any other material change in Olink’s corporate structure or business, (vi) any class of equity securities of Olink being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association, (vii) any class of equity securities of Olink becoming eligible for termination of registration pursuant to Section 12(g) of the Exchange Act, (viii) the suspension of Olink’s obligation to file reports under Section 15(d) of the Exchange Act, (ix) the acquisition by any person of additional securities of Olink, or the disposition of securities of Olink, or (x) any changes in Olink’s charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of the subject company.
14.	Certain Effects of the Offer.
Because the Compulsory Redemption will be governed by the Swedish Companies Act, no shareholder vote will be required to consummate the Compulsory Redemption. Following the consummation of the Offer and assuming that the Minimum Tender Condition was satisfied and not reduced in accordance with the Purchase Agreement, subject to the satisfaction or waiver of the remaining conditions set forth under Swedish law related to the Compulsory Redemption, Parent, Buyer and Olink will consummate the Compulsory Redemption as soon as practicable.
Market for Shares. The purchase of ADSs pursuant to the Offer will reduce the number of holders of ADSs and the number of ADSs that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining ADSs held by shareholders other than Buyer and Parent.
Stock Quotation. The ADSs are currently quoted on Nasdaq. However, the rules of Nasdaq establish certain criteria that, if not met, could lead to the discontinuance of quotation of Shares from Nasdaq. Among such criteria are the number of shareholders, the number of shares publicly held and the aggregate market value of the shares publicly held. If, as a result of the purchase of ADSs pursuant to the Offer or otherwise, ADSs no longer meet the requirements of Nasdaq for continued quotation and the quotation of Shares is discontinued, the market for ADSs would be adversely affected. Parent and Buyer currently intend to cause the delisting of the ADSs from Nasdaq, as promptly as practicable after the Acceptance Time, as permitted by applicable law and the rules of Nasdaq. We also plan to effectuate, or cause to be effectuated, the commencement and consummation by Buyer of the Compulsory Redemption following the consummation of the Offer. If the Compulsory Redemption takes place, Olink will no longer be publicly traded.
Margin Regulations. The ADSs are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which designation has the effect, among other effects, of allowing brokers to extend credit on the collateral of ADSs. Depending upon factors similar to those described above regarding the market for ADSs and stock quotations, it is possible that, following the Offer, ADSs would no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.
Exchange Act Registration. The ADSs are currently registered under the Exchange Act. Such registration may be terminated upon application by Olink to the SEC if ADSs are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of ADSs under the Exchange Act would substantially reduce the information required to be furnished by Olink to its shareholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Olink, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with shareholders meetings and the related requirement of furnishing an annual report to shareholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of Olink and persons holding “restricted securities” of Olink to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of ADSs under the Exchange Act were terminated, ADSs would no longer be “margin securities” or be eligible for quotation on Nasdaq as described above. Parent and Buyer currently intend to cause Olink to terminate the registration of ADSs under the Exchange Act (and as permitted by applicable law, the requirement to make filings under the Exchange Act), as promptly as practicable after the Closing and as soon as the requirements for termination of registration are met.

15.	Dividends and Distributions.
The Purchase Agreement provides that from the date of the Purchase Agreement until the earlier of the consummation of the Compulsory Redemption or the date the Purchase Agreement is validly terminated in accordance with its terms, Olink will not establish declare, accrue, set aside or pay any dividends on or make any other distribution (whether in cash, stock or property) in respect of any of its share capital or other Shares and ADSs or any Olink Stock Options or Olink RSUs.
16.	Conditions to the Offer.
The obligation of Buyer to accept for payment and pay for Offer Securities validly tendered (and not properly withdrawn) pursuant to the Offer is subject to the satisfaction or waiver, as applicable, of the conditions set forth below. Accordingly, notwithstanding any other provision of the Offer or the Purchase Agreement to the contrary, Buyer will not be required to accept for payment or (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Buyer’s obligation to pay for or return tendered Offer Securities promptly after the termination or withdrawal of the Offer)) pay for, and may delay the acceptance for payment of, or (subject to any such rules and regulations) the payment for, any tendered Offer Securities, in the event that any of the conditions set forth below have not been satisfied or waived (to the extent permitted by applicable laws) in writing by Parent at any scheduled Expiration Time:
The Offer is conditioned upon the satisfaction or waiver (to the extent permitted by the Purchase Agreement) of the following conditions:
•	satisfaction of the Minimum Tender Condition;
•
expiration or termination of any waiting period (or any extension thereof) applicable to the Offer under any Applicable Regulatory Laws, and obtaining of any relevant approvals, consents or waivers pursuant to the Applicable Regulatory Laws specified in the Purchase Agreement;

•
the absence of any judgment, injunction, rule, order or decree (whether temporary, preliminary or permanent) entered, enacted, promulgated, enforced or issued by any court or Governmental Body of competent jurisdiction or voluntary timing agreement with a Governmental Body, in each case, that is then in effect that prohibits, renders illegal or enjoins, the consummation of the Offer or imposes a Remedy Action (as defined in Section 12—“Transaction Agreements—The Purchase Agreement”) that is not a Permitted Remedy Action (as defined in Section 12—“Transaction Agreements—The Purchase Agreement”) under the Purchase Agreement, or any pending action by any applicable Governmental Body that challenges or seeks to make illegal, prohibits or otherwise prevents the consummation of the Offer or the acquisition of Offer Securities by Parent or Buyer under any Applicable Regulatory Law or to impose a Remedy Action that is not a Permitted Remedy Action;

•
the compliance and performance of Olink in all material respects with all of its agreements and covenants required to be performed or complied with by it under the Purchase Agreement on or before the Acceptance Time;

•
specified representations and warranties of Olink with respect to the absence of any event, circumstance, occurrence, effect, fact, development or change that has had, individually or in the aggregate, a Company Material Adverse Effect must have been true and correct in all respects as of the date of the Purchase Agreement;

•
specified representations and warranties of Olink with respect to its capitalization must have been true and correct in all respects, except for de minimis inaccuracies, in each case as of the date of the Purchase Agreement and as of the Expiration Time as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case on and as of such earlier date);

•
specified representations and warranties of Olink with respect to its corporate organization, authorization, capitalization, subsidiaries, no breach, brokerage and opinions, must have been true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) in all material respects, in each case as of the date of the Purchase Agreement and as of the Expiration Time as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case on and as of such earlier date);

•
all other representations and warranties of Olink contained in the Purchase Agreement must have been true and correct as of the date of the Purchase Agreement and as of the Expiration Time as though made on and as of such date (except to the extent such representation and warranty expressly speaks as of an earlier date and time, in which case on and as of such earlier date) except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect”) has not had a Company Material Adverse Effect (as defined in the Purchase Agreement and as described in more detail in Section 12—“The Transaction Agreements—The Purchase Agreement”);

•
delivery to Parent of a certificate dated as of the Expiration Time signed on behalf of the Company by the chief executive or financial officer of the Company to the effect that the conditions set forth in the preceding five paragraphs have been satisfied as of the Expiration Time;

•
that since the date of the Purchase Agreement there has not occurred any change, effect, event, inaccuracy, occurrence or other matter that has had a Company Material Adverse Effect, which is ongoing as of the Expiration Time (the “MAE Condition”); and

•	that the Purchase Agreement has not been terminated pursuant to its terms.
The foregoing conditions constitute all conditions that must be satisfied or waived (to the extent such waiver is permitted by applicable law and the terms of the Purchase Agreement) as of the Expiration Time to require Buyer to accept for payment and pay for Offer Securities validly tendered (and not properly withdrawn) as of the Expiration Time. Such conditions are subject to the rights of Parent and Buyer to extend, terminate, amend and/or modify the Offer pursuant to and in accordance with the Purchase Agreement.
The Offer Conditions are for the benefit of Parent and Buyer and may be waived (where permitted by applicable law) by Parent or Buyer in whole or in part at any time or from time to time prior to the Expiration Time, in each case, subject to the terms and conditions of the Purchase Agreement. The failure by Parent or Buyer at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, and each such right will be deemed an ongoing right which may be asserted at any time and from time to time. In accordance with Rule 14d-6(c) of the Exchange Act, any material change in information provided or sent to Olink shareholders will be promptly disclosed to such Shareholders by an amendment to this Offer to Purchase.
The condition relating to the expiration or termination of the waiting period (and extensions thereof) under the HSR Act applicable to the Offer and the other transactions contemplated by the Purchase Agreement has been satisfied by the expiration of the waiting period applicable to the Offer under the HSR Act.
17.	Certain Legal Matters; Regulatory Approvals.
General. Except as described in this Section 17, based on its examination of publicly available information filed by Olink with the SEC, other publicly available information concerning Olink and other information made available to Buyer by Olink, Buyer is not aware of any governmental license or regulatory permit that appears to be material to Olink’s business that might be adversely affected by Buyer’s acquisition of Offer Securities as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Offer Securities by Buyer or Parent as contemplated herein. Should any such approval or other action be required, Buyer currently contemplates that such approval or other action will be sought. Except for observance of the waiting periods and the obtaining of the required approvals summarized under the sub-heading “United States Antitrust Compliance”, “German Merger Control Compliance”, “Iceland Merger Control Compliance” and “Foreign Competition and Investment Laws” below in this Section 17, we do not currently intend to delay acceptance for payment of Offer Securities validly tendered and not properly withdrawn pursuant to the Offer pending the outcome of any such matter. However, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to Olink’s business, any of which under certain conditions specified in the Purchase Agreement could cause Buyer to elect to terminate the Offer without the purchase of Offer Securities thereunder. Additionally, Parent and Buyer have the right, pursuant to the Purchase Agreement, to extend the Expiration Time and thereby delay acceptance for payment of, or payment for, Shares or ADSs until the Regulatory Condition and the other conditions to the Offer have been satisfied but will not, for the avoidance of doubt, delay the Acceptance Time following the occurrence of the Expiration Time pending receipt of any necessary regulatory approvals. See Section 16—“Conditions to the Offer”.

United States Antitrust Compliance. Under the HSR Act, certain transactions may not be consummated until certain information and documents have been furnished to the FTC and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) and certain waiting period requirements have been satisfied. The requirements of the HSR Act apply to Buyer’s acquisition of Offer Securities in the Offer.
Under the HSR Act, the purchase of Offer Securities in the Offer may not be completed until the expiration of a fifteen (15)-calendar day waiting period, unless the waiting period is terminated earlier, extended for additional fifteen (15)-day periods due to Parent voluntarily withdrawing and refiling or extended by a request for additional information or documentary material (a “Second Request”). If the FTC or Antitrust Division issues a Second Request prior to the expiration of the initial waiting period, the parties must observe a ten (10)-day waiting period, which would begin to run only after Parent has substantially complied with the Second Request, unless the waiting period is terminated earlier or the parties otherwise agree not to consummate the Offer for a certain period of time. The purchase of Offer Securities in the Offer is subject to the provisions of the HSR Act, and therefore cannot be completed until Parent files a notification and report form with the FTC and the Antitrust Division and the applicable waiting period has expired or been terminated. Olink and Parent made the necessary filings with the FTC and the Antitrust Division on or about October 26, 2023. The required waiting period applicable to the Offer under the HSR Act has expired. Accordingly, the condition relating to the expiration or termination of the waiting period (and extensions thereof) under the HSR Act applicable to the Offer and the other transactions contemplated by the Purchase Agreement has been satisfied.
At any time before or after the purchase of Offer Securities by Buyer, notwithstanding the termination or expiration of the waiting period under the HSR Act, the FTC or the Antitrust Division could take any action under the antitrust laws, including seeking to enjoin the purchase of Offer Securities in the Offer, seeking divestiture of substantial assets of the parties, or requiring the parties to license or hold separate assets or modify or terminate existing relationships and contractual rights, or impose a restriction, requirement or limitation on the operation of the business. At any time before or after the completion of the purchase of Offer Securities in the Offer, and notwithstanding the termination or expiration of the waiting period under the HSR Act, any state or foreign jurisdiction could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Private parties may also seek to take legal actions under the antitrust laws under certain circumstances. We cannot be certain that a challenge to the purchase of Offer Securities in the Offer will not be made or that, if a challenge is made, we will prevail. See Section 12—“The Transaction Agreements”, under the sub-heading “Reasonable Best Efforts” and Section 16—“Conditions to the Offer”.
Germany Merger Control Compliance. The completion of the Transactions is subject to merger control approval by the German Federal Cartel Office (the “German Bundeskartellamt”) or other circumstances that would be commonly and reasonably considered a sufficient indication that the German Bundeskartellamt is not objecting to, are not or are no longer reviewing or are not challenging the Transactions. On November 22, 2023, Parent filed a notification with the German Bundeskartellamt. Regulatory approval from the German Bundeskartellamt is typically received within one month from the submission of the required filing, unless the German Bundeskartellamt opens a Phase 2 review of the Transactions, which can take up to four additional months following the submission of the initial filing with the German Bundeskartellamt (subject to suspensions of the review period, resulting in a prolongation of the total possible review period, in certain circumstances).
Iceland Merger Control Compliance. The completion of the Transactions is subject to merger control approval by the Icelandic Competition Authority or other circumstances that would be commonly and reasonably considered a sufficient indication that the Icelandic Competition Authority is not objecting to, are not or are no longer reviewing or are not challenging the Transactions. On November 22, 2023, Parent filed a notification with the Icelandic Competition Authority. Regulatory approval from the Icelandic Competition Authority is typically received within twenty-five (25) business days from the submission of the required filing, unless the Icelandic Competition Authority opens a Phase 2 review of the Transactions, which can take up to an additional ninety (90) business days to review the transaction, (subject to suspensions of the review period, resulting in a prolongation of the total possible review period, in certain circumstances).
Foreign Competition and Investment Laws. Based on information that may become available after the date hereof, Parent and Buyer may be required to make additional filings under other Applicable Antitrust Laws. In addition, Parent and Buyer may be required to make submissions under Applicable Foreign Investment Laws that become applicable to the Offer after the date hereof. In the event of the foregoing, requirements under such Applicable Antitrust Laws or Applicable Foreign Investment Laws must be complied with and, to the extent applicable, relevant approvals must be obtained in order to consummate the Offer.
Sweden has enacted a Foreign Direct Investment Review Act (the “FDI Act”) that came into effect on December 1, 2023. As of the filing of this Offer to Purchase, the final implementing regulations under the FDI Act have not been published. Parent and Buyer submitted a notification pursuant to the FDI Act on December 1, 2023 in Sweden in anticipation of the possibility that the Swedish Inspectorate of Strategic Products (the “ISP”) deems Olink's activities eligible for protection under the final implementing regulations under the FDI Act. Regulatory approval under the FDI Act would typically be received within twenty-five (25) business days from the submission of the required notification if the notification is deemed complete by the ISP or, if the initial notification is not deemed complete, the date that the notification is otherwise deemed complete by the ISP. In the event the ISP determines to conduct a second phase review of the Transactions, such enhanced review can take up to an additional three to six months.
“Going Private” Transactions. The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain “going private” transactions. Buyer believes that Rule 13e-3 under the Exchange Act will not be applicable to the Compulsory Redemption because (i) Buyer was not, at the time the Purchase Agreement was executed and is not, an affiliate of Olink for purposes of the Exchange Act, (ii) Buyer anticipates that the Compulsory Redemption will be effected as soon as practicable after the consummation of the Offer and (iii) in the Compulsory Redemption, shareholders will only have the right to receive the Offer Consideration, subject to the Arbitral Tribunal proceedings discussed under the subheading “Compulsory Redemption” in this Section 17.
Litigation. To the knowledge of Parent and Buyer, as of October 27, 2023, there is no pending litigation against Parent, Buyer or Olink in connection with the Offer or the Compulsory Redemption.
Compulsory Redemption. Swedish law does not require shareholder approval of the Compulsory Redemption. Under Chapter 22 of the Swedish Companies Act, upon obtaining 90% plus one Share of the outstanding Shares, Buyer will become statutorily entitled to buy the remaining Shares not then held by the Buyer to accommodate 100% ownership in Olink by Parent and Buyer, and any person whose Shares may be so compulsorily acquired is correspondingly statutorily entitled to compel the Buyer to purchase its Shares. Assuming that Parent and Buyer have obtained 90% plus one Share of the outstanding Shares, Parent and Buyer shall effectuate, or cause to be effectuated, the commencement and consummation by Buyer of the Compulsory Redemption and, to the extent applicable, in accordance with Rule 13(e)-3(g)(1) under the Exchange Act.
In connection with the Compulsory Redemption process, arbitration shall be conducted by an arbitral tribunal (the “Arbitral Tribunal”) composed of three arbitrators. One arbitrator shall be nominated by Buyer when Buyer first requests compulsory redemption, and one arbitrator shall be nominated jointly by the minority shareholders who have not tendered, or who have properly withdrawn, their Offer Securities in the Offer, and in the absence of such an agreement among the minority shareholders, the Board shall request that the Swedish Companies Registration Office (Sw. Bolagsverket) appoints a trustee (Sw. God man) to act for the minority shareholders, who in turn will nominate the second arbitrator, and those two arbitrators shall nominate by mutual agreement the third arbitrator who shall serve as chair of the Arbitral Tribunal.
If there is a disagreement between the Parent and Buyer and the minority shareholders regarding the price for the outstanding Offer Securities to be purchased in the Compulsory Redemption, the disagreement will be decided by the Arbitral Tribunal, based on the provisions of the Swedish Companies Act. The redemption price in the Compulsory Redemption will equal the Offer Consideration unless the Arbitral Tribunal determines that special cause dictates another price. An Arbitral Tribunal can only determine a price which is within the range requested by the respective parties, meaning not lower than the lowest requested price and not higher than the highest requested price. An Arbitral Tribunal may find special cause if, for example, a long period has elapsed between Closing and the commencement of the Compulsory Redemption, there has been a material change in circumstances in the period between Closing and the commencement of the Compulsory Redemption or if the Arbitral Tribunal determines that the Offer materials were misleading or contained material deficiencies. Given that Buyer will propose to pay an amount equal to the Offer Consideration in the Compulsory Redemption, as required by the Purchase Agreement, the price per Share or ADS received in the Compulsory Redemption cannot be lower than the Offer Consideration (unless a minority shareholder seeks to be paid an amount lower than the Offer Consideration). It is not currently possible to determine when the Compulsory Redemption will conclude.

18.	Fees and Expenses.
Parent and Buyer have retained Georgeson LLC to act as the Information Agent, The Bank of New York Mellon to act as the ADS Tender Agent and DNB Markets, a part of DNB Bank ASA, Sweden Branch to act as the Share Tender Agent, in connection with the Offer. The Information Agent may contact holders of Offer Securities by mail, telephone, telecopy, telegraph and personal interview and may request brokers, dealers, commercial banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners of Shares.
The Information Agent and the Tender Agents all will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable expenses, and will be indemnified against certain liabilities and expenses in connection therewith.
Neither Parent nor Buyer will pay any fees or commissions to any broker or dealer or to any other person (other than to the Tender Agents and the Information Agent) in connection with the solicitation of tenders of Offer Securities pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by Buyer for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.
19.	Miscellaneous.
The Offer is not being made to holders of Offer Securities in any jurisdiction in which the making of the Offer would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In those jurisdictions where applicable laws or regulations require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Buyer by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Buyer.
No person has been authorized to give any information or to make any representation on behalf of Parent or Buyer not contained herein, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person will be deemed to be the agent of Parent, Buyer, the Tender Agents or the Information Agent for the purpose of the Offer.
Parent and Buyer have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. On the same day as this Offer to Purchase, Olink will have filed with the SEC a Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the Board Recommendation and the reasons for such Board Recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth under Section 9—“Certain Information Concerning Parent and Buyer”.
Orion Acquisition AB
November 30, 2023

SCHEDULE I

INFORMATION RELATING TO PARENT AND BUYER
Thermo Fisher Scientific Inc.
The following table sets forth information about the directors and executive officers of Thermo Fisher Scientific Inc. (“Parent”) as of October 27, 2023. The current business address of each person, unless otherwise noted, is Thermo Fisher Scientific Inc., 168 Third Avenue, Waltham, Massachusetts 02451. All directors and executive officers listed below are citizens of the United States, other than Mr. Sørensen, who is a citizen of Denmark, Mr. Weisler, who is a citizen of Australia, and Mr. Pettiti, who is a citizen of Italy. Each director is identified by an asterisk.
Name	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years
Marc N. Casper*
Mr. Casper, age 55, has been President and Chief Executive Officer of Parent since 2009, and was also elected Chairman of Parent’s board in February 2020. He currently serves on the board of Synopsys, Inc., and previously served on the board of US Bancorp until 2021.

Scott M. Sperling*
Mr. Sperling, age 65, has been a director of Parent since 2006. Mr. Sperling has served as Co-Chief Executive Officer of Thomas H. Lee Partners LP, a private equity firm, located at 100 Federal Street, Suite 3500, Boston, Massachusetts 02110, since 1994. Mr. Sperling currently serves on the board of Agiliti, Inc., and previously on the board of iHeart Media, Inc. and The Madison Square Garden Company.

Nelson J. Chai*
Mr. Chai, age 58, has been a director of Parent since 2010. Since 2018, he has served as Chief Financial Officer of Uber Technologies, Inc., a global ride-hailing technology company, located at 1515 Third Street, San Francisco, California 94158.

Ruby R. Chandy*
Ms. Chandy, age 61, has been a director of Parent since 2022. Ms. Chandy was formerly President of the Industrial Division of Pall Corporation, located at 25 Harbor Park Drive, Port Washington, New York 11050, from 2012 through 2015. From 2001 to 2007, Ms. Chandy held various roles at Parent. She currently serves on the board of Dupont de Nemours, Inc. and Flowserve Corporation, and previously served on the board of Ametek, Inc.

C. Martin Harris, MD*
Dr. Harris, age 67, has been a director of Parent since 2012. Since 2016, he has served as Vice President for Medical Affairs, Chief Business Officer and Professor of the Department of Internal Medicine of Dell Medical School at the University of Texas at Austin, located at 1501 Red River Street, Austin, Texas 78712. Previously, he was Interim Vice President for Medical Affairs at the University of Texas, Austin, from 2021 to 2023. Dr. Harris is currently a director of Agiliti, Inc., Colgate-Palmolive Company, and MultiPlan Corporation, and he previously served on the board of HealthStream Inc. and Invacare Corporation.

Tyler Jacks, PhD*
Dr. Jacks, age 62, has been a director of Parent since 2009. Since 2021, he has served as President of Break Through Cancer, located at 101 Rogers St., Suite 3A, Cambridge, MA 02142. At the Massachusetts Institute of Technology, located at 500 Main Street, 76-453, Cambridge, Massachusetts 02142, he has served as Professor of the Department of Biology and Center for Cancer Research of the Koch Institute since 1992, and Founding Director of the Integrative Cancer Research from 2001 to 2021. From 1994 to 2021, he also served as an investigator with the Howard Hughes Medical Institute, a non-profit medical research organization. He currently serves as a director of Amgen Inc.

Jennifer M. Johnson*
Ms. Johnson, age 59, has been a director of Parent since July 2023. She has served as President and Chief Executive Officer of Franklin Resources, Inc., located at 1 Franklin Parkway, San Mateo, California 94403, since 2020. Previously, Ms. Johnson served as President and Chief Operating Officer of Franklin Resources from 2017 to 2020. Ms. Johnson serves on the board of Franklin Resources, Inc.

Name	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years
R. Alexandra (Alex) Keith*
Ms. Keith, age 55, has been a director of Parent since 2020. She has been Chief Executive Officer of P&G Beauty and Executive Sponsor, Corporate Sustainability, located at Route de Saint Georges 47, 1213 Petit-Lancy GE, Switzerland since 2019. Previously at P&G, Ms. Keith served as President, Global Hair Care & Beauty Sector, from 2017 to 2019.

James C. Mullen*
Mr. Mullen, age 65, has been a director of Parent since 2018. He served as Executive Chair of the Board of Editas Medicine, Inc., located at 11 Hurley St., Cambridge, Massachusetts 02141, from 2022 to 2023, and previously served as Chairman, President and Chief Executive Officer from 2021 to 2022. Mr. Mullen previously served as Chief Executive Officer of Patheon N.V., a leading global provider of pharmaceutical development and manufacturing services from February 2011 until its acquisition by Parent in August 2017. Mr. Mullen previously served on the board of Insulet Inc., and Patheon N.V.

Lars R. Sørensen*
Mr. Sørensen, age 69, has been a director of Parent since 2016. Mr. Sørensen also served as a director of Parent from 2011 to 2015. He is currently serving as Vice Chairman of Ferring Pharmaceuticals SA, located at Chem. de la Vergognausaz 50, 1162 Saint-Prex, Switzerland, and previously served as Executive Chairman from 2022 to 2023 and Chairman from 2021 to 2022. He also previously served on the board of directors of Carlsberg AS and Essity Aktiebologet.

Debora L. Spar*
Dr. Spar, age 60, has been a director of Parent since 2019. Since 2018, Dr. Spar has served as the Professor of Business Administration at Harvard Business School, located at 117 Western Ave, Morgan Hall 143, Soldiers Field Road, Boston, Massachusetts 02163, and Senior Associate Dean for Business in Global Society since 2021, and previously served as Senior Associate Dean of Harvard Business School Online from 2019 to 2021. She previously served as director of Goldman Sachs & Co. LLC and Northern Star Acquisition Company.

Dion J. Weisler*
Mr. Weisler, age 56, has been a director of Parent since 2017. He served as President and Chief Executive Officer of HP Inc., located at 1501 Page Mill Road, M/S 1300, Palo Alto, California 94304, from 2015 to 2019. He is currently a director of Intel Corporation and BHP, and previously served on the board of HP, Inc.

Stephen Williamson
Mr. Williamson, age 56, has served as Senior Vice President and Chief Financial Officer of Parent since 2015. Mr. Williamson served on the board of International Flavors and Fragrances Inc. until March 2023.

Michel Lagarde
Mr. Lagarde, age 49, was named Executive Vice President of Parent in 2019 and became Chief Operating Officer of Parent in 2022. Previously, Mr. Lagarde served as Executive Vice President of Parent from September 2019 through 2022. He joined Parent as Senior Vice President and President, Pharma Services through the acquisition of Patheon in 2017. Mr. Lagarde serves on the board of Vertex Pharmaceuticals Incorporated.

Gianluca Pettiti
Mr. Pettiti, age 45, became Executive Vice President of Parent in December 2021. From 2019 through 2021, he was Senior Vice President and President, Specialty Diagnostics, of Parent and from 2018 through 2019 he was President of Biosciences of Parent. Mr. Pettiti currently serves on the board of Butterfly Network Inc.

Michael A. Boxer	Mr. Boxer, age 61, joined Parent in January 2018 as Senior Vice President and General Counsel.
Lisa P. Britt	Ms. Britt, age 55, has been Senior Vice President and Chief Human Resources Officer of Parent since 2017.
Joseph R. Holmes	Mr. Holmes, age 45, has been Vice President and Chief Accounting Officer of Parent since 2021. Previously, Mr. Holmes served as Senior Director, Technical Accountant of Parent from 2017 to 2021.

Orion Acquisition AB
The following table sets forth information about directors of Orion Acquisition AB (“Buyer”) as of October 27, 2023. The current business address of each person is Thermo Fisher Scientific Inc., 168 Third Avenue, Waltham, Massachusetts 02451. Mr. Smith is a citizen of the United States. Messrs. van der Zande and Monster are citizens of the Netherlands. Each director is identified by an asterisk.
Name	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years
Anthony H. Smith*	Mr. Smith has been a director of Buyer since 2023. He has been Vice President of Tax and Treasury and Treasurer of Parent for the last five years.
Bram Monster*	Mr. Monster has been a director of Buyer since 2023. He has been employed for the last five years by Thermo Fisher Scientific B.V., including as Tax Director.
Petrus van der Zande*	Mr. van der Zande has been a director of Buyer since 2023. He has been Senior Director Finance and Tax Operations, EMEA of Parent for the last five years.

The Share Tender Agent for the Offer is
DNB MARKETS, A PART OF DNB BANK ASA, SWEDEN BRANCH

Attn: Markets, Securities Services & Custody
Regeringsgatan 59, 105 88
Stockholm, Sweden
emissioner@dnb.se
The ADS Tender Agent for the Offer is:
THE BANK OF NEW YORK MELLON
By Mail: The Bank of New York Mellon Attn: Voluntary Corporate Actions, COY: OLIB P.O. Box 43011 Providence, RI 02940-3011	By Overnight Courier: The Bank of New York Mellon Attn: Voluntary Corporate Actions, COY: OLIB 150 Royall Street, Suite V Canton, MA 02021
Questions and requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth below. Requests for copies of the Offer to Purchase and the related ADS Letter of Transmittal and Acceptance Form for Shares may be directed to the Information Agent. Such copies will be furnished promptly at Buyer’s expense. Shareholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer. Buyer will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent or the Tender Agents) for soliciting tenders of Shares pursuant to the Offer.
The Information Agent for the Offer is:

1290 Avenue of the Americas, 9th Floor
New York, NY 10104

Shareholders, Banks and Brokers
Call Toll Free:
+1 866 821 2550

Outside U.S. & Canada:
+1 781 222 0033

Sweden:
+46 846 007 389

Email: olink@georgeson.com